Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of April 21, 2026

by and among

KASHIV BIOSCIENCES, LLC,

(the “Company”),

THE “SELLERS” NAMED HEREIN,

KB SELLER REPRESENTATIVE, LLC

(the “Seller Representative”),

and

AMNEAL PHARMACEUTICALS, INC.

(“Buyer”)

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3.8	Intellectual Property	31

3.9	Information Technology Matters, AI Activities and Data Privacy	33

3.10	Title to Assets; Real Property	34

3.11	Taxes	36

3.12	Employee Matters	38

3.13	Contracts	42

3.14	Regulatory Matters	44

3.15	Accounts Receivable	46

3.16	Accounts Payable	46

3.17	Undisclosed Liabilities; Indebtedness	47

3.18	Bank Accounts	47

3.19	Conflicts of Interest; Affiliate Transactions	47

3.20	Trade Compliance; Customs Laws	48

3.21	Environmental Matters	48

3.22	Insurance	49

3.23	Brokerage and Finder’s Fee	49

3.24	Company Information	49

3.25	Sufficiency of Assets	50

3.26	No Other Representations and Warranties	50

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE SELLER REPRESENTATIVE		51

4.1	Ownership of Membership Interests	51

4.2	Organization and Standing; Power and Authority	51

4.3	Conflicts, Consents and Approvals	52

4.4	Litigation	52

4.5	Brokerage and Finder’s Fee	53

4.6	Absence of Claims by Such Person	53

4.7	Accredited Investors	53

4.8	Certain Indian Law Matters	53

4.9	Disclaimer of Representations and Warranties	54

ARTICLE V COVENANTS OF THE PARTIES		54

5.1	Conduct of the Parties Prior to Closing	54

5.2	Releases	55

5.3	Efforts; Consents; Regulatory Filings	55

5.4	Non-Competition; Non-Solicitation; Non-Disclosure Covenants	58

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5.5	Further Actions	59

5.6	Public Announcements	59

5.7	D&O Indemnification	60

5.8	Access to Information	60

5.9	Notification of Certain Matters	61

5.10	Development of the Products; Access to Information	62

5.11	Exclusivity	63

5.12	Employee Matters	64

5.13	RW Policy	66

5.14	Financial Statements	66

5.15	[Reserved.]	68

5.16	Books and Records	68

5.17	[Reserved.]	68

5.18	Maximum Cash Amount	68

5.19	Proxy Statement	68

5.20	Buyer Meeting	69

5.21	Form S-3 Registration; Supplemental Listing	70

5.22	Treatment of Company Group Debt	71

5.23	Compliance with ISRA	71

5.24	Termination of Affiliate Agreements	72

ARTICLE VI CLOSING CONDITIONS		73

6.1	Conditions to Obligations of the Company and the Sellers	73

6.2	Conditions to Obligations of Buyer	74

6.3	Frustration of Closing Conditions	76

ARTICLE VII TAX MATTERS		76

7.1	Straddle Period	76

7.2	Tax Contests	77

7.3	Transfer Taxes	77

7.4	Tax Returns	77

7.5	Cooperation	78

7.6	Allocation Statement	79

7.7	Tax Treatment	79

ARTICLE VIII INDEMNIFICATION		79

8.1	Survival	79

8.2	Indemnification Obligations	80

8.3	Procedures	80

8.4	Limitations on Indemnification	82

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ARTICLE IX MISCELLANEOUS		84

9.1	Notices	84

9.2	Interpretation	86

9.3	Counterparts	86

9.4	Entire Agreement	86

9.5	Third Party Beneficiaries	86

9.6	Governing Law; Resolution of Disputes	86

9.7	Specific Performance	86

9.8	Assignment	87

9.9	Expenses	87

9.10	Severability	87

9.11	Counsel and Advisors	87

9.12	Amendment; Waiver	87

9.13	Construction	88

9.14	Legal Representation	88

9.15	Seller Representative	89

9.16	Disclosure Letters	91

9.17	Allocation Schedule	91

ARTICLE X TERMINATION		92

10.1	Termination	92

10.2	Effect of Termination	93

Schedules

Schedule A	Definitions
Schedule B	Schedule Products
Schedule C	Designated Products
Schedule D	Buyer’s Knowledge
Schedule E	Company’s Knowledge
Schedule F	Sample Closing Statement
Schedule G	Accounting Principles

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B:	Form of Amendment to the Buyer Stockholders’ Agreement

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is made and entered into as of April 21, 2026, by and among Kashiv BioSciences, LLC, a Delaware limited liability company (the “Company”), Amneal Pharmaceuticals, Inc., a Delaware corporation (“Buyer”), each of the Persons listed on the signature pages hereto under the heading “Sellers” (collectively, the “Sellers” and, each, a “Seller”), and KB Seller Representative, LLC, a Delaware limited liability company (in its capacity as the representative of the Sellers, the “Seller Representative”). Each of Buyer, the Company, the Seller Representative and each Seller is sometimes hereinafter referred to as a “Party” and, collectively, the “Parties”. Capitalized terms used but not defined herein have the meanings ascribed to such terms in Schedule A.

RECITALS

A. WHEREAS, the Sellers collectively own all of the Membership Interests.

B. WHEREAS, on August 2, 2010, the Company was formed by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware (the “Company Certificate of Formation”).

C. WHEREAS, on or prior to the date hereof, the Company, Kashiv Biosciences Holdco, LLC, a Delaware limited liability company, Kashiv Biosciences Intermediate Holdco, LLC, a Delaware limited liability company, and their respective members (all such Persons, the “Reorg Persons”) entered into a series of transactions pursuant to which, among other things, all of the Membership Interests were distributed (in non-liquidating distributions) to the Sellers (the “Pre-Signing Reorganization”) in accordance with documentation previously made available to Buyer (the “Pre-Signing Reorganization Documents”).

D. WHEREAS, the Company and its Subsidiaries (collectively, the “Company Group” and individually, each a “member of the Company Group”) conduct and undertake activities in research, development, formulation, licensing, manufacturing, distribution and commercialization of Biosimilars, Biological Products, pharmaceutical products (including generic pharmaceutical products), and active pharmaceutical ingredients and peptides, including the active ingredients thereof, as well as other activities related to or incidental to the foregoing, including contract research, development, and manufacturing (the “Business”).

E. WHEREAS, the Sellers desire to sell, and Buyer desires to acquire, all of the Membership Interests (the “Acquired Membership Interests”), pursuant to the terms and subject to the conditions set forth herein.

F. WHEREAS, the Board of Directors of Buyer (the “Buyer Board”) has previously established a committee thereof consisting only of independent and disinterested directors (the “Buyer Conflicts Committee”) to, among other things, review, negotiate and approve transactions involving potential conflicts of interest between Buyer, on the one hand, and any member of the Amneal Group, on the other.

G. WHEREAS, the Buyer Conflicts Committee has unanimously (i) determined that this Agreement and the Ancillary Documents to which Buyer is or will be a party and the transactions contemplated hereby and thereby, including the consideration to be paid in connection herewith, are advisable and fair to, and in the best interests of, Buyer and Buyer’s stockholders (including the Buyer Disinterested Stockholders), (ii) adopted and approved and declared advisable this Agreement and the

Ancillary Documents to which Buyer is or will be a party and the transactions contemplated hereby and thereby, (iii) directed that the Stock Issuance and this Agreement and the transactions contemplated hereby be submitted to Buyer’s stockholders for adoption and approval, (iv) resolved to recommend that Buyer’s stockholders adopt and approve the Stock Issuance and this Agreement and the transactions contemplated hereby and (v) recommended that the Buyer Board do each of the foregoing.

H. WHEREAS, the Buyer Board, upon the unanimous recommendation of the Buyer Conflicts Committee, has (i) determined that this Agreement and the Ancillary Documents to which Buyer is or will be a party and the transactions contemplated hereby and thereby, including the consideration to be paid in connection herewith, are advisable and fair to, and in the best interests of, Buyer and Buyer’s stockholders (including the Buyer Disinterested Stockholders), (ii) adopted and approved and declared advisable this Agreement and the Ancillary Documents to which Buyer is or will be a party and the transactions contemplated hereby and thereby, (iii) directed that the Stock Issuance and this Agreement and the transactions contemplated hereby be submitted to Buyer’s stockholders for adoption and approval, and (iv) resolved to recommend that Buyer’s stockholders adopt and approve the Stock Issuance and this Agreement and the transactions contemplated hereby.

AGREEMENT

Now, therefore, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE SALE

1.1 The Sale. Upon the terms and subject to the conditions hereof, at the Closing, Buyer shall purchase, and each Seller shall sell, convey, assign, transfer and deliver to Buyer, the Acquired Membership Interests held by such Seller, free and clear of all Encumbrances, other than Encumbrances imposed by applicable securities Laws.

1.2 Purchase Price. In consideration for the sale and transfer of the Acquired Membership Interests and each Seller’s agreement to be bound by the terms of this Agreement (including the Restrictive Covenants), Buyer shall deliver or cause to be delivered to the Sellers (to be allocated by the Seller Representative among the Sellers in accordance with the Allocation Schedule) (a) an aggregate amount in cash equal to $375,000,000, as adjusted pursuant to Section 1.5 (the “Initial Cash Consideration”), plus (b) 28,942,108 shares of Amneal Class A Common Stock, free and clear of all Encumbrances, other than Encumbrances arising under applicable securities Laws (as adjusted pursuant to Section 1.9, if applicable, the “Equity Consideration”), plus (c) the Contingent Payments, if any, payable pursuant to Section 1.4 (such Contingent Payments (if any), together with the Initial Cash Consideration and the Equity Consideration, collectively the “Purchase Price”).

1.3 Payments and Deliveries at Closing.

(a) At the Closing, Buyer shall pay or cause to be paid, on behalf of the Company Group, the Funded Debt Payoff Amount by wire transfer of immediately available funds, to the Persons specified in the Payoff Letters in accordance with the Payoff Letters provided to Buyer and the Flow of Funds Memorandum prior to the Closing.

(b) At the Closing, Buyer shall pay or cause to be paid, on behalf of the Company Group and the Sellers, the portion of the estimated Transaction Expenses owed to any Person specified on Schedule 1.3(b) to whom Transaction Expenses described in clauses (ii)(A) through (C) of the definition thereof are owed, by wire transfer of immediately available funds, to the Persons specified on Schedule 1.3(b) (which will be delivered by the Seller Representative to Buyer at the same time as the Flow of Funds Memorandum) in accordance with the wire instructions provided to Buyer in the Flow of Funds Memorandum prior to the Closing (provided, that any portion of the estimated Transaction Expenses that are required to be reported on a Form W-2 or which are treated as salary or employee compensation will be paid by the Company Group through payroll (and less applicable withholding Taxes and payroll deductions) to the applicable recipient on the first practical payroll date after the Closing).

(c) At the Closing, Buyer shall pay or cause to be paid to the Sellers (to be allocated by the Seller Representative among the Sellers in accordance with the Allocation Schedule), by wire transfer of immediately available funds in accordance with the wire instructions provided by the Seller Representative to Buyer prior to Closing in the Flow of Funds Memorandum, an aggregate amount equal to the Estimated Closing Payment minus the sum of (i) the Adjustment Escrow Amount and (ii) the Retention Bonus Escrow Amount.

(d) At the Closing, Buyer shall deliver or cause to be delivered to the Sellers the Equity Consideration by instructing its transfer agent to credit book-entry accounts of the Sellers with the number of shares of Amneal Class A Common Stock as allocated by the Seller Representative in accordance with the Allocation Schedule.

(e) At the Closing, Buyer, the Seller Representative and Citibank, N.A. (the “Escrow Agent”) shall execute and deliver an escrow agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”). At the Closing, Buyer shall deposit, or cause to be deposited, (x) into a designated escrow account (the “Adjustment Escrow Account”) with the Escrow Agent, by wire transfer of immediately available funds (such aggregate funds, together with any interest and earnings thereon from time to time, the “Adjustment Escrow Funds”), an amount equal to the Adjustment Escrow Amount, and Buyer and the Seller Representative will appoint the Escrow Agent to hold the Adjustment Escrow Account until the final determination of the Closing Payment in accordance with Section 1.5(c) and to disburse the Adjustment Escrow Funds as provided in Section 1.5(b)(ii) and in the Escrow Agreement and (y) into a designated escrow account (the “Retention Bonus Escrow Account”) with the Escrow Agent, by wire transfer of immediately available funds (such aggregate funds, together with any interest and earnings thereon from time to time, the “Retention Bonus Escrow Funds”), an amount equal to the Retention Bonus Escrow Amount, and Buyer and the Seller Representative will appoint the Escrow Agent to hold the Retention Bonus Escrow Account in accordance with Section 5.12(g) and to disburse the Retention Bonus Escrow Funds as provided in Section 5.12(g) and in the Escrow Agreement. The Adjustment Escrow Funds shall be held by the Escrow Agent solely for the purpose of satisfying the Sellers’ payment obligations resulting from a Shortfall Adjustment Amount, if any, in accordance with Section 1.5. The Retention Bonus Escrow Funds shall be held by the Escrow Agent solely for the purpose of satisfying the Company Group’s payment obligations with respect to the Retention Bonuses. The Parties agree that all fees, costs and expenses of the Escrow Agent shall be borne 50% by the Sellers (to be allocated by the Seller Representative among the Sellers in accordance with the Allocation Schedule) and 50% by Buyer.

(f) At the Closing, Buyer shall deliver to the Seller Representative a duly executed counterpart of Buyer to the Buyer Stockholders’ Agreement as contemplated by Section 6.1(d) and the Seller Representative shall deliver to Buyer a duly executed counterpart of the Amneal Group Representative to the Buyer Stockholders’ Agreement as contemplated by Section 6.2(k).

1.4 Contingent Consideration.

(a) Milestone Payments. Following the Closing, by no later than forty-five (45) days following the date on which any Designated Product achieves a “Milestone Event” listed in the below tables, Buyer shall pay to the account(s) specified by the Seller Representative by wire transfer of immediately available funds (to be allocated by the Seller Representative among the Sellers in accordance with the Allocation Schedule), the amount shown below opposite such applicable Milestone Event, without interest (each, a “Milestone Payment”). Each Milestone Payment is a one-time contingent payment that shall only become due and payable by Buyer upon achievement by any of Buyer, its Subsidiaries or controlled Affiliates (for the avoidance of doubt, excluding the Amneal Group and its Affiliates other than Buyer, its Subsidiaries and controlled Affiliates), sublicensees, successors or assigns (collectively, the “Specified Parties”) of a Milestone Event for the applicable Designated Product. The aggregate amount of all Milestone Payments for First Tranche Milestones pursuant to this Agreement shall not exceed $250,000,000. The aggregate amount of all Milestone Payments for Second Tranche Milestone pursuant to this Agreement shall not exceed $100,000,000.

First Tranche Milestones
Designated Product	Milestone Events	Milestone Payment

Abatacept Product (bOrencia)

Receipt of Regulatory Approval for one or more of the Delivery Types for the Abatacept Product is on or before 9/30/2028, with all such Regulatory Approvals, taken together, resulting in the calculation of “Value” exceeding eighty percent (80%); or

The Abatacept Product is the first (1st) or second (2nd) Biosimilar to Orencia to Receive Regulatory Approval for one or more of its Delivery Types that, taken together, result in the calculation of “Value” exceeding eighty percent (80%), with such Receipt of Regulatory Approval for all such Delivery Types occurring on or before the date that is five (5) years after Closing (the “Fifth Anniversary”).

$50,000,000

Certolizumab pegol Product (bCimzia)

Receipt of Regulatory Approval for one or more of the Delivery Types for the Certolizumab pegol Product is on or before 12/31/2028, with all such Regulatory Approvals, taken together, resulting in the calculation of “Value” exceeding eighty percent (80%); or

The Certolizumab pegol Product is the first (1st) or second (2nd) Biosimilar to Cimzia to Receive Regulatory Approval for one or more of its Delivery Types that, taken together, result in the calculation of “Value” exceeding eighty percent (80%), with such Receipt of Regulatory Approval for all such Delivery Types occurring on or before the Fifth Anniversary.

$50,000,000

Dulaglutide Product (bTrulicity)

Receipt of Regulatory Approval for one or more of the Delivery Types for the Dulaglutide Product is on or before 12/31/2028, with all such Regulatory Approvals, taken together, resulting in the calculation of “Value” exceeding eighty percent (80%); or

The Dulaglutide Product is the first (1st) or second (2nd) Biosimilar to Trulicity to Receive Regulatory Approval for one or more of its Delivery Types that, taken together, result in the calculation of “Value” exceeding eighty percent (80%), with such Receipt of Regulatory Approval for all such Delivery Types occurring on or before the Fifth Anniversary.

$25,000,000

Omalizumab Product (bXolair)

Receipt of Regulatory Approval for one or more of the Delivery Types for the Omalizumab Product is on or before 9/30/2027, with all such Regulatory Approvals, taken together, resulting in the calculation of “Value” exceeding eighty percent (80%); or

The Omalizumab Product is the first (1st) or second (2nd) Biosimilar to Xolair to Receive Regulatory Approval for one or more of its Delivery Types that, taken together, result in the calculation of “Value” exceeding eighty percent (80%), with such Receipt of Regulatory Approval for all such Delivery Types occurring on or before the Fifth Anniversary.

$50,000,000

Pancrelipase Product (bCreon)

Receipt of Regulatory Approval for one or more of the Delivery Types for the Pancrelipase Product is on or before 12/31/2028, with all such Regulatory Approvals, taken together, resulting in the calculation of “Value” exceeding eighty percent (80%); or

The Pancrelipase Product is the first (1st) or second (2nd) Biosimilar to Creon to Receive Regulatory Approval for one or more of its Delivery Types that, taken together, result in the calculation of “Value” exceeding eighty percent (80%), with such Receipt of Regulatory Approval for all such Delivery Types occurring on or before the Fifth Anniversary.

$50,000,000

Romiplostim Product (bNplate)

Receipt of Regulatory Approval for one or more of the Delivery Types for the Romiplostim Product is on or before 9/30/2028, with all such Regulatory Approvals, taken together, resulting in the calculation of “Value” exceeding eighty percent (80%); or

The Romiplostim Product is the first (1st) or second (2nd) Biosimilar to Nplate to Receive Regulatory Approval for one or more of its Delivery Types that, taken together, result in the calculation of “Value” exceeding eighty percent (80%), with such Receipt of Regulatory Approval for all such Delivery Types occurring on or before the Fifth Anniversary.

$25,000,000

No Milestone Payment for a First Tranche Milestone shall be paid more than once per Designated Product.

For the avoidance of doubt, (i) the First Tranche Milestones are intended to be disjunctive, such that satisfaction of either condition separated by “or” in the above table triggers the Milestone Payment, and (ii) the Pancrelipase Product is subject to both a First Tranche Milestone and Second Tranche Milestone such that if both the First Tranche Milestone and Second Tranche Milestone events are achieved for the Pancrelipase Product, the total Milestone Payments for such product will be $150,000,000.

Second Tranche Milestone
Designated Product	Milestone Event	Milestone Payment

Pancrelipase Product (bCreon)	On or before the Pancrelipase Trigger Date, the Pancrelipase Product has Commercially Launched in the United States (such condition, the “Pancrelipase Commercial Launch”); and During the twelve (12) month period commencing on the date of the Pancrelipase Commercial Launch, there is no more than one (1) other Biosimilar to Creon that has Commercially Launched in the United States by a Third Party.	$100,000,000

For the avoidance of doubt, the Second Tranche Milestone is intended to be conjunctive, such that only the satisfaction of both conditions separated by “and” in the above table triggers the Second Tranche Milestone Payment.

As used to determine if a Designated Product has achieved a First Tranche Milestone, the terms “Receipt of Regulatory Approval” and “Receive Regulatory Approval” mean receipt by a Specified Party or its agent (acting on behalf of the Specified Party in connection with submission of a BLA under section 351(k) of the PHSA (42 U.S.C. § 262(k))) of the letter or other document from the FDA, as of the date of such letter or other such document, that evidences the grant to such Specified Party (but not any other Person) by the FDA of Regulatory Approval(s) for the Designated Product and one or more of such Designated Product’s Delivery Types. For the avoidance of doubt, a Designated Product (and the Designated Product’s Delivery Type) does not “Receive Regulatory Approval” and “Receipt of Regulatory Approval” does not occur if a Designated Product (or the Designated Product’s Delivery Type) receives Regulatory Approval via submission of a New Drug Application (including a Federal Food, Drug, and Cosmetic Act (“FDCA”) § 505(b)(2) application (21 U.S.C. § 355(b)(2))) (“NDA”) or an abbreviated NDA pursuant to FDCA § 505(j) or § 505(j)(2)(C) (21 U.S.C. § 355(j) or § 355(j)(2)(C)). “Receipt of Regulatory Approval” and “Receive Regulatory Approval” require Regulatory Approval of one or more of the formats, dosage forms, dosage routes or strengths (collectively, “Delivery Types”) for such Designated Product as are specifically listed under the column “Delivery Types” in Schedule C, as Schedule C may be updated following the date hereof in accordance with this paragraph. For example, with respect to the Abatacept Product, if the FDA grants Regulatory Approval of a BLA under section 351(k) of the PHSA for the Delivery Type “1(b): Injection: 50mg/0.4mL solution in a single-dose prefilled syringe” and such Regulatory Approval meets all of the conditions in the definition of “Regulatory Approval”, then such Delivery Type 1(b) (but not any other Delivery Types for the Abatacept Product, unless separately approved) will be deemed to have Received Regulatory Approval. Following the Closing, Buyer and the Seller Representative shall cooperate in good faith to update Schedule C as may be necessary to (i) add any Delivery Types with respect to the Designated Products that have Received Regulatory Approval from the FDA and (ii) remove any Delivery Types set forth on Schedule C that have been withdrawn or discontinued by the manufacturer or for which a Biosimilar license has been revoked or suspended by the FDA or for which FDA has otherwise communicated that such Delivery Type may no longer be offered for commercial sale or sold.

As to each Designated Product, promptly following any time that a Delivery Type for such Designated Product Receives Regulatory Approval and the IQVIA National Sales Perspective report (or other data source as provided in the definition of “Value”) for the relevant period becomes available (accounting for the typical 30-day lag of sales data in such reports), Buyer shall perform a calculation of “Value” to determine whether the 80% threshold described in the “First Tranche Milestones” table has been met, and provide to the Seller Representative, upon the Seller Representative’s request, such IQVIA report (or other data source as provided in the definition of “Value”) and such calculation, provided, that the Seller Representative shall reimburse Buyer for any fees due IQVIA (or such other data source) incurred by Buyer in sharing such report with the Seller Representative.

(b) Royalty Payments. Buyer shall make Royalty Payments based on Gross Profits arising from Products as and to the extent set forth in this Section 1.4(b) (including, for the avoidance of doubt, taking into account the Excluded Profits corresponding to Gross Profits).

(i) Certain Definitions. For purposes of this Agreement:

(A) “Royalty Term” means the twelve (12)-year period from and after the first day of the first (1st) full calendar quarter commencing on or after the Closing Date. By way of illustration, if the Closing occurs on or before July 1, 2026, then the Royalty Term will run from July 1, 2026 through June 30, 2038; if the Closing occurs after July 1, 2026 but on or before October 1, 2026, then the Royalty Term will run from October 1, 2026 through September 30, 2038.

(B) “Royalty Periods” means:

i. if the Royalty Term begins in 2026, the following time periods during the Royalty Term: (A) the period from the beginning of the Royalty Term through December 31, 2026; (B) each twelve (12)-month period from January 1 through December 31 for each of the calendar years 2027 through 2037; and (C) the period from January 1, 2038 until the end of the Royalty Term in 2038; and

ii. if the Royalty Term begins in 2027, the following time periods during the Royalty Term: (A) the period from the beginning of the Royalty Term through December 31, 2027; (B) each twelve (12)-month period from January 1 through December 31 for each of the calendar years 2028 through 2038; and (C) the period from January 1, 2039 until the end of the Royalty Term in 2039.

(C) “Royalty Quarter” means each of the first (1st), second (2nd), and third (3rd) calendar quarter during each Royalty Period of the Royalty Term, in each case to the extent such calendar quarter is fully encompassed by such Royalty Period (e.g., if the Royalty Term begins on July 1, 2026, then the first (1st) and second (2nd) calendar quarters of 2026 will be excluded from the definition of “Royalty Quarter” and the third (3rd) calendar quarter of 2026 will be included in the definition of “Royalty Quarter”; if the Royalty Term begins on April 1, 2027, then the first (1st) calendar quarter of 2027 will be excluded from the definition of “Royalty Quarter” and the second (2nd) and third (3rd) calendar quarters of 2027 will be included in the definition of “Royalty Quarter”).

(ii) Within forty-five (45) days following the end of each Royalty Quarter, Buyer shall provide to the Seller Representative a report (each, a “Royalty Quarter Report”) specifying Net Sales on a Product-by-Product basis and Gross Profits on an aggregate basis in respect of such Royalty Quarter and the preceding Royalty Quarter(s) for such Royalty Period. By way of example, the report for the second Royalty Quarter shall set forth Net Sales and Gross Profits for the first (1st) two (2) Royalty Quarters of the corresponding Royalty Period, and the report for the third (3rd) Royalty Quarter shall set forth Net Sales and Gross Profits for the first (1st) three (3) Royalty Quarters of the corresponding Royalty Period.

(iii) Within forty-five (45) days following the end of each Royalty Period, Buyer shall provide to the Seller Representative a report (each, a “Royalty Period Report”) specifying Net Sales and Gross Profits for such Royalty Period. Each Royalty Period Report shall separately set forth (A) gross sales, (B) total deductions by category under the definition of Net Sales, (C) Net Sales, (D) Cost of Goods Sold (for the avoidance of doubt, on an aggregate basis rather than on a Product-by-Product basis) and (E) the resulting Gross Profits. Gross sales, total deductions and Net Sales shall be reported on a Product-by-Product basis. Cost of Goods Sold and Gross Profits shall be reported on an aggregate basis.

(iv) Payment Mechanics.

(A) If Gross Profits reported on any Royalty Quarter Report exceed the “Excluded Profits” shown below for the corresponding Royalty Period (for the avoidance of doubt, “Excluded Profits” for these purposes are measured on an aggregate basis and are not pro-rated for the applicable partial year, except as expressly provided in Section 1.4(b)(iv)(C)), then within forty-five (45) days following the end of such Royalty Quarter, Buyer shall pay, by wire transfer of immediately available funds, to the Sellers (to be allocated by the Seller Representative among the Sellers in accordance with the Allocation Schedule) a cash payment equal to twenty-five percent (25%) of the amount by which such reported Gross Profits exceed such Excluded Profits less the sum of any amounts with respect to which royalty payments were already made pursuant to this Section 1.4(b)(iv)(A) for such Royalty Period, with no addition of interest (each such payment, a “Quarterly Royalty Payment”). For the avoidance of doubt, if Gross Profits reported on any Royalty Quarter Report do not exceed the corresponding Royalty Period’s Excluded Profits, the Quarterly Royalty Payment for that Royalty Quarter is zero (0). Except as provided in the penultimate sentence of Section 1.4(b)(iv)(B), in no event shall Buyer be entitled to any payment, refund, or credit if Gross Profits for any one or more Royalty Quarters do not exceed the Excluded Profits for the corresponding Royalty Period. By way of example, with respect to the 2028 Royalty Period, (i) if, through the end of the first Royalty Quarter during the 2028 Royalty Period, Gross Profits for the first Royalty Quarter of the 2028 Royalty Period equal $231,475,000, then the Quarterly Royalty Payment in respect of such first Royalty Quarter shall be equal to $2,500,000 (i.e., 25% multiplied by the difference of (I) $231,475,000 of Gross Profits minus (II) $221,475,000 of Excluded Profits), (ii) if, through the end of the second Royalty Quarter, Gross Profits for the first and second Royalty Quarters of the 2028 Royalty Period, taken together, equal $241,475,000, then the Quarterly Royalty Payment in respect of such second Royalty Quarter shall be equal to $2,500,000 (i.e., 25% multiplied by the difference of (I) $241,475,000 of Gross Profits minus (II) $221,475,000 of Excluded Profits minus (III) $10,000,000 with respect to which a 25% Quarterly Royalty Payment was already made pursuant to this Section 1.4(b)(iv)(A)), and (iii) if, through the end of the third Royalty Quarter, Gross Profits for the first, second and third Royalty Quarters of the 2028 Royalty Period, taken together, equal $251,475,000, then the Quarterly Royalty Payment in respect of such third Royalty Quarter shall be equal to $2,500,000 (i.e., (I) $251,475,000 of Gross Profits minus (II) $221,475,000 of Excluded Profits minus (III) $20,000,000 (composed of two separate amounts of $10,00,000 with respect to which 25% Quarterly Royalty Payments were already made pursuant to this Section 1.4(b)(iv)(A))).

(B) Within forty-five (45) days following the end of each Royalty Period, Buyer shall pay, by wire transfer of immediately available funds, to the Sellers (to be allocated by the Seller Representative among the Sellers in accordance with the Allocation Schedule) a cash payment equal to twenty-five percent (25%) of the amount, if any, by which Gross Profits for the applicable Royalty Period exceed the Excluded Profits for the corresponding Royalty Period less the sum of any amounts with respect to which Quarterly Royalty Payments (if any) were already made for such Royalty Period (each such payment, an “Annual Royalty Payment”, and the Quarterly Royalty Payments and the Annual Royalty Payments, taken together, the “Royalty Payments”) and less any amounts that Buyer sets off from such payment in accordance with this Section 1.4(b)(iv)(B), with no addition of interest. For the avoidance of doubt, if any Royalty Period’s Gross Profits do not exceed its Excluded Profits, the Annual Royalty Payment for that Royalty Period is zero (0). If the sum of Quarterly Royalty Payments made for any Royalty Period exceed the amount that, absent the application of Section 1.4(b)(iv)(A), would equal the Annual Royalty Payment due for such Royalty Period, then Buyer shall be entitled to set off from any subsequent payments due to the Sellers under this Agreement all or any portion of such excess. With the exception of such set-off right, in no event shall Buyer be entitled to any payment, refund, or credit if Gross Profits for any one or more Royalty Periods do not exceed the Excluded Profits for the corresponding Royalty Periods. By way of continuing the example from clause (iii) of Section 1.4(b)(iv)(A), if, through the end of the 2028 Royalty Period, Gross Profits for the 2028 Royalty Period equal $261,475,000, then the Annual Royalty Payment in respect of the 2028 Royalty Period shall be equal to $2,500,000 (i.e., 25% multiplied by the difference of (I) $261,475,000 of Gross Profits minus (II) $221,475,000 of Excluded Profits minus (III) $30,000,000 (composed of three separate amounts of $10,000,000 with respect to which a 25% Quarterly Royalty Payment was already made in respect of the 2028 Royalty Period)). Conversely, by way of continuing example from clause (iii) of Section 1.4(b)(iv)(A), if, through the end of the 2028 Royalty Period, Gross Profits for the 2028 Royalty Period equal $241,475,000, then the $7,500,000 of combined Quarterly Royalty Payments already made in respect of the 2028 Royalty Period will have exceeded the amount that, absent the application of Section 1.4(b)(iv)(A), would equal the Royalty Payments due for the 2028 Royalty Period (which amount would be equal to $5,000,000, i.e. (I) 25% multiplied by the difference of (I) $241,475,000 of Gross Profits in respect of the 2028 Royalty Period minus (II) $221,475,000 of Excluded Profits) and, accordingly, Buyer shall be entitled to offset such $2,500,000 excess from any subsequent amounts due to the Sellers under this Agreement.

(C) In the case of any Royalty Period that is shorter than one (1) calendar year, the Excluded Profits for such Royalty Period shall be pro-rated accordingly based on the number of days during such Royalty Period divided by three hundred sixty-five (365). By way of illustration, if the first (1st) Royalty Period runs from October 1, 2026 through December 31, 2026, then the Excluded Profits for such first (1st) Royalty Period will be equal to $6,528,219.18 (i.e., $25,900,000 multiplied by the quotient of ninety-two (92) days during such first Royalty Period divided by three hundred sixty-five (365) days).

Royalty Period	Excluded Profits
2026	$25,900,000
2027	$103,325,000
2028	$221,475,000
2029	$304,225,000
2030	$420,450,000
2031	$495,500,000
2032	$555,125,000
2033	$563,375,000
2034	$611,250,000
2035	$671,850,000
2036	$692,005,500
2037	$712,765,665
2038	$734,148,636
2039	$756,173,095

(c) Late Payments. In the event that any Contingent Payment is made after the date on which it is due pursuant to this Agreement, Buyer shall pay the amount of such Contingent Payment, plus interest from the date such Contingent Payment is due, at a rate of the lesser of (i) the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made and (ii) seven and one-half percent (7.5%) per annum (the “Specified Interest Rate”).

(d) Reports by Sublicensees. If Buyer or any of its controlled Affiliates grants a license or sublicense to a Third Party to sell a Product and sales of such Product by such Third Party would, under the terms of such license or sublicense, result in payments within the definition of “Net Sales,” Buyer shall require such Third Party to agree (i) to account for and report Net Sales using the same methodology as if they were Net Sales of Buyer and (ii) to keep and maintain complete and accurate records of Net Sales for each calendar year, and retain such records for a period of three (3) years thereafter. For the avoidance of doubt, at no time shall the net sales of any Third Party be included in the determination of Net Sales of Buyer, other than the economic benefits of such portion actually received by Buyer as and to the extent provided in the definition of Net Sales. In the case of a transaction subject to part (b) of the definition of “Net Sales,” this Section 1.4(d) shall not apply even if such transaction includes the grant of a sublicense.

1.5 Purchase Price Adjustments.

(a) Estimated Closing Statement. Not later than five (5) Business Days prior to the Closing Date, the Seller Representative shall prepare or cause to be prepared in good faith and deliver to Buyer the following documents:

(i) An estimated consolidated balance sheet, statement of operations and statement of cash flows of the Company Group (the “Estimated Closing Financials”) as of the Effective Time, together with a written statement (the “Estimated Closing Statement”) setting forth in reasonable detail the Seller Representative’s good faith estimates of the Closing Indebtedness (the “Estimated Closing Indebtedness”), Transaction Expenses (the “Estimated Transaction Expenses”), Closing Cash (the “Estimated Closing Cash”), Working Capital (the “Estimated Working Capital”), the Closing Operating Profit (the “Estimated Closing Operating Profit”), the Operating Profit Adjustment (the “Estimated Operating Profit Adjustment”), and the resulting calculations of the Working Capital Adjustment (the “Estimated Working Capital Adjustment”), Prepayment Adjustment (the “Estimated Prepayment Adjustment”) and the Estimated Closing Payment, in each case as of the Effective Time (other than with respect to the Estimated Closing Indebtedness, the Estimated Transaction Expenses and the Estimated Prepayment Adjustment, which shall be as of immediately prior to the Closing) as derived from the Estimated Closing Financials. Schedule F sets forth, for illustrative purposes only, a non-numerical calculation of the Indebtedness, Transaction Expenses, Cash, Closing Operating Profit, Working Capital, Operating Profit Adjustment and Prepayment Adjustment and the resulting calculation of the Working Capital Adjustment (the “Sample Closing Statement”), prepared and calculated in accordance with the Accounting Principles. The Estimated Closing Statement (including the amounts of Estimated Closing Indebtedness, Estimated Transaction Expenses, Estimated Closing Cash, Estimated Closing Operating Profit, Estimated Operating Profit Adjustment, Estimated Working Capital, Estimated Prepayment Adjustment and the resulting Estimated Working Capital Adjustment set forth therein) shall be in the format set forth in the Sample Closing Statement, and the Estimated Closing Financials and the Estimated Closing Statement shall be prepared and calculated in good faith by the Seller Representative in accordance with the Accounting Principles, in each case unless otherwise agreed in writing by the Seller Representative and Buyer. Until two (2) Business Days prior to the Closing Date, Buyer may propose, and the Seller Representative will consider in good faith but is under no obligation to agree to, revisions to the Estimated Closing Financials and the Estimated Closing Statement. Unless the Seller Representative agrees to any such changes, the Estimated Closing Statement delivered by the Seller Representative shall be used for purposes of calculating Estimated Working Capital Adjustment and the Estimated Closing Payment.

(ii) A flow of funds memorandum (the “Flow of Funds Memorandum”) containing (x) the accounts and wire instructions for (A) the Sellers, (B) all intended recipients of payments and applicable amounts with respect to the Estimated Closing Indebtedness and (C) all intended recipients of payments and applicable amounts with respect to the estimated Transaction Expenses, (y) an acknowledgement and agreement, duly executed by the Seller Representative, that the Flow of Funds Memorandum sets forth a true and correct calculation of the amounts set forth therein (or a good faith estimate, in the case of the Estimated Closing Indebtedness and estimated Transaction Expenses) and (z) an allocation of the Purchase Price among the Sellers (the “Allocation Schedule”). Until two (2) Business Days prior to the Closing Date, Buyer may propose, and the Seller Representative will consider in good faith but is under no obligation to agree to, revisions to the Flow of Funds Memorandum.

(b) Post-Closing Adjustment.

(i) Within ninety (90) days after the Closing Date, Buyer shall deliver to the Seller Representative a consolidated balance sheet, statement of operations and statement of cash flows of the Company Group as of the Effective Time (the “Closing Financials”), together with a written statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s proposed determinations of the actual Closing Indebtedness, Transaction Expenses, Closing Cash, Working Capital, Closing Operating Profit, Operating Profit Adjustment, Prepayment Adjustment and resulting calculations of the Working Capital Adjustment (including, as applicable, the Working Capital Surplus or the Working Capital Deficit) and the Closing Payment, in each case, as of the Effective Time (other than with respect to the Closing Indebtedness and the Transaction Expenses, which shall be as of immediately prior to the Closing) and as derived from the Closing Financials. The Closing Financials and the Closing Statement shall be in the format set forth in the Sample Closing Statement and prepared in good faith by Buyer in accordance with the Accounting Principles, in each case unless otherwise agreed by the Seller Representative and Buyer. If the amounts set forth on the Closing Statement differ from those set forth on the Estimated Closing Statement, then the Closing Statement shall include a statement showing (A) the specific line items in the Closing Cash, Working Capital, Prepayment Adjustment, Closing Operating Profit, Operating Profit Adjustment, Closing Indebtedness and Transaction Expenses corresponding to such differences; (B) the amount of each such line-item difference; and (C) in reasonable detail, the factual basis for each such difference.

(ii) As promptly as possible, but in any event no later than the fifth (5th) Business Day following the Determination Date, in accordance with Section 1.5(c), an adjustment to the Closing Payment shall be made as follows:

(A) If the Closing Payment as finally determined pursuant to Section 1.5(c) is less than the Estimated Closing Payment (the absolute value of such shortfall amount, the “Shortfall Adjustment Amount”) and (1) the Shortfall Adjustment Amount is equal to or greater than the Adjustment Escrow Funds, then Buyer and the Seller Representative shall deliver joint written instructions to the Escrow Agent to release to an account designated by Buyer an amount equal to the Adjustment Escrow Funds and, if the Shortfall Adjustment Amount is greater than the Adjustment Escrow Funds, the Seller Representative shall pay, or cause to be paid, to Buyer an amount equal to the Shortfall Adjustment Amount minus the Adjustment Escrow Funds (with such amount to be allocated by the Seller Representative severally (and not jointly) among the Sellers in accordance with the Allocation Schedule) plus interest calculated at the Specified Interest Rate for the period from the date such amount is due to Buyer hereunder to such date that such amount is so paid, or caused to be paid, by the Seller Representative to Buyer (provided, that to the extent the Seller Representative does not pay or cause to be paid to Buyer such amount within five (5) Business Days following the date on which the Seller Representative is required to make such payment pursuant to this sentence, then Buyer may

(while maintaining its right to enforce the Seller Representative’s obligations pursuant to this sentence) require that the Sellers individually, on a several and not joint and several basis in accordance with the Allocation Schedule, pay or cause to be paid to Buyer such amount (including, for the avoidance of doubt, interest calculated at the Specified Interest Rate for the period from the date such amount is due to Buyer hereunder to such date that such amount is so paid by the Sellers to Buyer)), or (2) the Shortfall Adjustment Amount is less than the Adjustment Escrow Funds, then Buyer and the Seller Representative shall deliver joint written instructions to the Escrow Agent to release to an account designated by Buyer an amount equal to the Shortfall Adjustment Amount and to release to the accounts of the Sellers (allocated by the Seller Representative among the Sellers in accordance with the Allocation Schedule) designated by the Seller Representative an amount equal to the Adjustment Escrow Funds minus the Shortfall Adjustment Amount; or

(B) If the Closing Payment as finally determined pursuant to Section 1.5(c) is greater than or equal to the Estimated Closing Payment (any such excess amount, the “Excess Adjustment Amount”), then (1) Buyer shall pay, or cause to be paid, to the Sellers an amount (to be allocated by the Seller Representative among the Sellers in accordance with the Allocation Schedule) equal to the Excess Adjustment Amount, if any, plus interest calculated at the Specified Interest Rate for the period from the date such amount is due to the Sellers hereunder to such date that such Excess Adjustment Amount is so paid by Buyer to the Sellers, and (2) Buyer and the Seller Representative shall deliver joint written instructions to the Escrow Agent to disburse the Adjustment Escrow Funds to the accounts of the Sellers (allocated by the Seller Representative among the Sellers in accordance with the Allocation Schedule) designated in writing by the Seller Representative.

(iii) If the Sellers owe an amount to Buyer pursuant to Section 1.5(b)(ii)(A) and the Seller Representative has not made such payment to Buyer in full within the timeframe set forth in Section 1.5(b)(ii), then Buyer shall have the right to set off, from any of the Contingent Payments, all or a portion of such unpaid amount, plus, without duplication of the interest specified in Section 1.5(b)(ii)(A), interest calculated at the Specified Interest Rate for the period from the date such amount is due to Buyer hereunder to such date that such amount is so offset from such Contingent Payment.

(iv) Any payments made pursuant to this Section 1.5(b) shall be made in cash by wire transfer of immediately available funds, shall be without interest (except as expressly contemplated by clauses (ii) and (iii) immediately above) and shall be treated as an adjustment to the Initial Cash Consideration by the Parties for Tax purposes unless otherwise required by applicable Law.

(c) Examination and Review. Following the delivery of the Closing Financials and the Closing Statement pursuant to Section 1.5(b), Buyer shall give the Seller Representative and any of its accountants and authorized representatives prompt and reasonable access during normal business hours, as may be reasonably requested from time to time by the Seller Representative if, and to the extent, reasonably necessary, to the personnel (to the extent involved in the preparation of the Closing Statement) and to the books and records of the Company Group relating to periods on or prior to the Closing Date for the sole purpose of preparing, reviewing and resolving any disputes relating to the calculation of any of the amounts set forth on the Closing Financials and the Closing Statement. The Closing Financials and the Closing Statement (and the proposed determinations of Closing Payment, Closing Operating Profit, Operating Profit Adjustment, Working Capital Surplus or Working Capital Deficit, Prepayment Adjustment, Closing

Indebtedness, Transaction Expenses, Closing Cash, and Working Capital reflected on the Closing Statement) will be final, conclusive and binding on the Parties unless the Seller Representative notifies Buyer in writing within thirty (30) days (the “Objection Deadline Date”) after receipt of Buyer’s determination of the Closing Payment, Closing Operating Profit, Operating Profit Adjustment, Working Capital Surplus or Working Capital Deficit, Closing Cash, Working Capital, Closing Indebtedness and Transaction Expenses that the Seller Representative disagrees with Buyer’s determination of any such amounts (a “Notice of Disagreement”). If the Seller Representative timely delivers a Notice of Disagreement, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute (such matters, the “Disputed Amounts”) and all such Disputed Amounts shall be based only on (i) mathematical or clerical errors, (ii) that the amounts included in or absent from the Closing Statement were not determined in accordance with the definitions of Closing Payment, Closing Operating Profit, Operating Profit Adjustment, Working Capital Surplus or Working Capital Deficit, Prepayment Adjustment, Closing Cash, Working Capital, Closing Indebtedness and Transaction Expenses, or (iii) the calculation of the amounts included in the Closing Statement were not determined in accordance with this Agreement. The Notice of Disagreement shall specify what the Seller Representative reasonably believes is the correct amount for each Disputed Amount and be accompanied by a reasonably detailed explanation. Any component of the calculations set forth in the Closing Statement that is not the subject of a timely delivered Notice of Disagreement by the Seller Representative shall be final and binding upon Buyer and the Sellers. If the Seller Representative delivers a Notice of Disagreement by the Objection Deadline Date, Buyer and the Seller Representative thereafter shall negotiate in good faith to resolve any Disputed Amounts. All such discussions and communications related thereto shall (unless otherwise agreed by Buyer and the Seller Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, and any resolution by them agreed to in writing as to any Disputed Amounts shall be final, binding and conclusive. If Buyer and the Seller Representative are unable to resolve all Disputed Amounts within thirty (30) days after the Seller Representative delivers the Notice Of Disagreement, Buyer and the Seller Representative shall submit any remaining Disputed Amounts to an impartial nationally recognized firm of independent certified public accountants experienced in the resolution of purchase price disputes other than the Seller Representative’s, the Company Group’s or Buyer’s accountants and reasonably acceptable to the Seller Representative and Buyer (the “Independent Accounting Firm”) for resolution within thirty (30) days following expiration of the thirty (30) day negotiation period. Each of the Seller Representative and Buyer shall furnish to the Independent Accounting Firm such information and documents as may be requested by the Independent Accounting Firm and may also furnish to the Independent Accounting Firm such other information and documents as such Party deems relevant, in each case with copies being given to the other Party substantially simultaneously. The Independent Accounting Firm shall, at its discretion or at the written request of the Seller Representative or Buyer, conduct a conference with both of the Seller Representative and Buyer concerning the Disputed Amounts and each of Buyer and the Seller Representative shall have the right to present additional documents, materials and other information and to have present its Representatives at such conference. No Party or its Representatives shall be permitted to engage in any ex-parte communications (whether written or oral) with the Independent Accounting Firm. The Independent Accounting Firm shall only review the Disputed Amounts (and shall not investigate any other matter independently) and in no event shall the decision of the Independent Accounting Firm provide for a calculation of any Disputed Amount that is less than the lowest value for such Disputed Amount claimed by Buyer or the Seller Representative, as applicable, or greater than the highest amount for such Disputed Amount claimed by Buyer or the Seller Representative, as applicable. The Independent Accounting Firm’s determination will be (i) in writing, (ii) furnished to each of Buyer and the Seller Representative within thirty (30) days after the Seller Representative’s and Buyer’s respective final calculations of the Disputed Amounts have been submitted to the Independent Accounting Firm, (iii) limited in scope to whether such final calculations of the Disputed Amounts were done in accordance with Section 1.5, the related definitions herein and/or contained mathematical or clerical errors and (iv) accompanied by a reasonably detailed basis for its determination in respect of each Disputed Amount under its review. The resolution of the Disputed Amounts and the determination of the Closing Cash,

Working Capital, Prepayment Adjustment, Closing Indebtedness and Transaction Expenses by the Independent Accounting Firm, absent fraud, intentional misconduct (including a deliberately misleading submission by a Party or its Representatives) or manifest error, shall be final and binding on Buyer and the Sellers and may be entered as a final judgment in any court of competent jurisdiction. The first date upon which the Closing Cash, Working Capital, Prepayment Adjustment, Closing Indebtedness and Transaction Expenses has been definitively determined pursuant to this Section 1.5(c) shall be referred to herein as the “Determination Date”. The Parties agree that the procedures set forth in this Section 1.5(c) for resolving disputes with respect to the Closing Statement, Closing Payment, Closing Operating Profit, Operating Profit Adjustment, Working Capital Surplus or Working Capital Deficit, Prepayment Adjustment, Closing Cash, Working Capital, Closing Indebtedness and Transaction Expenses shall be the sole and exclusive method for resolving any such disputes. The fees and disbursements of the Independent Accounting Firm with respect to a Notice of Disagreement shall be allocated between Buyer, on the one hand, and the Sellers (to be allocated by the Seller Representative among the Sellers in accordance with the Allocation Schedule), on the other hand, based upon a fraction, the numerator of which is the portion of the aggregate monetary amount of the Disputed Amounts not awarded to the applicable Party and the denominator of which is the aggregate monetary amount of the Disputed Amounts, as determined by the Independent Accounting Firm in its final determination. For example, if the Seller Representative objects to the Closing Statement calculations in the net amount of $1,000,000, and the Independent Accounting Firm determines that the Seller Representative has a valid claim for $400,000 of the $1,000,000, the Sellers (to be allocated by the Seller Representative among the Sellers in accordance with the Allocation Schedule) shall bear 60% of the fees and expenses of the Independent Accounting Firm and Buyer shall bear 40% of the fees and expenses of the Independent Accounting Firm. Each of Buyer and the Seller Representative agrees to use its commercially reasonable efforts to cooperate with the Independent Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Independent Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Independent Accounting Firm’s engagement. The Independent Accounting Firm shall act as an expert, not as an arbitrator, in resolving such Disputed Amounts; provided, that the Independent Accounting Firm shall be entitled to the immunities of an arbitrator.

(d) If any refunds in respect of the disputed GST tax receivables from the January 28, 2026 filing with the Indian government (which refunds and any receivable relating thereto, for the avoidance of doubt, shall be excluded from Working Capital, Operating Profit and the Closing Payment) are received by Buyer or any of its Subsidiaries (including the Company or any of its Subsidiaries) after the Closing, Buyer shall, and cause the Company Group to, pay over to the Seller Representative (to be allocated among the Sellers by the Seller Representative in accordance with the Allocation Schedule) any such refund (including any interest received with respect thereto) within ten (10) days after receipt thereof, net of any reasonable costs or expenses or Taxes incurred by the Company Group or Buyer in procuring such refund.

(e) If any of the cash held as collateral pursuant to the Letter of Credit, dated December 3, 2025, by and between East West Bank and the Company (for the premises located at 100 New England Avenue, Piscataway, New Jersey) is released by East West Bank to Buyer or any of its Subsidiaries (including the Company or any of its Subsidiaries) between the Closing and one hundred-eighty (180) days after the Closing Date, Buyer shall, and shall cause the Company Group to, deliver such released cash to the Seller Representative (to be allocated among the Sellers by the Seller Representative in accordance with the Allocation Schedule) within ten (10) days after receipt thereof, solely to the extent such released cash constituted Restricted Cash for purposes of the determination of the Closing Payment. Buyer shall use commercially reasonable efforts to cause the security deposit under the Company’s lease for the premises located at 100 New England Avenue, Piscataway, New Jersey to be reduced per its terms as promptly as practicable after the Closing; provided, that none of Buyer or any of its Subsidiaries shall be required to make payments, commence litigation or agree to adverse modifications of the terms and conditions of any agreements with third parties in connection therewith.

1.6 Withholding. Notwithstanding any other provision in this Agreement, the Company, the Sellers, Buyer, the Escrow Agent and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement shall have the right to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as the Company, the Sellers, Buyer or other applicable payor are required to deduct and withhold with respect to the making of such payment under any applicable Law and to collect any necessary Tax forms, including an appropriate Form W-9, or any similar information, in connection therewith to reduce or mitigate any such obligation to withhold. Except in the case of compensatory payments or withholding as a result of failure to deliver any IRS Form W-9 required pursuant to Section 6.2(e), each of the Company, the Seller Representative, Buyer, the Escrow Agent or other applicable payor shall promptly provide notice to Buyer or the Seller Representative, as applicable, in respect of any withholding expected to be made at least ten (10) Business Days prior to any such withholding, and the Parties shall cooperate in good faith to eliminate or mitigate such withholding. The withholding Party shall provide to other Party evidence reasonably satisfactory to such other Party of the timely payment of any withheld amounts to the relevant Governmental Authority. To the extent that amounts are withheld and paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Person in respect of which such deduction and withholding was made.

1.7 Closing. Subject to the terms and conditions hereof, the closing of the purchase and sale of the Acquired Membership Interests pursuant to this Agreement (the “Closing”) shall take place at 10:00 a.m. (local time) at the offices of Holland & Knight LLP, 787 Seventh Avenue, 31st Floor, New York, New York 10019, or remotely via the exchange of documents and signatures in PDF format or by facsimile on a date to be mutually agreed to by Buyer and the Seller Representative, which date shall be no later than five (5) Business Days after the satisfaction or waiver of the last of the conditions set forth in Article VI to be satisfied or waived (other than those conditions to be satisfied at the Closing), or at such other time, date and location as the Parties agree in writing (the “Closing Date”). The Parties will treat the Closing as being effective at 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).

1.8 Fractional Shares. No fractional shares of Amneal Class A Common Stock shall be issued to the Sellers pursuant to this Agreement. In lieu of the issuance of any such fractional share, Buyer shall pay to each Seller who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume-weighted average of the per share closing price of Amneal Class A Common Stock for the consecutive period of ten (10) full trading days ending on the trading day that is five (5) days preceding the Closing Date by (ii) the fraction of a share (after taking into account all Membership Interests held by such Seller immediately prior to the Closing and rounded to the nearest thousandth when expressed in decimal form) of Amneal Class A Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.2.

1.9 Adjustment. In the event that, between the date of this Agreement and the Closing Date, the outstanding shares of Amneal Common Stock shall have been changed into or exchanged for a different number or class of shares as a result of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other similar event, the Equity Consideration shall be appropriately and proportionately adjusted to reflect such event and to give the Parties the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 1.9 shall be construed to permit Buyer to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BUYER

Except (a) as set forth in the Buyer Disclosure Schedule or (b) as disclosed in the Buyer SEC Documents filed after January 1, 2024 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Buyer hereby represents and warrants to the Sellers that the statements contained in this Article II are true, correct and complete as of the date hereof and as of the Closing Date (or, if made as of a specified date, as of such date).

2.1 Organization and Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer.

2.2 Corporate Power and Authority.

(a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to (i) the approval of the Stock Issuance by the affirmative vote of a majority of the votes cast by the holders of Amneal Common Stock at the Buyer Meeting (the “Buyer Stockholder Approval”) and (ii) the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Amneal Common Stock entitled to vote thereon, other than any outstanding shares of Amneal Common Stock beneficially owned, directly or indirectly, by (u) any member of the Amneal Group, (v) any Affiliate (as defined in the Buyer Stockholders’ Agreement) of the Amneal Group, (w) the Company and the Sellers, (x) any stockholder with a director position at any Seller, (y) any Person that Buyer has determined to be an “officer” of Buyer within the meaning of Rule 16a-1(f) of the Exchange Act or (z) any “immediate family member” (as defined in Item 404 of Regulation S-K) of any of the foregoing (such approval, the “Buyer Disinterested Stockholder Approval” and the holders of Amneal Common Stock entitled to vote on the Buyer Disinterested Stockholder Approval other than those excluded pursuant to the foregoing clauses (u) through (z), the “Buyer Disinterested Stockholders”). The execution and delivery of this Agreement is, and each of the Ancillary Documents to be executed and delivered by Buyer at the Closing will be, duly and validly executed and delivered by Buyer. Assuming due authorization, execution and delivery by the Company, the Sellers and the Seller Representative (for documents to which the Company, the Sellers and the Seller Representative are a party, as applicable), this Agreement, and each Ancillary Document to which Buyer is or will be a party constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The Buyer Conflicts Committee has unanimously (i) determined that this Agreement and the Ancillary Documents to which Buyer is or will be a party and the transactions contemplated hereby and thereby, including the consideration to be paid in connection therewith, are advisable and fair to, and in the best interests of, Buyer and Buyer’s stockholders (including the Buyer Disinterested Stockholders), (ii) adopted, approved and declared advisable this Agreement and the Ancillary Documents to which Buyer is or will be a party and the transactions contemplated hereby and thereby, (iii) directed that the Stock Issuance and this Agreement and the transactions contemplated hereby be submitted to Buyer’s stockholders for approval and adoption, (iv) resolved to recommend that Buyer’s stockholders adopt and approve the Stock Issuance and this Agreement and the transactions contemplated hereby (such recommendation, the “Buyer Conflicts Committee Recommendation”) and (v) recommended that the Buyer Board do each of the foregoing. As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn.

(c) The Buyer Board, upon the unanimous recommendation of the Buyer Conflicts Committee, has (i) determined that this Agreement and the Ancillary Documents to which Buyer is or will be a party and the transactions contemplated hereby and thereby, including the consideration to be paid in connection therewith, are advisable and fair to, and in the best interests of, Buyer and Buyer’s stockholders (including the Buyer Disinterested Stockholders), (ii) adopted, approved and declared advisable this Agreement and the Ancillary Documents to which Buyer is or will be a party and the transactions contemplated hereby and thereby, (iii) directed that the Stock Issuance and this Agreement and the transactions contemplated hereby be submitted to Buyer’s stockholders for approval and adoption, and (iv) resolved to recommend that Buyer’s stockholders adopt and approve the Stock Issuance and this Agreement and the transactions contemplated hereby (such recommendation, the “Buyer Board Recommendation”). As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn.

(d) No corporate proceedings on the part of Buyer (whether in the nature of an approval by the Buyer Board, the Buyer Conflicts Committee, Buyer’s stockholders or otherwise) are necessary to approve the execution, delivery, performance or consummation of this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby that have not been so obtained, except for the receipt of the Buyer Stockholder Approval.

2.3 Conflicts, Consents and Approvals. Neither the execution nor delivery by Buyer of this Agreement or the Ancillary Documents to which Buyer is or will be a party nor the consummation of the transactions contemplated hereby or thereby will:

(a) conflict with, or result in a breach of any provision of the Organizational Documents of Buyer;

(b) materially violate, or conflict with, or result in a material breach of, any provision of, or constitute a material default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) or result in any loss of any material benefit under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any Encumbrance upon any of the material properties or assets of Buyer under, any of the terms, conditions or provisions of any Contract to which Buyer is a party or by which its assets or properties are bound;

(c) violate any order, writ, injunction, decree, statute, rule or regulation, applicable to Buyer or any of Buyer’s properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing with any third party or any Governmental Authority, or other regulatory or self-regulatory body, except for (i) compliance with any applicable requirements of the HSR Act and as set forth in Section 2.3(d) of the Buyer Disclosure Schedule, (ii) such filings as are required to be made with the Nasdaq Stock Market LLC (“NASDAQ”), (iii) such filings or approvals as are required to be made or obtained under applicable securities laws or “Blue Sky” laws of various states, including in connection with the Stock Issuance, and approval of the listing of the Equity Consideration on the NASDAQ, and (iv) the filing by Buyer with the SEC of the Proxy Statement and the clearance by the SEC of the Proxy Statement, except in the case of clauses (b), (c) and (d) above, as would not have a Material Adverse Effect on Buyer.

2.4 Sufficiency of Funds; Amneal Class A Common Stock.

(a) Buyer will have at the Closing sufficient unrestricted cash on hand or other sources of immediately available funds to enable it to make payment of the Initial Cash Consideration.

(b) The shares of Amneal Class A Common Stock to be delivered pursuant to this Agreement will, when issued, be (i) duly authorized, validly issued and non-assessable, (ii) free and clear of all Encumbrances (other than Encumbrances arising under applicable federal and state securities Laws or under the Buyer Stockholders’ Agreement), and (iii) not issued in violation of any preemptive or similar rights. Buyer is eligible under applicable federal securities Laws to file an automatic shelf registration statement on Form S-3 to register the shares of Amneal Class A Common Stock to be delivered pursuant to this Agreement for resale.

(c) Assuming that the representations and warranties set forth in Section 4.7 are true and correct in all respects as of the date of this Agreement and as of the Closing Date, the offer and sale of shares of Amneal Class A Common Stock to be delivered pursuant to this Agreement will be exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. The Amneal Class A Common Stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and listed for trading on NASDAQ. Buyer has taken no action designed to, or which to Buyer’s Knowledge is likely to have the effect of, terminating the registration of the Amneal Class A Common Stock under the Exchange Act nor has Buyer received any written notification that the SEC is contemplating terminating such registration. Buyer has not received any written notice from NASDAQ to the effect that Buyer is not in compliance with the listing requirements of NASDAQ.

2.5 Investment Intent. Buyer is acquiring the Acquired Membership Interests for its own account and not with a view to any resale or distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

2.6 Independent Investigation. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions described herein. Buyer has conducted its own independent review and analysis of, and based thereon has formed an independent judgment concerning, the assets, liabilities, condition, operations and prospects of the Business. In entering into this Agreement, Buyer has relied solely upon its own review and analysis and the specific representations and warranties of the Sellers and the Company expressly set forth in this Agreement and the Ancillary Documents and not on any representations, warranties, statements or omissions by any Person other than the Company and the Sellers, or by the Sellers or the Company other than those specific representations and warranties expressly set forth in this Agreement and the Ancillary Documents. Buyer acknowledges that, except for the representations and warranties expressly set forth in this Agreement and the Ancillary Documents, no Seller nor the Company, their respective Affiliates or any of their respective equityholders or other Representatives has made or makes, and Buyer has not relied on and is not relying on, any representation, warranty or statement, either express or implied, (a) as to the accuracy or completeness of any of the information delivered or made available to Buyer, any of its Affiliates or any of its or their respective directors, officers, employees, equityholders, agents or other Representatives or lenders and (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Business delivered or made available to Buyer, any of its Affiliates or any of its or their respective equityholders, Representatives or lenders. Nothing in this Section 2.6 shall apply to or limit any claim for Fraud.

2.7 Brokerage and Finder’s Fee. Except for Goldman Sachs & Co. LLC, no broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

2.8 Litigation. As of the date hereof, there are no Actions pending or threatened in writing (or, to Buyer’s Knowledge, orally) against or otherwise relating to Buyer that challenge or seek to enjoin, alter or materially delay the transactions contemplated herein or that would reasonably be expected to have a Material Adverse Effect on Buyer.

2.9 Capitalization. Buyer has 1,202,000,000 authorized shares of capital stock, consisting of (a) 1,200,000,000 shares of common stock, $0.01 par value per share, of which 900,000,000 are designated as Class A common stock and 300,000,000 are designated as Class B common stock, and (b) 2,000,000 shares of blank check preferred stock, $0.01 par value per share (the “Buyer Preferred Stock”). As of the close of business on April 17, 2026 (the “Buyer Capitalization Reference Date”), (i) 319,001,893 shares of Amneal Class A Common Stock, (ii) zero shares of Amneal Class B Common Stock, and (iii) zero shares of Buyer Preferred Stock were issued and outstanding. As of the close of business on the Buyer Capitalization Reference Date, except as set forth in the preceding sentence (and any shares of Amneal Class A Common Stock reserved for issuance upon the settlement of outstanding restricted stock units, performance-based restricted stock units, and outstanding stock options), there were no issued and outstanding equity interests of Buyer. As of the close of business on the Buyer Capitalization Reference Date, there were no outstanding obligations of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity interests of Buyer. Buyer has, and will continue to have through the Closing, sufficient authorized but unissued shares or treasury shares of Amneal Class A Common Stock for Buyer to meet its obligation to deliver the Equity Consideration under this Agreement.

2.10 SEC Filings and Sarbanes-Oxley Act. As of its filing date (and as of the date of any amendment), each document filed with or furnished to the SEC by Buyer since January 1, 2024 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, and as amended from time to time, the “Buyer SEC Documents”) has complied in all material respects with the applicable requirements of NASDAQ, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Buyer SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Buyer is, and since January 1, 2024 has been, in compliance in all material respects with (a) the applicable provisions of the Sarbanes-Oxley Act and (b) the applicable listing and corporate governance rules and regulations of NASDAQ. Buyer has, in compliance with Rule 13a-15 under the Exchange Act, since January 1, 2024, established and maintained disclosure controls and procedures designed to ensure that all material information relating to Buyer, including its consolidated Subsidiaries, is made known to Buyer’s principal executive officer and its principal financial officer by others within those entities. Such disclosure controls and procedures are designed to timely alert Buyer’s principal executive officer and principal financial officer to material information required to be included in Buyer’s periodic and current reports required under the Exchange Act. Buyer and its Subsidiaries have established and maintained since January 1, 2024, and continue to maintain, a system of internal controls. Such internal controls are designed to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer’s consolidated financial statements for external purposes in accordance with GAAP. Buyer disclosed, based on its most recent evaluation of such internal controls prior to the date of this Agreement, to Buyer’s auditors and the Audit Committee of the Buyer Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

2.11 Financial Statements and Financial Matters. The audited consolidated financial statements and interim unaudited consolidated financial statements of Buyer included or incorporated by reference in the Buyer SEC Documents (such audited financial statements, the “Audited Financial Statements” and such unaudited financial statements, the “Unaudited Financial Statements”) (a) have been prepared based on the books and records of Buyer and its Subsidiaries, and (b) fairly present, in all material respects, in conformity with GAAP applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto), the consolidated financial position of Buyer and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. The Unaudited Financial Statements have been prepared in accordance with the requirements of the U.S. Securities and Exchange Commission and GAAP for interim reporting and include all adjustments that, in the opinion of management, are necessary for a fair presentation of the financial position, results of operations and cash flows of Buyer for the periods presented but do not include all information and accompanying notes required for annual financial statements prepared in accordance with GAAP and should be read in conjunction with the Audited Financial Statements for the corresponding fiscal year. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable Law. Since January 1, 2024, no independent registered public accounting firm of Buyer and no independent public accounting firm of any Subsidiary of Buyer has resigned (or informed Buyer that it intends to resign) or been dismissed as accountants of Buyer or any of its Subsidiaries as a result of or in connection with any disagreements with Buyer or any of its Subsidiaries on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. From January 1, 2024 to the date of this Agreement, Buyer has not received written notice from the SEC indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC.

2.12 Undisclosed Liabilities. There are no Liabilities of Buyer or any of its Subsidiaries that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of such entities, other than: (a) Liabilities reflected or reserved against in the audited consolidated financial statements of Buyer included or incorporated by reference in the Buyer SEC Documents or disclosed in the notes thereto; (b) Liabilities incurred in the ordinary course of business since December 31, 2025; (c) Liabilities that have been discharged prior to the date hereof; (d) Liabilities incurred in connection with the transactions contemplated by this Agreement; and (e) other undisclosed Liabilities which would not reasonably be expected to have a Material Adverse Effect on Buyer.

2.13 Buyer Information. The information relating to Buyer and its Subsidiaries that is included in the Proxy Statement, or in any application, notification or other document filed by the Buyer with any Governmental Authority in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Sellers, the Company or any of their respective Affiliates) will comply in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Sellers or the Company for inclusion in the Proxy Statement.

2.14 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II (AS MODIFIED BY THE DISCLOSURE SCHEDULE HERETO), OR ANY ANCILLARY DOCUMENTS, NEITHER BUYER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO BUYER. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE II, BUYER DISCLAIMS ANY AND ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE COMPANY GROUP, THE SELLERS OR THEIR RESPECTIVE AFFILIATES, OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE COMPANY GROUP OR THE SELLERS BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR OTHER REPRESENTATIVE OF BUYER, OR ANY OF THEIR RESPECTIVE AFFILIATES); PROVIDED, THAT NOTHING IN THIS SECTION 2.14 SHALL AFFECT ANY CLAIM FOR FRAUD. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE II (AS MODIFIED BY THE DISCLOSURE SCHEDULE HERETO, AS SUPPLEMENTED AND AMENDED TO THE EXTENT PERMITTED BY THIS AGREEMENT), BUYER MAKES NO REPRESENTATION OR WARRANTY TO THE COMPANY GROUP OR THE SELLERS REGARDING THE PROBABLE SUCCESS OR FUTURE PROFITABILITY OF BUYER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CONDITION OF THE ASSETS OF BUYER SHALL BE “AS IS” AND “WHERE IS” AND BUYER DOES NOT MAKE ANY WARRANTY OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR QUALITY WITH RESPECT TO ANY OF THE TANGIBLE ASSETS OF BUYER OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. IT IS UNDERSTOOD THAT ANY DUE DILIGENCE MATERIALS MADE AVAILABLE TO THE COMPANY GROUP, THE SELLERS OR THEIR RESPECTIVE AFFILIATES, OR THEIR RESPECTIVE REPRESENTATIVES DO NOT, DIRECTLY OR INDIRECTLY, AND SHALL NOT BE DEEMED TO, DIRECTLY OR INDIRECTLY, CONTAIN REPRESENTATIONS OR WARRANTIES OF THE BUYER OR ITS AFFILIATES.

ARTICLE III

REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY

Except as set forth in the Disclosure Schedule, the Company hereby represents and warrants to Buyer that the statements contained in this Article III are true, correct and complete as of the date hereof and as of the Closing Date (or, if made as of a specified date, as of such date).

3.1 Organization and Standing; Power and Authority; Pre-Signing Reorganization.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on the Business. The Company is duly qualified to do business as a foreign company, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, would not be material to the Company. The Company is not in default under or in violation of any provision of the Organizational Documents of the Company, each as amended to date, and all such documents are in full force and effect. True and complete copies (including all amendments thereto) of the Company Certificate of Formation and the Company LLC Agreement, each in effect as of the date of this Agreement, have been made available to Buyer or its advisors.

(b) Section 3.1(b) of the Disclosure Schedule sets forth a list of all Subsidiaries of the Company, the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each Subsidiary of the Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and, where such concept is recognized under applicable Law, in good standing under the Laws of its jurisdiction of organization and (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it, or the character or location of the properties and assets owned or leased by it, makes such licensing or qualification necessary. None of the members of the Company Group owns, directly or indirectly, any equity interests, any phantom stock or units or similar rights providing economic benefits based, directly or indirectly, on the value or price of the equity interests or other interests of or in any Person or other equity or voting interest in, or any other securities convertible or exchange into or exercisable for any equity or voting interest in, any Person other than as set forth in Section 3.1(b) of the Disclosure Schedule.

(c) True, complete and correct copies of the Organizational Documents of each Subsidiary of the Company as in full force and effect as of the date of this Agreement have been provided to Buyer.

(d) The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement is, and each of the Ancillary Documents to be executed and delivered by the Company at the Closing will be, duly and validly executed and delivered by the Company. Assuming due authorization, execution and delivery by Buyer, the Sellers and the Seller Representative (for documents to which Buyer, the Sellers and the Seller Representative are a party, as applicable), this Agreement, and each Ancillary Document to which the Company is or will be a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). No corporate proceedings on the part of the Company (whether in the nature of an approval by the board of managers (or equivalent governing body) of the Company, the members of the Company or otherwise) are necessary to approve the execution, delivery, performance or consummation of this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby that have not been so obtained.

(e) Pre-Signing Reorganization.

(i) Due Authorization. As of the execution and delivery of the Pre-Signing Reorganization Documents and as of the consummation of the transactions contemplated thereby, including the Pre-Signing Reorganization, each of the Reorg Persons had all requisite organizational power and authority to execute and deliver each Pre-Signing Reorganization Document to which it was a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby, including the Pre-Signing Reorganization. As to each Reorg Person, the execution and delivery of each Pre-Signing Reorganization Document to which such Reorg Person was a party was duly and validly executed and delivered by such Reorg Person and, assuming the due authorization, execution and delivery by each other Reorg Person party thereto, constituted the legal, valid and binding obligations of such Reorg Person, enforceable against such Reorg Person in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). No corporate proceedings on the part of any Reorg Person (whether in the nature of an approval by the board of managers (or equivalent governing body) of such Reorg Person, the members of such Reorg Person or otherwise) were necessary to approve the execution or delivery of any of the Pre-Signing Reorganization Documents to which such Reorg Person was a party or the performance or the consummation of the Pre-Signing Reorganization that were not so obtained. As to each Reorg Person, if such Reorg Person is a natural Person and is married, and any of the equity interests held by such natural Person in any other Reorg Person or the Company constitute community property or otherwise need spousal or other approval for any Pre-Signing Reorganization Document to be legal, valid and binding, such Pre-Signing Reorganization Document was duly and validly executed and delivered by such natural Person’s spouse and, assuming due authorization, execution and delivery by each other Person party thereto, constitutes a legal, valid and binding obligation of such natural Person’s spouse, enforceable against such natural Person’s spouse in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(ii) Conflicts; Consents and Approvals. As to each Reorg Person, neither the execution and delivery of the Pre-Signing Reorg Documents to which such Reorg Person was a party nor the performance or consummation of the transactions contemplated thereby, including the Pre-Signing Reorganization, did or will:

(A) conflict with, or result in a breach of, any provision of the Organizational Documents of any Reorg Person or any member of the Company Group;

(B) violate, or conflict in any respect with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) or result in any loss of any benefit under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any Encumbrance (except for Permitted Liens) upon any of the material properties or assets of the Company Group (including Owned Real Property) or any Reorg Person, under any of the terms, conditions or provisions of any Material Contract, Real Property Lease, Owned Property Deed or Permit to which any member of the Company Group is party or by which its material assets are bound;

(C) violate or conflict with in any respect any Order, Law or Data Security Requirement applicable to any Reorg Person or any member of the Company Group or any of the properties or assets of any of the foregoing Persons; or

(D) require any notice or consent or approval of, or review by, or registration or filing with any third party or any Governmental Authority, or other regulatory or self-regulatory body.

(iii) Credit Line Note. None of the members of the Company Group do, and following the Closing none of the members of the Company Group nor any of Buyer or its other controlled Affiliates (excluding, for the avoidance of doubt, Holdco and its equityholders following the consummation of the Pre-Signing Reorganization) will, have any liability or obligation under or in relation to that certain Consolidated and Amended and Restated Secured Credit Line Promissory Note, dated December 22, 2023 (as amended, modified, supplemented, restated, replaced, or otherwise revised from time to time, the “Holdco Credit Line Note”). The outstanding principal and accrued interest under the Holdco Credit Line Note as of the date of the consummation of the Pre-Signing Reorganization is set forth on Section 3.1(e)(iii) of the Disclosure Schedule.

3.2 Capitalization.

(a) Section 3.2(a) of the Disclosure Schedule sets forth all of the equity interests in the Company, including the Membership Interests, and the owners thereof. Each Membership Interest is duly authorized and validly issued, fully paid and nonassessable, and is not subject to and has not been issued in violation of any preemptive rights, rights of first refusal or first offer, or similar rights. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any equity interests of the Company, nor are there outstanding any equity interests which are convertible into or exchangeable for any equity interests of the Company. There are no voting trusts, equityholders agreements, proxies or other agreements or undertakings with respect to the voting, sale or other disposition of any of the interests of the Company. There are no outstanding or authorized membership unit appreciation, phantom membership unit, profit participation (other than cash commissions and annual or more short-term cash bonuses, which, for the avoidance of doubt, are not equity or equity-based), profits interest, incentive unit or similar rights with respect to the Company. The Company does not have and is not bound by any obligation of any kind to issue or pay for any additional securities, including any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any equity security of the Company or any predecessor thereof or any securities representing the right to purchase or otherwise receive any equity security of the Company or any predecessor thereof. The Company has not agreed to register any equity interests under the Securities Act of 1933, as amended, or under any state securities Law or granted registration rights to any Person. Except for the Subsidiaries set forth on Section 3.1(b) of the Disclosure Schedule, the Company does not control, own, or have any right or obligation to repurchase, deemed or otherwise acquire, any equity or other ownership interest in any Person or any other securities or investments of any type.

(b) All of the issued and outstanding equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Encumbrances, and all of such equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any equity security of such Subsidiary. None of the Indian Subsidiaries have granted, issued, promised or agreed to issue employee stock options, phantom stock options, stock appreciation rights, golden share rights, restricted stock, restricted stock units, equity linked options or equity-linked benefits, or right to subscribe for any of the foregoing, in each case, under any scheme or otherwise.

(c) All issuances of the equity interests of the Indian Subsidiaries have been undertaken in accordance and compliance with applicable Laws, including FEMA and all requisite filings required thereunder have been duly made within prescribed timelines. The Indian Subsidiaries engaged in the “pharmaceutical sector” under the terms of FEMA have complied with all necessary requirements of Governmental Authorities under FEMA for receiving 100% foreign direct investment. The share certificates evidencing the equity interests of the Indian Subsidiaries are duly stamped and issued in compliance with applicable Laws and all statutory fees and stamp duty have been paid in full, within prescribed timelines, and in accordance with applicable Laws. There are no disputes in relation to the shareholding of the Indian Subsidiaries, and the register(s) of members maintained by the Indian Subsidiaries contain a complete and accurate record of the shareholders of the Indian Subsidiaries. All prior transfers of shares of the Indian Subsidiaries have been undertaken in due compliance with applicable Laws, including FEMA.

3.3 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement nor the Ancillary Documents by the Sellers or the Company nor the consummation of the transactions contemplated hereby or thereby will:

(a) conflict with, or result in a breach of, any provision of the Organizational Documents of any member of the Company Group or any Reorg Person;

(b) materially violate, or conflict in any material respect with, or result in a material breach of any provision of, or constitute a material default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a material default) or result in any loss of any material benefit under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a material default under, or result in the creation of any Encumbrance (except for Permitted Liens) upon any of the material properties or assets of the Company Group (including Owned Real Property), under any of the terms, conditions or provisions of any Material Contract, Real Property Lease, Owned Property Deed or Permit to which any member of the Company Group is a party or by which its material assets are bound;

(c) violate or conflict with in any material respect any Order, Law or Data Security Requirement applicable to any member of the Company Group or any Reorg Person or any of its material properties or assets (including Owned Real Property); or

(d) subject to any filings or approvals referred to in Section 2.3(d), require any notice or consent or approval of, or review by, or registration or filing with any third party or any Governmental Authority, or other regulatory or self-regulatory body except for the consents, approvals, registrations and filings set forth on Section 3.3(d) of the Disclosure Schedule or as would not have a Material Adverse Effect on the Company.

3.4 No Changes.

(a) Except for the consummation of the Pre-Signing Reorganization, since December 31, 2024 (the “Balance Sheet Date”) through the date hereof, (i) the business of the Company, including the Business, has been conducted in the ordinary course in all material respects, consistent with past practice, and (ii) there has been no Material Adverse Effect on the Company.

(b) Without limiting the generality of the foregoing, since September 30, 2025 through the date hereof, except for the consummation of the Pre-Signing Reorganization, no member of the Company Group has, and, solely with respect to the Company Group, no Seller nor any of their respective Affiliates has:

(i) amended any of the Organizational Documents of any member of the Company Group;

(ii) (A) changed the wages, salary, consulting or individual independent contractor fees, director fees, targets or metrics for bonuses or commissions, severance, pension, post-retirement, profit-sharing, welfare or other compensation or benefits of any of its Service Providers, or paid or agreed to pay any bonus, commission or similar payment to any of its Service Providers, in each case of this clause (A), except in the ordinary course of business consistent with past practice for changes to the annual consulting fee or base salary of a Service Provider with a title below, with respect to Service Providers located in the U.S., senior manager and, with respect to Service Providers located in India, general manager, in an amount of (x) five percent (5%) or less per Service Provider and (y) three percent (3%) or less in the aggregate, or as otherwise required by the terms of any Employee Benefit Plan as in effect immediately prior to the Balance Sheet Date; (B) except as required by the terms of any Employee Benefit Plan as in effect immediately prior to September 30, 2025, granted, or taken any action to grant, any change in control, retention, transaction bonus, equity or equity-based or cash award to any Service Provider (including, such grants from, or arrangement with, any Seller or the Seller Representative), (C) taken any action to accelerate the vesting or payment (or lapse of restrictions) of any compensation or benefit (including, for the avoidance of doubt, any equity, equity-based or cash incentive awards) for any current or former Service Provider of the Company Group, other than as required by the terms of any Employee Benefit Plan as in effect immediately prior to September 30, 2025 (including, such actions by any Seller) or (D) hired, engaged, promoted, or terminated (other than for cause) any Service Provider with a title of, with respect to Service Providers located in the U.S., senior manager or above and, with respect to Service Providers located in India, general manager or above;

(iii) entered into, adopted or amended or committed to enter into, adopt or amend any Employee Benefit Plan (other than the entry into employment agreements, service agreements and offer letters with new hires not prohibited from being hired under Section 3.4(b)(ii); provided, that any such employment agreement, service agreement or offer letter was entered into in the ordinary course of business consistent with past practice and is consistent in all material respects with the Company Group’s standard forms made available to Buyer);

(iv) entered into, adopted or amended or committed to enter into, adopt or amend any Collective Bargaining Agreement or similar labor organization agreement or voluntarily recognized any labor union or similar organization;

(v) incurred any indebtedness for borrowed money, made any loans or advances, or assumed, guaranteed or otherwise became responsible for the obligations of any Person, or subjected any of its properties or assets to any Encumbrance, except for the routine advancement of business expenses to employees in the ordinary course of business consistent with past practice;

(vi) entered into, materially amended or terminated (except to the extent expired pursuant to its terms) any Material Contract or Real Property Lease (or, for purposes of Section 5.1(b) only, any Contract or lease or sublease (as applicable) that would have, if in existence as of the date hereof, constituted a Material Contract or Real Property Lease (as applicable));

(vii) acquired, purchased, leased or licensed any assets or properties valued in excess of $250,000, or made any commitment to do so other than in the ordinary course of business consistent with past practice;

(viii) sold, transferred, removed, assigned, conveyed, licensed, distributed, canceled, abandoned, allowed to lapse or otherwise disposed of, other than in the ordinary course of business consistent with past practice, any asset or right of the Company Group (excluding Intellectual Property);

(ix) sold, transferred, assigned, conveyed, licensed, distributed, canceled, abandoned, allowed to lapse or otherwise disposed of any Intellectual Property owned or purported to be owned by any member of the Company Group, other than (A) non-exclusive licenses granted to customers or service providers in the ordinary course of business consistent with past practice, (B) the abandonment of Company Intellectual Property marked “abandoned” on Section 3.8(a) of the Disclosure Schedule, and (C) the natural expirations of registered Intellectual Property at the end of its statutory term;

(x) made any materially adverse change to any AI Activities, Data Security Requirement or to the operation or security of any Business Systems, except to the extent required by applicable Law;

(xi) adopted or changed any method of accounting (including any method of Tax accounting);

(xii) subject to Section 5.18, made or caused to be made any dividend, distribution (of capital stock or equity interests), redemption, repurchase, recapitalization, reclassification, reorganization, restructuring, amalgamation, liquidation (whether complete or partial), issuance, split, combination or other transaction involving its capital stock or other equity securities, or any option, warrant or right to acquire any such capital stock or equity securities;

(xiii) (A) made, changed or revoked any income classification or other material Tax election, (B) settled any Tax claim or assessment relating to the Company Group, (C) changed its fiscal or Tax year or accounting period, (D) requested any ruling from, or initiated any voluntary disclosure process with, a Governmental Authority with respect to Taxes, (E) filed any amended Tax Return, (F) surrendered any claim for a refund of Taxes, or (G) consented to any extension or waiver of the limitation period applicable to any Taxes of the Company Group;

(xiv) acquired any business or Person, whether by merger or consolidation, purchase of assets or equity securities or any other manner;

(xv) canceled or waived any rights of substantial value, or paid, discharged or settled any Claims in an amount in excess of $250,000;

(xvi) canceled or reduced any insurance coverage (other than in respect of any Employee Benefit Plan);

(xvii) except as set forth in the capital budget of the Company set forth on Section 3.4(b)(xvii) of the Disclosure Schedule (the “Pre-Closing Capex Budget”), entered into any binding commitment for, authorized or incurred any capital expenditures in excess of $250,000 in the aggregate (excluding any capital expenditures that are fully paid prior to the Closing).

(xviii) created or incurred any Encumbrances (other than Permitted Liens) on any material assets or properties of the Company Group or the Acquired Membership Interests or other securities of the Company Group;

(xix) prepaid, paid, or discharged any Liability other than in the ordinary course of business, or failed to pay any material Liability when due;

(xx) incurred damage, destruction or loss, or any material interruption in use, of any assets of the Company, whether or not covered by insurance in excess of $250,000; provided, that this Section 3.4(b)(xx) shall be excluded from Section 5.1(b);

(xxi) taken any action to accelerate the collection of accounts receivable or defer the payment of accounts payable, in each case, outside of the ordinary course of business;

(xxii) formed any joint venture or partnership, or entered into any licensing, sublicensing or other collaboration agreement with any Person;

(xxiii) terminated, materially modified or failed to renew any material Permit;

(xxiv) engaged in or announced any “plant closing”, “mass layoff” or other action which would trigger the notice requirements pursuant to the WARN Act or any foreign equivalents; or

(xxv) committed to do any of the foregoing referred to in this Section 3.4(b).

3.5 Company Financial Statements.

(a) True, correct and complete copies of (a) the audited consolidated balance sheet as of December 31, 2022, December 31, 2023 and December 31, 2024 and the related audited consolidated statements of operations, changes in members’ deficit and cash flows for the fiscal years ended December 31, 2022, December 31, 2023 and December 31, 2024 of the Company Group and (b) the unaudited consolidated balance sheet as of December 31, 2025 and the related unaudited consolidated statements of operations and changes in members’ deficit for the twelve months ending December 31, 2025 of the Company Group (clause (b), the “2025 Unaudited Financial Statements” and, clauses (a) and (b) collectively, the “Financial Statements”) are set forth on Section 3.5(a) of the Disclosure Schedule. The Financial Statements (A) present fairly the financial position, results of operations and cash flows of the Company Group as of the dates and for the periods covered therein, and (B) have been prepared from the books and records of the Company Group, consistently with the practices and policies of the Company and in accordance with GAAP as consistently applied by the Company Group. The Go-Forward Financial Statements, when delivered in accordance with this Agreement, (i) will fairly present the financial position, results of operations and cash flows of the Company Group as of the dates and for the periods covered therein and (ii) will have been prepared from the books and records of the Company Group and will have been prepared in accordance with GAAP as consistently applied by the Company Group.

(b) The financial books and records of the Company Group fairly and accurately reflect, in all material respects, since January 1, 2023 the assets, liabilities, revenues and expenses and the financial position of the Company Group.

(c) There are no internal investigations, inquiries or investigations by any Governmental Authority pending or threatened in writing (or, to the Knowledge of the Company, orally), in each case regarding any accounting or auditing practices of the Company Group. Since December 31, 2024, there has not been any material change in any accounting or auditing practices, including any material change with respect to the reserves methodology (whether for bad debts, contingent liabilities or otherwise), of the Company Group. The books and records of the Company Group have been, and are being, maintained in all material respects in accordance with applicable Law. Since January 1, 2023, no independent public accounting firm of any member of the Company Group has resigned (or informed any member of the Company Group that it intends to resign) or been dismissed as independent public accountants of the Company Group as a result of or in connection with any disagreements with the Company Group on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(d) The systems of internal controls over financial reporting of the Company Group are sufficient in all material respects to provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and Regulation S-X, and to maintain accountability for the assets of the Company Group, (ii) receipts and expenditures are executed only in accordance with management’s authorization, (iii) the books and records of the Company Group accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of the Company Group and (iv) management of the Company Group can prevent or timely detect the unauthorized acquisition, use or disposition of assets of the Company Group that could materially affect the financial statements of the Company Group.

3.6 Compliance with Law.

(a) No member of the Company Group is in material noncompliance with any applicable Law. No member of the Company Group, since January 1, 2023, has received any written notice from any Governmental Authority or any Person to the effect that the Company Group is not in compliance with any applicable Law and, to the Knowledge of the Company, no member of the Company Group is under investigation with respect to, has not received any subpoena (administrative or judicial) or similar investigative demand, and has not been threatened to be charged with, any Action or non-compliance with any applicable Law.

(b) The Company Group has all Permits required to permit the Company Group to own, lease, maintain, and operate its assets and properties and to conduct the Business as currently conducted, except for such failures to have such Permits, when taken together with all other such failures by the Company Group to have such Permits, as would not have, or would not reasonably be expected to have, a Material Adverse Effect on the Company. All of the Permits held by or issued to any member of the Company Group are in full force and effect, and each member of the Company Group is in compliance with each such Permit held by or issued to it, except for such failures to so comply, when taken together with all other such failures by the Company Group to so comply, as would not have, or would not reasonably be expected to have, a Material Adverse Effect on the Company. No suspension, cancellation or modification is pending, or threatened in writing (or, to the Company’s Knowledge, orally), with respect to any of the Permits. True and complete copies of the Company Group’s material Permits, each in effect as of the date of this Agreement, have been made available to Buyer or its advisors.

(c) No member of the Company Group nor any of its Representatives (i) is a Government Official; or (ii) has a Close Family Member, personal, business, or other relationship or association with a Government Official who may have responsibility for or oversight of any business activities of the Company Group, other than any relationships or associations that are set forth on Section 3.6(c) of the Disclosure Schedule.

(d) Each member of the Company Group and each Seller, and each of their respective equityholders, members, officers, directors, managers, employees, agents, independent contractors, and anyone acting on its behalf (collectively, the “Representatives”) are in material compliance with all applicable anti-bribery and anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act, the (Indian) Prevention of Corruption Act 1988, and the (Indian) Prevention of Money Laundering Act 2002. No member of the Company Group, no Seller nor any of their respective Representatives (i) is authorized or engaged in any transaction, activity or conduct with or for the benefit of any Person that is the target of or is subject to Sanctions, (ii) has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment (whether in the form of money, products, services or facilities), or made any unlawful expenditures relating to political activity to Government Officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the U.S. Foreign Corrupt Practices Act, or any other similar Law, (iii) offered, promised, paid, accepted or received any unlawful contributions, payments, expenditures, bribes, kickbacks, rebates, discounts or gifts, or (iv) otherwise violated or operated in noncompliance with any Laws prohibiting corruption or bribery.

(e) Each member of the Company Group and each Seller, solely to the extent regularly involved in the day-to-day operations of the Company Group, and, to the Company’s Knowledge, each of their respective Representatives are in material compliance with all applicable Health Care Laws and the FDA Act. No member of the Company Group, nor, solely to the extent regularly involved in the day-to-day operations of the Company Group, any Seller, nor, to the Company’s Knowledge, any of their respective Representatives (i) has become subject to any liability under any Health Care Law or the FDA Act that has not been fully and finally resolved, (ii) has received written notice of any claim with respect to any liability under any Health Care Law or the FDA Act by any Governmental Authority, (iii) has been the subject of any inquiry, subpoena or investigation by any Governmental Authority, or (iv) have been a party to a corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Authority.

3.7 Litigation. Since January 1, 2023, there have been no Actions pending, or threatened in writing (or, to the Company’s Knowledge, orally) against any member of the Company Group, nor as of the date hereof is there any Action pending, or threatened in writing (or, to the Company’s Knowledge, orally) challenging the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated by this Agreement in an Action in which any member of the Company Group is a party. No member of the Company Group is subject to any outstanding Order limiting its ability to do business or engage in the Business. No member of the Company Group has initiated nor, to the Company’s Knowledge, has any member of the Company Group been the target of any material complaint, investigation, regulatory proceeding or disciplinary hearing or action of any kind, during the five (5) year period ending on the Closing Date. Since January 1, 2023, no member of the Company Group has entered into any settlement, admitted to Liability, consented to the entry of any Order or any other instrument or otherwise resolved any pending or threatened Action against any member of the Company Group involving (i) the payment of $250,000 or more in monetary damages or other costs or expenses (other than the fees and expenses of counsel for the Company Group in connection with such Action) or (ii) any equitable or injunctive remedy applicable to any member of the Company Group.

3.8 Intellectual Property.

(a) Section 3.8(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all (1) issued or applied-for Patents, (2) registered or applied-for Trademarks (for clarity, including domain name registrations and websites), (3) registered or applied-for Copyrights, and (4) invention disclosures in each case, included in the Company Intellectual Property, specifying as to each such item, as applicable (i) the title of the item, (ii) the owner(s) of the item, (iii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iv) the respective issuance, registration, or application number of the item, and (v) the status of the item (e.g., issued, pending, challenged, abandoned, expired). The Sellers do not own or control any Intellectual Property that is necessary for the Company Group to conduct the Business as currently conducted or as currently contemplated to be conducted. No Seller nor any of their respective Affiliates (other than the Company Group) owns or receives a license to any Intellectual Property that is necessary for the Company Group to conduct the Business as currently conducted or as currently contemplated to be conducted.

(b) Section 3.8(b) of the Disclosure Schedule sets forth a complete and accurate list of all material Contracts relating to Intellectual Property, AI Activities and/or Business Systems, including (i) licenses and sublicenses pertaining to any (A) third-party Intellectual Property or Business Systems used or held for use by the Company Group, excluding non-exclusive off-the-shelf, shrink-wrap, click-wrap or similar licenses for commercially available software with annual or aggregate fees of less than $50,000 and/or (B) Company Owned IP and/or (ii) any Contract that otherwise affects any member of the Company Group’s use of or rights in any Company Intellectual Property and/or Business Systems (including covenants not to sue and any settlement, coexistence or consent agreements) (each such Contract, an “IP Agreement”).

(c) Section 3.8(c) of the Disclosure Schedule sets forth a complete and accurate list of all Biosimilars and Biosimilar candidates in development as of the date hereof by (or on behalf of) any member of the Company Group, or that are otherwise part of their Business.

(d) No member of the Company Group is a member of or a party to any Patent pool, industry standards body, trade association or other organization pursuant to the rules of which could require or obligate any member of the Company Group to license any existing or future Intellectual Property to any Person.

(e) The Company Group exclusively owns all Company Owned IP, and owns or has a valid license or sublicense to use all other Company Intellectual Property, in each case, free and clear of any Encumbrances or exclusive licenses (other than Encumbrances that will be fully released at the Closing).

(f) All of the Company Intellectual Property that has been issued (in the case of Patents) or registered (in the case of Trademarks and Copyrights) is, including such items listed in Section 3.8(a) of the Disclosure Schedule, are subsisting, valid and enforceable. All of the pending applications to register Intellectual Property registrations included in the Company Intellectual Property, with the exception of those marked “expired”, “abandoned” or “to be abandoned” in Section 3.8(a) of the Disclosure Schedule are (i) pending, free and clear of any Encumbrances or exclusive licenses, and (ii) in compliance with all procedural filing requirements, other than any procedural filing requirements that, if not satisfied or corrected with respect to such applications, would not result in a permanent revocation, abandonment, cancellation, or lapse.

(g) Since January 1, 2023, (i) no Person has infringed, misappropriated or otherwise violated any of the Company Intellectual Property in any material respect, (ii) no member of the Company Group has sent or received any correspondence concerning the infringement, misappropriation or other violation (or challenging the ownership or use) of any Company Intellectual Property and (iii) there have been no Actions pending or threatened by any member of the Company Group relating to any of the foregoing.

(h) No member of the Company Group has, since January 1, 2023, received any written notice, or been subject to any pending or threatened Action, alleging any infringement, violation or misappropriation (or challenging the ownership or use) of any Intellectual Property of any Person. Neither the conduct of the Business nor the manufacturing, making, marketing, selling, offering to sell, importing and/or using of any products or services of the Company Group has since January 1, 2023 infringed (either directly or indirectly), misappropriated or otherwise violated, and does not currently infringe (either directly or indirectly), misappropriate or otherwise violate any Intellectual Property of any Person.

(i) The applications and registrations of Company Intellectual Property, including the items listed in Section 3.8(a) of the Disclosure Schedule are not currently and were not previously the subject of any cancellation or reexamination proceeding or other proceeding challenging their validity, enforceability, inventorship, or ownership. A member of the Company Group is the applicant or assignee of record of all Patent applications and other applications for registration of Intellectual Property listed in Section 3.8(a) of the Disclosure Schedule, and since January 1, 2023, no opposition or interference has been received in connection with any such application. The Company Group has complied with the duty of candor and disclosure to the United States Patent and Trademark Office, United States Copyright Office and any foreign equivalents with respect to all applications and registrations of the Company Intellectual Property filed by or on behalf of any member of the Company Group and has not made any material misrepresentation in such applications. Nothing precludes the Company Group from having clear and valid title to the Company Intellectual Property.

(j) Each Person who conceived of or reduced to practice patentable inventions, prepared works of authorship or otherwise created, contributed to or developed any material Intellectual Property for or on behalf of any member of the Company Group has executed a written agreement validly assigning to a member of the Company Group all right, title and interest in such Intellectual Property that does not vest automatically in such member of the Company Group by operation of Law and waiving all moral rights therein to the extent legally permissible, and no Person (including any current or former Service Provider) has asserted, or has any basis to assert, any ownership or other rights in such Intellectual Property.

(k) No Trade Secrets included in the Company Intellectual Property have been disclosed to any Person, unless such disclosure was made pursuant to a binding reasonable and appropriate (i) confidentiality agreement or (ii) other enforceable legal obligation to maintain confidentiality, and such confidentiality agreements and obligations have not been breached. Each member of the Company Group has taken reasonable measures to (i) protect, enforce and maintain exclusivity (including control over the access and use) of the Company Intellectual Property and (ii) maintain in confidence all Trade Secrets included in the Company Intellectual Property. Except as would not, either individually or in the aggregate, reasonably be expected to be material, no Person has discovered, gained unauthorized access to, or engaged in authorized use of any such Trade Secrets.

(l) Except as set forth in Section 3.8(l) of the Disclosure Schedule, no member of the Company Group is party to a Contract or subject to any other legal obligation whereby any Person has any claim of right to, ownership or license of, or right to obtain ownership or license of or other security interest on any Company Intellectual Property.

(m) No proprietary software that is licensed, conveyed, distributed or otherwise made available to any Person by any member of the Company Group incorporates, contains, is derived from or otherwise links to any open source or similar software in a manner that may require any proprietary Source Code of any member of the Company Group to be licensed or made available to any Person in such circumstances. No Person (other than employees or service providers for purposes of providing services to a member of the Company Group that are subject to a binding reasonable and appropriate confidentiality agreement) has possession of, or any current or contingent right to access or possess, any proprietary Source Code of any member of the Company Group. Each member of the Company Group is in compliance in all material respects with all licenses applicable to open source or similar software used by such member of the Company Group.

3.9 Information Technology Matters, AI Activities and Data Privacy.

(a) Each member of the Company Group currently maintains and complies in all material respects with (and, at all times since January 1, 2023, has maintained and complied in all material respects with) commercially reasonable administrative, technical, physical and organizational measures (including written policies, procedures and safeguards), in each case, consistent in all material respects with industry standards for companies of similar size that conduct similar business activities, to prevent Security Breaches and otherwise protect the confidentiality, integrity, continuous operation and security of all Business Systems and/or Business Data. The Business Systems operate and perform in all material respects in accordance with their documentation and functional specifications. None of the Business Systems have, since January 1, 2023, suffered any material outage or other material failure. The Business Systems do not contain any material viruses, malicious code, defects, errors, vulnerabilities or other corruptants, unauthorized code or devices that are designed to (i) impair the operation of the Business Systems, (ii) significantly disrupt or adversely affect the functionality of any Business Systems, or (iii) enable or assist any Person to access without authorization any Business Systems.

(b) Since January 1, 2023, no member of the Company Group has (i) experienced any material inadvertent, unlawful or unauthorized access to (or loss, disclosure, acquisition, modification, deletion, use, breach or other violation of) any Business Systems (or any information, including Personal Information, (A) contained therein or Processed thereby and/or (B) Processed by or on behalf of (or otherwise in the possession, custody or control of) any member of the Company Group (such information, collectively, “Business Data”)), including any security breach or security incident as the terms “breach” and “security incident” are defined under Data Security Requirements (each, a “Security Breach”) or (ii) received any written notice from, provided any written notice to or been subject to any material pending or threatened Actions by any Governmental Authority or any other Person, regarding any actual or alleged Security Breach or non-compliance with Data Security Requirements. Each member of the Company Group is, and has at all times since January 1, 2023 been, in compliance with all Data Security Requirements in all material respects, and, since January 1, 2023, no event or occurrence has transpired that has required, or would require, any member of the Company Group to provide notice to any Person with respect to any Security Breach or any Data Security Requirement.

(c) No member of the Company Group uses or has used (and no Person uses or has used on behalf of any member of the Company Group), in any material respect, any (i) Personal Information or other customer data as AI Inputs or as a prompt in connection with any AI Technologies, unless specifically authorized in writing by the applicable customer or data subjects, (ii) Trade Secrets as AI Inputs or as a prompt in connection with any AI Technologies, (iii) publicly available datasets or data that was obtained, directly or indirectly, through an act of misappropriation, misrepresentation, unlawful means, or unauthorized polling of websites or “web scraping” in connection with any AI Activities, (iv) work of authorship as AI Inputs without the specific written authorization from the owner of the Intellectual Property therein or (v) AI Technologies in the development, creation, invention or improvement of any software or other Company Intellectual Property.

3.10 Title to Assets; Real Property.

(a) The Company Group has good and valid title to and possession of each Owned Real Property, or in the case of leased properties and assets, valid leasehold rights, possession and interests in, all of the material properties and assets (whether tangible or intangible), real, personal and mixed, used or held for use in its business (the “Property”), free and clear of any and all Encumbrances (except for Permitted Liens). The Property is being used by the Company Group for the relevant approved and/or permitted usage and in accordance with Law and any applicable approvals and/or permissions from any applicable Governmental Authority in all material respects.

(b) Set forth on Section 3.10(b) of the Disclosure Schedule is a true, correct and complete list as of the date hereof of real property owned by the Company Group (“Owned Real Property”) pursuant to the conveyance deed, sale deed and/or other relevant instrument(s) (“Owned Property Deed”). All sale consideration, Taxes and utility charges due or payable with respect to the Owned Real Property have been paid in full and, to the Knowledge of the Company, no dispute or claim is pending or outstanding against the Company Group in relation thereto. Each Owned Property Deed is legal, valid and binding on a member of the Company Group, and has been duly registered (under and to the extent required pursuant to Indian Law), and adequate stamp duty has been paid on each Owned Property Deed executed by the Indian Subsidiaries (to the extent required pursuant to Indian Law). The Owned Real Property constitutes the only real property owned by the Company Group as of the date hereof. No member of the Company Group has since January 1, 2023 (i) sold, transferred, conveyed, leased, subleased, licensed or otherwise granted any Person (other than a member of the Company Group) the ownership rights, the leasehold rights or right to use or occupy (or agreed to sell, transfer, convey, lease or grant) such Owned Real Property or any portion thereof, as the case may be or (ii) delivered or received written notice of default under any such Owned Property Deed for any alleged default or likely default with passage of time or otherwise, that has not been cured. True and complete copies of the Owned Property Deed for Owned Real Property as in effect as of the date hereof have been provided to Buyer or its advisors.

(c) Set forth on Section 3.10(c) of the Disclosure Schedule is a true and complete list as of the date hereof of each lease or sublease for real property executed by or binding upon a member of the Company Group, as lessor or lessee, sublessor or sublessee, landlord or tenant, or assignor or assignee (the “Real Property Leases”), and a true and correct description of the real property subject to such Real Property Leases (the “Leased Real Property”). Each of the Real Property Leases is legal, valid and binding on a member of the Company Group, has been duly registered (if applicable under Indian Law), enforceable as to the applicable member of the Company Group in accordance with its terms and in full force and effect, without any uncured material default thereof by any member of the Company Group or, to the Company’s Knowledge, any other party thereto, and adequate stamp duty has been paid on each such Real Property Leases executed by the Indian Subsidiaries. The Leased Real Property constitutes the only real property leased by the Company Group as of the date hereof. No member of the Company Group has since January 1, 2023 (i) subleased, licensed or otherwise granted any Person (other than a member of the Company Group) the right to use or occupy such Leased Real Property or any portion thereof or (ii) delivered or received written notice of default (or been made aware of any event or condition that with notice or lapse or time, or both, would become a default) under any such Real Property Lease for any alleged default that has not been cured. Since January 1, 2023, all rents, deposits, utility charges and other additional rent amounts due or payable pursuant to each Real Property Lease have been paid in full (without, to the Company’s Knowledge, any dispute or claim pending or outstanding in relation thereto) and no security deposit or portion thereof has been applied in respect of a breach or default under such Real Property Lease that has not been redeposited in full. True and complete copies of the Real Property Leases as in effect as of the date hereof have been provided to Buyer or its advisors.

(d) Except for the occupancy and use of the Leased Real Property by the Company Group, as of the date hereof there are no leases, tenancies, licenses or other rights of occupancy or use for any portion of the Leased Real Property in favor of any Person and no Person other than the members of the Company Group occupies or uses any portion of the Leased Real Property. No member of the Company Group (i) is in any discussions or under any enforceable obligation as of the date hereof regarding options to renew, extend or terminate any lease of Leased Real Property or to lease any real property other than the Leased Real Property or (ii) owns or holds, or is obligated under or is a party to, any option, right of first refusal or other contractual (or other) right or obligation to purchase, acquire, sell, assign, convey or dispose of any real estate or any portion of or interest in the Leased Real Property. As of the date hereof, there are no other leases, tenancies, licenses or other rights of occupancy or use for any portion of the Owned Real Property in favor of any Person and no Person other than the members of the Company Group occupies or uses any portion of the Owned Real Property. No member of the Company Group (i) is in any discussions or under any enforceable obligation as of the date hereof regarding right or options to sell, grant, convey, assign or transfer, any Owned Real Property or to lease, license, occupy or use any Owned Real Property or (ii) owns or holds, or is obligated under or is a party to, any option, right of first refusal or other contractual (or other) right or obligation to purchase, acquire, sell, assign, convey or dispose of any real estate or any portion of or interest in the Owned Real Property.

(e) All buildings, structures, improvements, and fixtures, including all mechanical, electrical and other systems, located (i) on the Owned Real Property or (ii) within the Leased Real Property that are the obligation of a member of the Company Group to maintain under the Real Property Leases, have been or are being constructed, developed and maintained in accordance with normal industry practice and sanctioned approvals and permissions in all material respects, and (to the extent complete) are in good operating condition and repair (ordinary wear and tear excepted).

3.11 Taxes.

(a) The Company Group has duly and timely filed all income and other material Tax Returns required to be filed under applicable Law on or prior to the Closing Date, and all such Tax Returns are true, complete and correct in all material respects.

(b) All Taxes due and payable by or with respect to the Company Group have been paid (whether or not shown as due and owing on such filed Tax Returns).

(c) The Company Group has complied in all material respects with applicable Laws relating to the payment and withholding of Taxes and have collected or withheld and paid over to the proper Governmental Authority all material amounts required to have been collected or withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, equityholder or other third party with respect to the Company Group.

(d) No Governmental Authority has provided notice of, or to the Company’s Knowledge, is conducting, an audit or administrative or judicial proceeding with respect to Taxes or any Tax Returns of the Company Group. No Governmental Authority is asserting against the Company Group any deficiency or claim for any Taxes. No Company Group has received written notice of a claim by any Governmental Authority in any jurisdiction where the Company Group does not file Tax Returns with respect to a particular type of Tax that the Company Group is subject to such Tax or required to file Tax Returns for such Tax by that jurisdiction.

(e) No extensions or waivers of statutes of limitations have been given or requested in writing with respect to any Taxes of the Company Group.

(f) The Company Group is not a party to or bound by any Tax allocation, sharing, indemnity or any similar agreements or arrangements (excluding, for the avoidance of doubt, any customary commercial Contracts that are not primarily related to Taxes). The Company Group has no Liability for the Taxes of any other Person as transferee or successor, by Law, contract, or otherwise, including without limitation under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law).

(g) The Company Group will not be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) application of Section 965(a) of the Code or election made pursuant to Section 965(h) of the Code, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date, (vi) change in (or incorrect) method of accounting for a taxable period (or portion thereof) ending on or before the Closing Date, or (vii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Tax Law). The Company Group maintains true and complete records supporting the positions taken with respect to income and expenses recorded and claimed by it for any taxable period (or portion thereof) ending on or before the Closing Date.

(h) There are no liens for Taxes upon the Company Group or its assets (other than statutory liens for Taxes not yet due and payable).

(i) The Company Group has not been a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(j) The Company Group is not a party to any joint venture, partnership, or other arrangement or contract that is treated, or required to be treated, as a partnership for federal income tax purposes.

(k) The Company Group is not subject to Tax in any jurisdiction other than India and the United States and their respective states and localities and where non-U.S. withholding may be applicable under commercial agreements.

(l) The Company Group does not have and has never had a taxable presence, including by way of a permanent establishment or a business connection as defined under applicable laws in any jurisdiction other than the jurisdiction of its incorporation. The Company Group is and has always been a tax resident of the jurisdiction of its incorporation and no other jurisdiction on account of situs of control and management. The Company Group has not received a claim from any Governmental Authority asserting any of the foregoing.

(m) Neither the Company nor any member of the Company Group that is treated as a partnership for U.S. federal income tax purposes has (i) made any election pursuant to Section 1101(g) of the Bipartisan Budget Act of 2015 to cause Sections 6221-6241 of the Code (as amended by the Bipartisan Budget Act of 2015) to apply to any taxable year beginning prior to January 1, 2018 (or any comparable election for state or local Tax purposes) or (ii) made any election (and no election has been made on behalf of any member of the Company Group) to be subject to taxation at the entity level pursuant to any pass-through entity tax regime or similar federal, state, local, or non-U.S. tax regime.

(n) Each member of the Company Group is in compliance in all material respects with the intercompany transfer pricing provisions of Section 482 of the Code (and any analogous laws and regulations relating to Taxes), including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length.

(o) There are no unclaimed property or escheat obligations with respect to property or other assets held or owned by the Company Group.

(p) The Company is, and at all times since formation, has been, properly classified as a partnership or disregarded entity for U.S. federal (and applicable state and local) income tax purposes, and no election has been made by or on behalf of the Company to be classified as a corporation for U.S. federal income tax purposes. The proper U.S. federal income tax classification of all other members of the Company Group is set forth on Section 3.11(p) of the Disclosure Schedule.

(q) The Company Group has never been engaged in, or been a party to, any transaction or series of transactions or scheme or arrangement of which the main purpose, or one of the main purposes, was the evasion of Taxes.

(r) As of the Closing Date, the Membership Interests do not derive its value substantially from assets located in India as per the provisions of section 9 of the (Indian) Income Tax Act, 1961 read with Rule 11UB and Rule 11UC of the Income Tax Rules 1962.

3.12 Employee Matters.

(a) Except as set forth in Section 3.12(a) of the Disclosure Schedule, the Company Group has no employment, consulting or other service agreements with of any of the Company Group’s employees (whether full time or fixed term), directors, individual independent contractors, contract workers or consultants (each a “Service Provider”). The Company Group has no obligation to its Service Providers other than obligations arising in the ordinary course of business on account of wages, commissions, deferred compensation, service fees and salaries for prior services performed. Section 3.12(a) of the Disclosure Schedule contains a true, correct and complete list of all Persons as of the date hereof, who are Service Providers of the Company Group, and sets forth for each such Person the following information as of the date hereof: (i) name; (ii) title or position (including whether full- or part-time employees, independent contractors or consultants and whether any other role (i.e., director) is applicable); (iii) hire date; (iv) current annual base compensation; (v) 2025 and 2026 annual bonus targets; (vi) 2025 and 2026 equity incentive award targets (including equity incentive awards granted by any Seller); (vii) current annual bonus or other incentive-based compensation; (viii) commissions and eligibility to participate in commission plans; (ix) immigration status; (x) active status and (xi) the location of employment of such Person (“Employee List”). The Company Group shall provide updates to the Employee List after the date hereof to account for any terminations or hires or other changes in the information provided in the Employee List (A) promptly (and in any event no later than thirty (30) calendar days) following such change, and (B) upon request by Buyer and in any event by no later than ten (10) Business Days prior to the anticipated Closing Date.

(b) Each member of the Company Group has since January 1, 2023 complied in all material respects with the requirements of IRCA, has completed and maintained a Form I-9 (Employment Eligibility Verification) for each of its current and former employees, to the extent required by applicable Law, and each such Form I-9 is correct and complete in all material respects. Since January 1, 2023, no member of the Company Group has received any written notice of any inspection or investigation from a Governmental Authority relating to its alleged noncompliance with or violation of IRCA or the rules and guidance promulgated by the USCIS or DOL and, to the Company’s Knowledge, there is no reasonable basis for such an inspection or investigation. To the Company’s Knowledge, no member of the Company Group has since January 1, 2023 permitted any Person to work for the Business without lawful authorization to work in the United States, to the extent required by applicable Law, or their appliable jurisdiction. No visa or employment authorization held by a current employee who is a Service Provider will expire during the six (6)-month period after the date hereof.

(c) Each member of the Company Group currently is, and since January 1, 2023 was, compliant in all material respects with all applicable Laws governing the employment of labor, including without limitation all such Laws relating to wages, social security contributions, statutory bonuses, hours, overtime, employee classification, severance, long term statutory and tenure linked benefits, vacation, unemployment, affirmative action, immigration, collective bargaining, discrimination, civil rights, leave or other accommodation, hiring or firing or other conditions of employment, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security Taxes (“Employment Laws”). No material investigation, change, review, complaint or proceeding by any Governmental Authority or current or former Service Provider or with respect to the Company Group in relation to any actual or alleged violation of any Employment Laws is pending or, threatened in writing (or, to the Company’s Knowledge, orally), nor has any member of the Company Group received any written notice from any Governmental Authority or current or former Service Provider indicating an intention to conduct the same. To the Company’s Knowledge, there is no reasonable basis for a discrimination or harassment (including sexual harassment as defined under applicable Law) claim against any current employee (in respect of service with the Company Group). No member of the Company Group has violated the WARN Act, and no event has occurred, and to the Company’s Knowledge, no event is currently anticipated, that would trigger any Liability under the WARN Act, in each case since January 1, 2023. Section 3.12(c) of the Disclosure Schedule lists the number of employees terminated by the Company Group during the ninety (90) days preceding the date hereof, including the date of termination of such employee, the work location of such employee and the reason for such termination and the Company Group will provide an updated list of such information at Closing.

(d) No member of the Company Group is, and since January 1, 2023 no member of the Company Group has been, delinquent nor has failed to timely, fully and accurately pay any payments due to any of its current or former Service Providers for any wages, salaries, commissions, bonuses (statutory or otherwise), overtime, severance or other compensation for any service performed for it through the date hereof or for amounts required to be reimbursed to such employees. The Company Group is not liable for any material payment due since January 1, 2023 to any trust or other fund or any Governmental Authority with respect to unemployment compensation benefits, social security, or other benefits for employees (other than routine payments to be made in the ordinary course of business). The Company Group has accrued all amounts, in accordance with GAAP as consistently applied by the Company, which relate to the foregoing and are earned or relate to services prior to the Closing Date and payable following the Closing in all material respects.

(e) Since January 1, 2023, (i) to the Company’s Knowledge, the Company Group has not hired or engaged any Service Provider in violation of any restrictive covenant, non-compete agreement or non-solicitation agreement to which such Service Provider is a party, (ii) no Person has made a written allegation or asserted a Claim in writing against any member of the Company Group to the effect that the Company Group has hired or engaged any Service Provider in violation of any such restrictive covenant, non-compete agreement or non-solicitation agreement, and (iii) to the Company’s Knowledge, no Service Provider of the Company Group is subject to or bound by any restrictive covenant, non-compete agreement or non-solicitation agreement for the benefit of any Person (including any former employer or Person to whom they provided services) other than the Company Group.

(f) No member of the Company Group has received written notice of any pending termination or cancellation of the employment relationship between the Company Group and any of its employees that is a Service Provider and, to the Company’s Knowledge, no such employee imminently intends to terminate his or her employment with the Company Group.

(g) No member of the Company Group is or has been, bound by or subject to (and none of its respective assets or properties is or has ever been bound by or subject to) any collective bargaining agreement, labor union contract, trade union contract, or other arrangement with any labor organization (each, a “Collective Bargaining Agreement”). No employees of the Company Group are represented by any labor organization or trade union or covered by any Collective Bargaining Agreement. To the Company’s Knowledge, there are (i) no activities or proceedings of any labor organization or trade union to organize any employees who are Service Providers with or (ii) no demands for recognition or any other request or demand from a labor organization for representative status with respect to any employees who are Service Providers. There is no strike, lockout, slowdown, work stoppage or any other material labor dispute against any member of the Company Group pending or, threatened in writing (or, to the Company’s Knowledge, orally), directly against any member of the Company Group. There is no charge or complaint against any member of the Company Group by the National Labor Relations Board or any comparable Governmental Authority pending, anticipated or threatened in writing (or, to the Company’s Knowledge, orally). No member of the Company Group has experienced any labor interruptions since January 1, 2023.

(h) To the Company’s Knowledge, since January 1, 2023, there have been no lawsuits, arbitration demands or charges of discrimination with the U.S. Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs, or government fair employment practices agency involving any member of the Company Group.

(i) Set forth in Section 3.12(i) of the Disclosure Schedule is a true and complete list as of the date hereof of each material Employee Benefit Plan. For purposes of this Agreement, “Employee Benefit Plan” means each employee compensation and benefit plan, agreement, commitment, practice or arrangement of any type, including any pension, profit sharing, 401(k), retirement, deferred compensation, equity purchase, option or other equity based compensation plans, incentive, bonus, vacation, employment, consulting, individual independent contractor, severance, loan, retention, disability, hospitalization, sickness, death, medical, dental, life insurance benefit, excess benefit, stock bonus, restricted stock, stock ownership, stock appreciation, phantom stock, savings and thrift, cafeteria, reimbursement, health savings, flexible spending, welfare, vision, accidental death and dismemberment, unemployment compensation, post-retirement, transaction bonus, periodic bonus, loan, salary continuation, termination, retention, change in control, fringe benefit, perquisite (including benefits relating to automobiles, clubs, child care, parenting leave, and sabbaticals) and any other employee benefit plan (whether or not defined as an “employee benefit plan” as defined in Section 3(3) of ERISA) (including any “multiemployer plan” as defined in Section 3(37) of ERISA) (whether provided on a funded or unfunded basis, or through insurance or otherwise), agreement, program, policy, or arrangement, in any case, that is maintained, sponsored or contributed to by any member of the Company Group or one of its ERISA Affiliates which cover or offer benefits to any current or former Service Providers or under which the Company has or could have any obligations or Liabilities, direct or indirect, actual or contingent, whether or not legally binding; provided, however, that (i) base salary, hourly wages and cash service fees, in each case, payable in the ordinary course of business consistent with past practice are not Employee Benefit Plans and (ii) any plan, program, fund or arrangement maintained by a Governmental Authority is not an Employee Benefit Plan.

(j) With respect to each material Employee Benefit Plan, the Company has delivered or made available to Buyer copies of, if applicable, (i) such Employee Benefit Plan and any trust agreement, investment management contract, custodial agreement, insurance contract or other funding instrument, amendments, modifications or material supplements related thereto (or, in the case of any unwritten material Employee Benefit Plan, an accurate written description of the material terms thereof), (ii) the most recent summary plan description and any summaries of material modification thereto, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service, (iv) the most recent determination or opinion letter issued by the Internal Revenue Service, (v) the most recent actuarial report, financial statements, trustee report, (vi) written non-discrimination and compliance tests performed for each of the past three (3) plan years and (vii) any material correspondence with, and all non-routine filings made with, any Governmental Authority since January 1, 2023.

(k) None of the members of the Company Group or any of their ERISA Affiliates sponsors, maintains or contributes to, has ever sponsored, maintained or contributed to, or has any current or contingent Liability with respect to: (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or 430 of the Code, (ii) a multiemployer plan (as defined in Section 4001(a)(3) of ERISA or Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code), (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) post-employment medical, dental, vision or life insurance benefits, except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any corresponding or similar state Law (or for coverage through the last day of the month in which termination of employment occurs, to the extent required by the terms of the applicable Employee Benefit Plan).

(l) With respect to each of the Employee Benefit Plans: (i) each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS on which it may currently rely (or may rely upon an opinion letter or advisory letter for a preapproved plan) and, to the Company’s Knowledge, nothing has occurred, whether by action or by failure to act, that caused or would cause the loss of such qualification or the imposition of any penalty or excise tax on the Company Group with respect to any such Employee Benefit Plan; (ii) all payments required or promised under each Employee Benefit Plan (including all contributions with respect to all periods prior to Closing) have been made in accordance with the provisions of each of the Employee Benefit Plans and applicable Law in all material respects and any Liabilities of the Company Group that are unfunded Liabilities have been fully accrued to the extent required by GAAP; (iii) during the last six (6) years, no Action or Claim has been asserted in writing, instituted or threatened in writing (or, to the Company’s Knowledge, orally) involving any of the Employee Benefit Plans or the assets of any trust of any Employee Benefit Plan (in each case, other than non-material routine claims for benefits and appeals of such claims), or against any trustee, administrators or fiduciaries thereof (in each case, in their capacity as such), in any case, that would reasonably be expected to result in Liability for the Company Group; (iv) each Employee Benefit Plan has been maintained, operated, funded, and administered in each case, in all material respects in accordance with its terms and applicable Law, including to the extent applicable ERISA, the Code, the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010 and subsequent agency guidance, the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including regulations governing privacy and security of health data, and the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle I of ERISA and the regulations thereunder and any other applicable regulatory guidance issued by any Governmental Authority; (v) the Company and its ERISA Affiliates have complied, and are in compliance, in each case, in all material respects with the requirements of COBRA (to the extent applicable); and (vi) no member of the Company Group nor, to the Company’s Knowledge, any of their respective directors, officers, employees or agents has, with respect to any Employee Benefit Plan, engaged in or been a party to any breach of fiduciary duty or non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, in any case, that has resulted, or could reasonably be expected to result, in the imposition of a Liability to the Company Group (x) during the last three (3) years or (y) which has not been satisfied in its entirety.

(m) None of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment or vesting of, any payment (including severance, change in control, stay or retention bonus or otherwise) becoming due under any Employee Benefit Plan; (ii) increase any compensation or benefits otherwise payable under any Employee Benefit Plan to a current or former employee of the Company Group; (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Benefit Plan; (iv) result in the forfeiture by any current or former employee of the Company Group of compensation or benefits under any Employee Benefit Plan; (v) trigger any other obligation under, or result in the breach or violation of, any Employee Benefit Plan; or (vi) result in any payment or benefit (including, by means of acceleration thereof) that could be made to a current or former Service Provider that could be characterized as a parachute payment within the meaning of Section 280G of the Code or Section 4999 of the Code and not be deductible by the Company by reason of Section 280G of the Code.

(n) The Company Group has no obligation to reimburse, gross up or indemnify any individual with respect to any Tax under Section 4999 of the Code.

(o) There is no Contract, agreement, plan or other arrangement to which any member of the Company Group is a party or by which any member of the Company Group is otherwise bound to compensate any Person in respect of Taxes that may be imposed pursuant to Section 409A of the Code. Each Employee Benefit Plan that provides for non-qualified deferred compensation (within the meaning of Section 409A of the Code) that is subject to Section 409A of the Code has been maintained, in form and operation, in all material respects in compliance with Section 409A of the Code.

(p) Except as set forth in Section 3.12(p) of the Disclosure Schedule, no obligation to grant equity or equity-based awards (including profits interests) to any Service Provider by any of the Sellers or the Seller Representative or any member of the Company Group exists, and as of the date hereof there are no outstanding or pending claims by any Service Provider with respect to any such equity or equity-based awards. No existing or future equity or equity-based awards (including profits interests) granted by any of the Sellers or the Seller Representative to any Service Provider will result in any Liability to Buyer. Any existing equity or equity-based awards (including profits interests) granted by any of the Sellers or the Seller Representative or any member of the Company Group to any Service Provider being a “person resident in India” under FEMA, will be settled by cash payments in the course of ordinary payroll cycle of the relevant member of the Company Group having granted such awards, and no settlement will be undertaken by way of issuance of equity or equity-linked instruments or buy-back / repurchase of such instruments and none of such grants are, or were, required to be reported to Governmental Authorities pursuant to FEMA.

3.13 Contracts.

(a) Set forth in Section 3.13(a) of the Disclosure Schedule is a true, correct and complete listing of all Contracts in effect as of the date hereof (other than Employee Benefit Plans) to which any member of the Company Group is a party and which fall within any of the following categories (each such Contract and IP Agreement, regardless of whether set forth in Section 3.13(a) of the Disclosure Schedule, a “Material Contract”):

(i) power of attorney (other than in connection with prosecution of Intellectual Property matters), collaboration, research and development, joint development, joint marketing or joint venture, partnership or profit-sharing agreement and similar Contracts;

(ii) Contracts containing covenants purporting to limit the freedom of any member of the Company Group to compete in any line of business in any geographic area or to solicit or hire any individual or group of individuals or to solicit or engage in any business transaction whatsoever with any Persons or groups of Persons, or containing any other similar restrictions, other than the foregoing that are exclusively for the benefit of any member of the Company Group;

(iii) Contracts, indentures, mortgages, promissory notes, loan agreements or guarantees of amounts in excess of $250,000, letters of credit or other Contracts or commitments for the borrowing or the lending of amounts in excess of $250,000 or providing for the creation of any charge, security interest, or Encumbrance upon any of the assets of any member of the Company Group;

(iv) Contracts relating to equipment, real or personal property leases (including the Real Property Leases);

(v) Contracts, the primary purpose of which is the Processing, purchase or sale of Personal Information;

(vi) Contracts with or for the benefit of any Affiliate of any member of the Company Group, any Seller, or any family member of any Affiliate of Seller, including but not limited to all Contracts between the Indian Subsidiaries and their respective Indian Related Parties (any such Contract, an “Affiliate Agreement”);

(vii) Contracts with Governmental Authorities;

(viii) Contracts that contain provisions granting any Person “most favored nations” status or grant to any Person exclusivity, or that contain “take or pay” provisions;

(ix) Contract that is a Collective Bargaining Agreement or similar Contract;

(x) Contracts relating to any Membership Interests, other equity interests of the Company or rights in connection therewith;

(xi) Contracts providing for indemnification or guaranty with respect to the Company’s services or products, other than in the ordinary course of business;

(xii) Contracts for any settlement arrangement under which any member of the Company Group has outstanding or ongoing obligations;

(xiii) Contracts to purchase or sell real property or procure leasehold rights upon any real property;

(xiv) Contracts for capital expenditures binding on any member of the Company Group that would reasonably be expected to require expenditures after the date of this Agreement in excess of $250,000 in the aggregate;

(xv) Contracts for the purchase or supply of materials, supplies, goods, equipment or services to any member of the Company Group (including in connection with any clinical or human trials) that involves the payment of more than $500,000 in the aggregate over the life of the Contract or of more than $250,000 in the aggregate in any twelve (12)-month period;

(xvi) Contracts for the sale of materials, products or services by any member of the Company Group that involves the payment of more than $200,000 in the aggregate over the life of the Contract and of more than $100,000 in the aggregate in any twelve (12)-month period;

(xvii) Contracts that obligate any member of the Company Group to develop any product, drug or compound;

(xviii) Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise); and

(xix) Any stock purchase agreement, stock option or similar plan (including any similar such plans relating to the equity securities of a Person that is not a corporation).

(b) All Material Contracts are the legal, valid and binding obligations of a member of the Company Group and, to the Company’s Knowledge, the legal, valid and binding obligation of each other party thereto, and each is adequately stamped (if applicable as per local Law) (in case of the Indian Subsidiaries), and enforceable as to the applicable member of the Company Group in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies. Neither the applicable member of the Company Group nor, to the Company’s Knowledge, any other party thereto is in material violation of or in material default in respect of, nor has there occurred an event or condition which with or without the passage of time or giving of notice (or both) would constitute a material violation or default under, any Material Contract. The Company has made available to Buyer a true, complete and correct copy of each Material Contract (including all amendments and supplements) and in the case of an oral Contract, a written summary of the material terms of such Contract. No member of the Company Group has given or received from a counterparty of any Material Contract written notice or, to the Knowledge of the Company, any oral indication, of (x) its intention to terminate, materially amend, or not renew such Material Contract or (y) any uncured default, breach or violation of such Material Contract, where in each case such default, breach or violation would be material to the Company Group.

(c) All transactions between the Indian Subsidiaries and their Indian Related Parties, have been carried out on an arms’ length basis, in accordance with applicable Laws. None of the Indian Subsidiaries owe any amount to the Indian Related Parties under any Contract or arrangement. No Indian Related Party (i) owns or has any interest in any of the assets, properties or rights utilized by any of the Indian Subsidiaries as presently conducted or as currently proposed by any of the Indian Subsidiary to be conducted, and (ii) owns any asset of the business of any Indian Subsidiary.

3.14 Regulatory Matters.

(a) The Company Group has obtained all Permits required by the FDA and other Governmental Authorities (including the Central Drugs Standard Control Organisation) to conduct the Business as it is currently conducted (the “Regulatory Permits”). All of the Regulatory Permits held by or issued to the Company Group are in full force and effect, will continue in full force and effect immediately following the Closing, and each member of the Company Group is in material compliance with each such permit held by or issued to it and applicable Health Care Laws and the FDA Act. No event has occurred that, with notice or the lapse of time or both, would constitute a material default under or material violation of any Regulatory Permit held by the Company Group. There are no proceedings pending or threatened in writing (or, to the Company’s Knowledge, orally) against the Company Group that could reasonably be expected to result in the revocation, cancellation, suspension or limitation of any Regulatory Permit held by the Company Group. Except as listed on Section 3.14(a) of the Disclosure Schedule, the Company Group has not granted any third party any right or license to use, access or reference any of the Regulatory Permits.

(b) All bioequivalence, pharmacokinetic, and clinical trials being conducted by the Company Group are being, and at all times have been, conducted in compliance in all material respects with applicable Laws, including, but not limited to, Health Care Laws and the FDA Act and its applicable implementing regulations. Except as listed on Section 3.14(b) of the Disclosure Schedule, no clinical trial conducted by the Company Group or, to the Knowledge of the Company, any Collaborative Partner of the Company Group has been terminated or suspended prior to completion for safety or other non-business reasons, and neither the FDA nor any other Governmental Authority or institutional review board that has or had jurisdiction over any such clinical trial has initiated an action, or threatened in writing (or, to the Company’s Knowledge, orally), to disqualify or debar any clinical investigator or other person or entity involved in any such clinical trial. A member of the Company Group owns or has sufficient rights to use all data collected in the course of such bioequivalence trials and clinical trials, including the right to use such data in submissions to the FDA. Other than clinical studies in relation to ADL-018, KSHB002, TPI-120 OBI, TPI-120 AI and KSHN001034, none of the Indian Subsidiaries are involved in any clinical study on human participants, and none of the Indian Subsidiaries are sponsors of any clinical study in India.

(c) There have been no, and there are no pending, or threatened in writing (or, to the Company’s Knowledge, orally), regulatory Actions (other than non-material routine or periodic inspections or reviews) against the Company Group or, with respect to the product candidates and to the Knowledge of the Company, any Collaborative Partners, by the FDA or any other Governmental Authority that regulates the research, development, testing, manufacture, processing, packaging, repackaging, shipment, stability, distribution, storage, sale, offer for sale, use, labeling, relabeling, promotion, marketing, advertising, commercialization, destruction, or disposal of Biosimilars, Biological Products, pharmaceutical or medical device products. No member of the Company Group or any Affiliate of any member of the Company Group have received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other similar notices from any Governmental Authority with respect to the Business, and there is no action or proceeding pending or threatened by any such Governmental Authority, contesting any member of the Company Group’s or any Affiliate’s approval of, import or export of, manufacture of, testing of, processing of, packaging of, repackaging of, shipment of, stability of, distribution of, storage of, stale of, offer for sale of, uses of, or the labeling, relabeling or promotion, marketing, advertising, commercialization, destruction or disposal of any product, or otherwise alleging any violation of Law with respect to, any product researched, developed, tested, manufactured, processed, packaged, repackaged, stabilized, distributed, stored, sold, offered for sale, used, labeled, relabeled, promoted, marketed, advertised, commercialized, destroyed, or disposed of by or on behalf of the Company Group.

(d) The manufacture of the products for use in clinical trials by or for the Company Group is being as of the date hereof, and at all times has been, conducted in material compliance with applicable Laws, including Health Care Laws, the FDA Act and the provisions of (i) the FDA’s current good manufacturing practices regulations set forth in 21 C.F.R. Parts 210, 211 and 600, (ii) the “good laboratory practices”, as defined by the FDA, including, as applicable, the FDA’s current Good Laboratory Practices set forth in 21 C.F.R. Part 58, and (iii) the Good Clinical Practices. To the Knowledge of the Company, all clinical and pre-clinical studies conducted by or on behalf of or sponsored by a member of the Company Group, or in which products have participated were and, if still pending, are being, conducted in accordance with all applicable Laws, including Health Care Laws and the FDA Act, Good Laboratory Practices and Good Clinical Practices. No member of the Company Group has received any written notices, correspondence or other communication from any Governmental Authority requiring the hold, termination, or suspension of any clinical trials conducted by, or on behalf of, the Company Group with respect to the Business, or in which products have participated.

(e) The Company Group is and has since January 1, 2023 been in compliance in all material respects with all applicable Laws, including Health Care Laws and the FDA Act, requiring the maintenance or submission of reports or records under requirements administered by the FDA or any other Governmental Authority. No member of the Company Group nor, to the Knowledge of the Company after duly conducted review and inquiry, any of its employees or agents, have made an untrue or fraudulent statement to the FDA or any other applicable Governmental Authorities, or in any records and documentation prepared or maintained to comply with the applicable Laws, including Health Care Laws and the FDA Act, or failed to disclose a fact required to be disclosed to the FDA or any other similar Governmental Authorities. All material filings, declarations, listings, registrations, reports or submissions, including adverse event and other safety reports, required to be filed by the Company Group with any Governmental Authority have been filed. All such filings, declarations, listings, registrations, reports or submissions were, when filed, complete and accurate in all material respects and in compliance in all material respects with all applicable Laws, including Health Care Laws and the FDA Act, and no material deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings, declarations, listing, registrations, reports or submissions.

(f) The Company has made available to Buyer true and correct copies of all Regulatory Documentation and such Regulatory Documentation contains complete and correct copies of all adverse event reports and other pharmacovigilance documentation relating to the products. No Regulatory Documentation contains any material omission or misstatement and all Regulatory Documentation is maintained in accordance with all applicable Laws, including Health Care Laws and the FDA Act.

(g) No member of the Company Group nor, to the Knowledge of the Company, any of the Company Group’s Collaborative Partners, agents or subcontractors (including clinical and non-clinical investigators), has been convicted of any crime or engaged in any conduct that could result or resulted in debarment, exclusion or disqualification by the FDA or any other Governmental Authority (including under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction), and there are no proceedings pending or threatened in writing (or, to the Company’s Knowledge, orally) that reasonably might be expected to result in criminal or civil Liability or debarment, exclusion or disqualification by the FDA or any other Governmental Authority. The Company Group has not, and, to the Knowledge of the Company, none of the Company Group’s Collaborative Partners have, received written notice of or been subject to any other enforcement action involving the FDA or any other Governmental Authorities, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or threatened in writing (or, to the Company’s Knowledge, orally) against the Company Group or any of the Company Group’s Collaborative Partners. No member of the Company Group or any of their respective officers, directors or employees has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for any other Governmental Authority to invoke any similar policy. No member of the Company Group or any of their respective officers, directors or employees: (i) is the subject of any pending or threatened investigation by any Governmental Authority pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy, or similar policy; or (ii) has received any notification of any such potential investigation.

(h) To the Company’s Knowledge, there have been no Serious Adverse Events associated with the use (including in clinical trials) of the product candidates that have not been described in the final clinical study reports for the Company Group’s clinical trials or any other required reports as provided to the FDA or other similar Governmental Authorities. The Indian Subsidiaries have not reported any serious adverse events for any clinical studies conducted in India, and have not received intimation in writing (or, to the Company’s Knowledge, orally) of any adverse pharmacovigilance findings with respect to the product candidates.

(i) The Company Group has complied in all material respects with all applicable privacy Laws regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996 or any foreign equivalent and (ii) other Data Security Requirements.

3.15 Accounts Receivable. All accounts receivable of the Company Group (a) reflected on the Financial Statements, (b) arising after the Balance Sheet Date or (c) due to any member of the Company Group as of the Closing, have arisen from bona fide sales actually made or services actually performed by any member of the Company Group in the ordinary course of business. Each of the accounts receivable of the Company Group constitutes a valid claim in the full amount thereof against the debtor charged therewith on the books of the Company Group, have been incurred in due compliance with applicable Laws, including FEMA, and realization of such account receivables do not require prior approval from any Governmental Authority under FEMA.

3.16 Accounts Payable. All accounts payable, accrued expenses and notes payable (i) reflected on the Financial Statements, (ii) arising after the Balance Sheet Date or (iii) due from any member of the Company Group as of the Closing Date, have (a) arisen from bona fide purchases actually made or services actually received by a member of the Company Group in the ordinary course of business, and (b) been recorded and entered in the books and records of the Company Group in accordance with GAAP, consistent in all material respects with the Company Group’s practices. All accounts payable, accrued expenses and notes payable of the Company Group arose in bona fide arm’s length transactions and, as of the date hereof, no such account payable or note payable is delinquent in its payment. The Company Group has paid its accounts payable in the ordinary course of its business and in a manner which is consistent in all material respects with its past practices and in compliance with material applicable Laws, including FEMA, and remittance of such payables do not require prior approval from any Governmental Authority under FEMA.

3.17 Undisclosed Liabilities; Indebtedness.

(a) Except (i) as and to the extent set forth in Section 3.17(a) of the Disclosure Schedule or (ii) as incurred after the date of this Agreement in the ordinary course of business consistent with past practice, which in the event of Liabilities or obligations outside of the ordinary course of business, if any, the aggregate amount thereof is not in excess of $250,000, the Company Group has no Liabilities or obligations of any nature that would be required to be disclosed under GAAP.

(b) All indebtedness of the Company Group for borrowed money as of the date hereof is set forth in Section 3.17(b) of the Disclosure Schedule.

3.18 Bank Accounts. Section 3.18 of the Disclosure Schedule sets forth a list as of the date hereof of all banks in which any member of the Company Group has accounts or maintains safe deposit boxes and the names of all Persons authorized to draw thereon or have access thereto.

3.19 Conflicts of Interest; Affiliate Transactions.

(a) No member of the Company Group or, to the Company’s Knowledge, any officer, director, manager, member, direct or indirect equityholder or family member of the foregoing, has any direct or indirect interest in any Person or business enterprise which competes with, is a customer or sales agent of, or is engaged in, the Business or the business of Buyer, other than investments of two percent (2%) or less in the stock or other equity interests of a publicly-traded firm or corporation.

(b) Except as set forth in Section 3.19(b)(i) of the Disclosure Schedule, (A) none of the Sellers or any of their respective Affiliates or any of the officers, directors, managers, members, direct or indirect equityholders of any of the foregoing Persons or any of the Close Family Members of any of the foregoing Persons (collectively, the “Seller Affiliated Persons”) provides or causes to be provided to the Company Group any assets, loans, advances, products, services, facilities or other similar commercial offerings, (B) the Company Group does not provide or cause to be provided to any Seller Affiliated Person any assets, loans, advances, products, services, facilities or other similar commercial offerings and (C) except for the Affiliate Agreements and those matters set forth in Section 3.19(b)(i) of the Disclosure Schedule (such matters collectively, the “Affiliate Arrangements”), no Seller Affiliated Person has any other business relationships with any member of the Company Group. The only Affiliate Agreements and Affiliate Arrangements set forth in Section 3.19(b)(i) of the Disclosure Schedule that will remain in place from and after the Closing Date or with respect to which Buyer, the Company Group or any of their respective Affiliates will have any ongoing obligations or duties after the Closing Date, are those items that are identified in Section 3.19(b)(ii) of the Disclosure Schedule as remaining in place and having ongoing obligations or duties (the “Excluded Arrangements”). This Section 3.19(b) shall not apply to, and the following shall not be treated as Affiliate Arrangements or Affiliate Agreements: (i) services as a director, officer or employee of the Company or any of its Subsidiaries (and compensation, reimbursements and benefits for such services) in the ordinary course of business and (ii) any Employee Benefit Plan.

3.20 Trade Compliance; Customs Laws.

(a) The Company Group and the Company Group’s Affiliates involved in the Business and their respective Representatives have complied in all material respects during the past five (5) years, and are in compliance in all material respects with all applicable Customs and Trade Laws. During the past five (5) years or since April 24, 2019 with respect to Sanctions, the Company Group and the Company Group’s Affiliates involved in the Business and their respective Representatives, (i) have not directly or indirectly, exported, re-exported, sold or otherwise transferred (including transfers to non-U.S. Persons located in the United States) any supplies, software, technology or services subject to Customs and Trade Laws in violation of Customs and Trade Laws; (ii) have not engaged in any dealings or transactions with (A) any Person that appears on the OFAC Specially Designated Nationals and Blocked Persons List, any other list of blocked Persons maintained by OFAC, as may be amended from time to time by OFAC, or is otherwise the subject or target of Sanctions, (B) any Person that is otherwise the target of economic Sanctions administered and/or enforced by OFAC or organized in a foreign jurisdiction against which any applicable Governmental Authority with jurisdiction over a member of the Company Group maintains a trade embargo, economic Sanction or other similar prohibition pursuant to which dealing with such Person is prohibited or (C) any Person owned or controlled by or acting on behalf of, directly or indirectly, any Person described in sub-clauses (A) or (B) above; and (iii) where required by applicable Law, have notified recipients of such supplies, software, technology or services of the potential applicability of Customs and Trade Laws to the recipients’ use or other disposition thereof.

(b) There is no charge, proceeding or, to the Company’s Knowledge, investigation by any Governmental Authority with respect to a violation of any applicable Customs and Trade Laws or Sanctions that is now pending or has been asserted or threatened in writing (or, to the Company’s Knowledge, orally) with respect to any member of the Company Group, any Seller or their respective Representatives in the past five (5) years or since April 24, 2019 with respect to Sanctions.

(c) No member of the Company Group nor any Seller (with respect to the Business) has, in the past five (5) years, made any voluntary disclosure with respect to a possible violation of Customs and Trade Laws or, since April 24, 2019, to a possible violation of Sanctions to any Governmental Authority.

3.21 Environmental Matters. (a) The Company Group has no material environmental Liabilities and, to the Knowledge of the Company Group, there are no events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans relating to the operations of the Business that could reasonably be expected to result in any material environmental Liability of the Company Group, and (b) the Company Group and the operations of the Business are currently and for the past five (5) years have been in compliance in all material respects with all Environmental Laws, which compliance has included obtaining, maintaining and complying in all material respects with all Permits required pursuant to Environmental Laws for the conduct of the Business or ownership or use of the Company Group’s properties and assets. No member of the Company Group has received any (i) written (or, to the Company’s Knowledge, oral) notice from any Governmental Authority stating that the Company Group or the conduct of the Business is in violation in any material respect of any Environmental Law or requesting information regarding the possibility thereof or (ii) written (or, to the Company’s Knowledge, oral) notice, claim or formal demand regarding any violation or material liability under any Environmental Law. No Action is, or in the past five (5) years has been, pending or threatened in writing (or, to the Company’s Knowledge, orally) against any member of the Company Group that alleges a material violation by any member of the Company Group of, or material liability arising under, any applicable Environmental Laws. No member of the Company Group has entered into any settlement, admitted to liability, consented to the entry of or been issued any Order or otherwise resolved any pending or threatened Action against any member of the Company Group arising under any Environmental Law. No member of the Company Group has assumed by contract or operation of law or provided an indemnity with respect to any material liability of any other Person relating to Environmental Laws. No member of the Company Group has Released, treated, stored, disposed of, arranged for the disposal of, transported, handled, owned or operated any property or facility contaminated by, or exposed any Person to any Hazardous Materials in any amount or in any manner that require any material investigation, remediation, cleanup, removal, or remedial or corrective action or that otherwise have given or would give rise to any material liabilities pursuant to any Environmental Law. The Company Group has made available to Buyer all environmental assessments, audits and reports and all other material environmental, health or safety documents in its or Sellers’ possession or control relating to it or its current or former operations, properties or facilities. There are no outstanding applications for or in respect of any Permits under Environmental Laws, or conditions contained therein, the denial of which would reasonably be material to the Company, and there are no applications or appeals pending in respect of the refusal, limitation, variation or revocation of any Permits under Environmental Laws, or conditions contained therein.

3.22 Insurance. Set forth in Section 3.22 of the Disclosure Schedule is a true, correct and complete list as of the date hereof of all current policies or binders of insurance maintained by any member of the Company Group or on behalf of or for the benefit of the Business or the Company Group (collectively, the “Insurance Policies”), other than any such Insurance Policies separately listed under Section 3.12(i) of the Disclosure Schedules as Employee Benefit Plans. The Company Group has adequate product liability and clinical study Insurance Policies in compliance in all material respects with requirements under applicable Laws and consistent with market practice. There are no claims as of the date hereof related to any member of the Company Group pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No member of the Company Group since January 1, 2023 has received any written notice of cancellation of, material premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. No member of the Company Group is in default under, or has otherwise failed to comply with, in any respect, any provision contained in any such Insurance Policy. True, correct and complete copies of the Insurance Policies have been made available to Buyer. With respect to each such Insurance Policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect, (ii) no member of the Company Group nor, to the Company’s Knowledge, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), (iii) no party to the policy has repudiated any provision thereof in writing, and (iv) the policy has not been subject to any lapse of coverage.

3.23 Brokerage and Finder’s Fee. No member of the Company Group or any director, officer or employee of the Company Group, has incurred or will incur on behalf of any member of the Company Group any brokerage, finder’s or similar fee in connection with this Agreement or the transactions contemplated hereby nor will any member of the Company Group or Buyer be or become liable for any such fee that has been incurred or will be incurred by any direct or indirect equityholder of the Company, Kashiv Biosciences Holdco, LLC, Kashiv Biosciences Intermediate Holdco, LLC or any of their respective direct or indirect equityholders.

3.24 Company Information. The information relating to the Company and its Subsidiaries that is provided by or on behalf of the Company for inclusion in the Proxy Statement or any other filing with the SEC in connection herewith will not, (i) in the case of the Proxy Statement, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of Buyer and at the time of the Buyer Meeting and (ii) in the case of any other filing with the SEC in connection herewith, at the time such filing is made, contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.25 Sufficiency of Assets. After giving effect to the Closing, assuming the receipt of any consents required in connection with the execution and delivery of this Agreement or any Ancillary Document or the consummation of the transactions contemplated by this Agreement and disclosed in this Agreement or in the Disclosure Schedules, the assets, properties and rights of the Company Group will constitute all of the material assets, properties and rights necessary to conduct the business of the Company Group as it is conducted as of immediately prior to the Closing and during the twelve-month period immediately prior to the Closing (including the Business), normal wear and tear excepted, free and clear of all Encumbrances other than Permitted Liens, excluding any products or services performed or delivered, as applicable, under Contracts to be terminated pursuant to Section 6.2(j). The Sellers do not conduct any portions of the Business through any Affiliates of the Sellers other than the members of the Company Group, except pursuant to the Affiliate Agreements and Affiliate Arrangements set forth on Sections 3.13(a)(vi) and 3.19(b)(i) of the Disclosure Schedule. Immediately prior to the consummation of the Pre-Signing Reorganization, the only assets held by Kashiv Biosciences Holdco, LLC and Kashiv Biosciences Intermediate Holdco, LLC were the direct or indirect interest in equity interests in the Company. Immediately following the consummation of the Pre-Signing Reorganization, Kashiv Biosciences Intermediate Holdco, LLC did not hold any assets and the sole asset of Kashiv Biosciences Holdco, LLC was the 100% equity interest in Kashiv Biosciences Intermediate Holdco, LLC.

3.26 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III and Article IV (as modified by the Disclosure Schedule hereto), or any Ancillary Documents, no member of the Company Group nor any other Person makes any other express or implied representation or warranty with respect to the Company Group or the Business, and Buyer acknowledges, represents and warrants that (a) it has not relied on any representation, warranty, statement or information whatsoever regarding the subject matter of this Agreement, express or implied, made or provided by or on behalf of any member of the Company Group or the Business, except for the representations and warranties contained in this Article III and Article IV (as modified by the Disclosure Schedule hereto), or any Ancillary Document and (b) waives any right that Buyer may have against the Company Group or any other Person with respect to any inaccuracy in any such representation, warranty statement or information or with respect to any omission or concealment on the part of the Company Group or any other Person or of any potentially material information, except for the representations and warranties contained in this Article III or Article IV (as modified by the Disclosure Schedule), or any Ancillary Document, and any omission or concealment with respect thereto; provided, that nothing in this Section 3.26 shall affect any claim for Fraud. Without limitation as to the foregoing sentence, except as expressly set forth in this Article III, the Company disclaims any and all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or their respective Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or other Representative of the Company Group, or any of their respective Affiliates). Except as expressly set forth in this Article III (as modified by the Disclosure Schedule hereto, as supplemented and amended to the extent permitted by this Agreement), the Company Group makes no representation or warranty to Buyer regarding the probable success or future profitability of the Company Group. Except as expressly set forth in this Agreement, the condition of the assets of the Company Group shall be “as is” and “where is” and no Seller nor any member of the Company Group makes any warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the tangible assets of the Company Group or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. It is understood that any due diligence materials made available to Buyer or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of any Seller, any member of the Company Group or their respective Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE SELLER REPRESENTATIVE

Each Seller hereby severally represents and warrants to Buyer that the statements contained in this Article IV are true, correct and complete as of the date hereof and as of the Closing Date (or, if made as of a specified date, as of such date) and the Seller Representative hereby represents and warrants to Buyer that the statements contained in Sections 4.2(a), 4.2(b), 4.3, 4.4, 4.5, 4.6 and 4.9 are true, correct and complete as of the date hereof and as of the Closing Date (or, if made as of a specified date, as of such date).

4.1 Ownership of Membership Interests. Such Person is the record and beneficial owner of, and has good and valid title to, the Membership Interests opposite such Person’s name on Section 3.2(a) of the Disclosure Schedule, free and clear of all Encumbrances, or agreements or commitments of any type relating to the issuance, sale or transfer of such interests. The transactions contemplated hereby will not give rise to any preemptive or similar rights on behalf of any Person under any provision of any Contract to which such Person is a party or by which any property of such Person is bound. Such Person is not a party to any voting trust, proxy, or other agreement or understanding with respect to any equity interests of the Company. Upon consummation of the transactions contemplated by this Agreement, Buyer will have good and valid title to the Acquired Membership Interests, free and clear of all Encumbrances, or agreements or commitments of any type relating to the issuance, sale or transfer of such equity interests.

4.2 Organization and Standing; Power and Authority.

(a) If such Person is a legal entity, such Person (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation, (ii) has full corporate or similar power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the ability of Person to consummate the transactions contemplated hereby.

(b) Such Person has all requisite power, right, legal capacity and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is or will be a party and to consummate the transactions and perform such Person’s obligations contemplated hereby and thereby. Such Person has taken all actions or proceedings required to be taken by or on the part of Person to authorize and permit the execution and delivery by such Person of this Agreement and the Ancillary Documents to which such Person is or will be a party and the consummation and performance by such Person of the transactions and obligations contemplated hereby or thereby. No other action on the part of such Person (or any of the equityholders of Person) is necessary to authorize this Agreement and the Ancillary Documents to which such Person is or will be a party or the consummation of the transactions contemplated by this Agreement. This Agreement has been, and each of the Ancillary Documents to be executed and delivered by such Person at the Closing shall be, duly and validly executed and delivered by such Person and, assuming due execution and delivery by Buyer (if Buyer is a party thereto), constitute a valid and binding obligation of such Person, enforceable against such Person in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(c) If such Seller is a natural Person and is married, and any of the Acquired Membership Interests of such Seller constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Sellers’ spouse and, assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of such Seller’s spouse, enforceable against such Seller’s spouse in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

4.3 Conflicts, Consents and Approvals. Neither the execution nor delivery by such Person of this Agreement or the Ancillary Documents to which such Person is or will be a party nor the consummation of the transactions contemplated hereby or thereby will:

(a) materially violate, or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) or result in any loss of any material benefit under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any Encumbrance upon any of the material properties or assets of such Person under, any of the terms, conditions or provisions of any material Contract to which such Person is a party or his, her or its assets or properties are bound;

(b) violate any Order, Law or Data Security Requirement applicable to such Person or of any of such Person’s properties or assets;

(c) result in a breach of, or default under, or conflict with, the Organizational Documents of such Person (if such Person is a legal entity); or

(d) subject to any filings or approvals referred to in Section 2.3(d), require any notice to, action or consent or approval of, or review by, or registration or filing with, any third party or any Governmental Authority, or other regulatory or self-regulatory body, except as would not have a Material Adverse Effect on such Person.

4.4 Litigation. Since January 1, 2023, there have been no Actions pending or threatened in writing (or, to such Person’s knowledge, orally) against such Person, or any of his, her or its assets or properties, that relate to or affect the Company Group or such Person’s ability to enter into the transactions contemplated hereby, including, but not limited to (i) such Person’s beneficial ownership of the Acquired Membership Interests or rights to acquire any equity interests in the Company (in the case of any such Person that is a Seller), (ii) such Person’s capacity as an owner of Acquired Membership Interests (in the case of any such Person that is a Seller), (iii) as of the date hereof, the transactions contemplated by this Agreement, (iv) any contribution of assets (tangible and intangible) by such Person (or any of his, her or its Affiliates) to the Company (or any of its Affiliates) (in the case of any such Person that is a Seller), or (v) any other agreement between such Person (or any of his, her or its Affiliates) and the Company (or any of its Affiliates), nor to the knowledge of such Person is there any reasonable basis for any such Action. Except as otherwise disclosed in Section 4.4 of the Disclosure Schedule and with respect to or affecting the Business, such Person has not (a) initiated or been the target of any complaint, investigation, regulatory proceeding, formal or informal, or disciplinary hearing or action of any kind or (b) been the party to any legal action, regulatory proceeding, formal or informal, or arbitration, whether as petitioner, plaintiff, complainant, respondent or defendant, regardless of whether such action was withdrawn, settled, litigated or otherwise resolved, during the five (5) year period ending on the Closing Date. Neither such Person nor any of his, her or its properties, assets or rights are subject to any judgment, stipulation, order, writ, injunction, determination, decree or award of, or settlement agreement with, any Person, in each case, that reasonably would be expected, individually or in the aggregate, to prevent or materially impair or materially delay the ability of such Person to consummate the transactions contemplated hereby.

4.5 Brokerage and Finder’s Fee. Except for J.P. Morgan Securities LLC, no broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Person or any Affiliate of such Person.

4.6 Absence of Claims by Such Person. Such Person does not have any present claim against any member of the Company Group, whether contingent or unconditional, fixed or variable, under any Contract or on any other basis whatsoever, whether in equity or at law.

4.7 Accredited Investors. Such Person: (a) is acquiring shares of Amneal Class A Common Stock pursuant to this Agreement for his, her or its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of the Securities Act or any foreign, federal, state or local securities or “blue sky” laws, or with any present intention of distributing or selling such shares in violation of any such laws, (b) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Amneal Class A Common Stock and of making an informed investment decision and (c) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

4.8 Certain Indian Law Matters.

(a) No Seller has obtained any Tax registrations in India and there are no outstanding Tax demands or pending or threatened Tax proceedings against any Seller under the (Indian) Income Tax Act, 1961 which may adversely affect the transactions contemplated under this Agreement.

(b) All the information, documents and/or representations and warranties provided by the Company to the valuer for the purpose of preparation and issuance of the Indian Tax Valuation Report are true, correct and complete, and not misleading in any respect.

(c) Each Seller is a non-resident of India as per the provisions of the (Indian) Income-tax Act, 1961 for the entire financial year (1 April to 31 March) in which Closing occurs. Each Seller owns Membership Interests as a capital asset and will earn capital gains on the transfer thereof and not income in the nature of employment or other income. None of the Sellers is a person resident in India (as defined under FEMA) and was not a person resident in India at the time of acquisition of the equity interests in the Company, including the Membership Interests.

(d) The Company shall have delivered a valuation report confirming that the Membership Interests do not derive (directly or indirectly) value substantially from assets located in India as per the provisions of section 9 of the (Indian) Income Tax Act 2025 read with Rule 10, Rule 11 and Rule 12 of the Income Tax Rules 2026, obtained from a valuer recognized under Rule 10 of the Income Tax Rules 2026, in a form and manner acceptable to Buyer and on reliance basis for Buyer (the “Indian Tax Valuation Report”).

4.9 Disclaimer of Representations and Warranties. Such Seller acknowledges, represents and warrants that (a) it has not relied on any representation, warranty, statement or information whatsoever regarding the subject matter of this Agreement, express or implied, made or provided by or on behalf of Buyer, except for the representations and warranties contained in Article II (as modified by the Disclosure Schedule hereto), or any Ancillary Document and (b) waives any right that such Seller may have against Buyer or any other Person with respect to any inaccuracy in any such representation, warranty statement or information or with respect to any omission or concealment on the part of Buyer or any other Person or of any potentially material information, except for the representations and warranties contained in Article II (as modified by the Disclosure Schedule), or any Ancillary Document, and any omission or concealment with respect thereto; provided, that nothing in this Section 4.9 shall affect any claim for Fraud.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Conduct of the Parties Prior to Closing.

(a) Unless Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) and except as otherwise contemplated by this Agreement, as required by Law or set forth in Section 5.1(a) of the Disclosure Schedule, during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Section 10.1 (the “Pre-Closing Period”), the Company shall, and shall cause the other members of the Company Group to, and the Sellers with authority to instruct the Company shall instruct the Company to, (i) conduct the Business only in the ordinary course consistent with past practices in all material respects and (ii) use commercially reasonable efforts, consistent with past practices and policies, to (A) maintain the assets and properties of the Company Group in their current condition, normal wear and tear excepted, (B) keep available the services of the Company Group’s current officers and employees and preserve its relationships with employees, customers, suppliers, Governmental Authorities and others having business dealings with the Company Group, (C) continue to conduct all ongoing clinical trials and preclinical studies in accordance in all material respects with the protocols therefor in effect on the date hereof and all applicable Laws, including Health Care Laws and the FDA Act, and (D) incur and make the capital expenditures set forth on the Pre-Closing Capex Budget.

(b) Except as otherwise contemplated by this Agreement, as required by Law or set forth in Section 5.1(b) of the Disclosure Schedule, during the Pre-Closing Period, the Company shall not do, and shall cause the other members of the Company Group not to do, and the Sellers with authority to instruct the Company shall instruct the Company not to do, any of the actions contemplated by Section 3.4(b) without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Unless the Company otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) and except as otherwise contemplated by this Agreement or as required by Law, during the Pre-Closing Period, Buyer shall not:

(i) repurchase any shares of Amneal Class A Common Stock; or

(ii) agree, resolve or commit to do any of the foregoing.

5.2 Releases.

(a) As of the Closing, except for any rights or obligations under this Agreement or the Ancillary Documents, each Seller and his, her or its successors and assigns (the “Seller’s Releasing Parties”) hereby irrevocably and unconditionally, fully and forever, release, acquit and discharge each member of the Company Group and each of its current and former officers, directors, employees, partners, managers, members, advisors, heirs, executors, administrators, trustees, beneficiaries, successors and assigns (the “Company Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Seller’s Releasing Parties may have against the Company Released Parties, now or in the future, in each case in respect of any cause, matter or thing whether personally, in their own right, together with any other Person, derivatively or occurring or arising with respect to or in connection with the Business and the Company Group prior to the Closing; and, without limiting the generality of the foregoing, (a) from any and all of their respective claims for any and all amounts, including all expenses, fees, compensation, commissions or dividends, owed to them in connection with, in respect of or as a result of their purchase, sale or ownership of any equity securities of any member of the Company Group ever owned by them or to which they were entitled, and represent and warrant to Buyer that none of Company Released Parties is, or will be, liable to the Seller’s Releasing Parties for any such amounts; and (b) from any claim or rights of any kind that any Seller’s Releasing Parties may have to indemnification by any member of the Company Group for any act or inaction by Seller taken or occurring before the Closing.

(b) Notwithstanding anything to the contrary in the foregoing, no release in this Section 5.2 is made with respect to claims to the extent related to or arising out of any of the following: (i) any rights that Seller’s Releasing Parties may have under this Agreement or any of the other documents, instruments or certificates to be delivered pursuant to this Agreement or the transactions contemplated hereby; and (ii) from any claim or rights of any kind that any Seller’s Releasing Parties may have to indemnification by the Company as an officer, director, employee or other representative of the Company for any act or inaction by any Seller taken or occurring before the Closing.

5.3 Efforts; Consents; Regulatory Filings.

(a) Each Party shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement, in each case only as applicable to such Party; (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of such Party’s obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, including those consents set forth in the Disclosure Schedule; (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of such Party to consummate the transactions contemplated by this Agreement; and (iv) fulfill all conditions to such Party’s obligations under this Agreement. Each Party shall cooperate fully with the other Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Agreement shall require any Party to (and the Company and the Sellers shall not without Buyer’s written consent) commit to or effect, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of any Party, (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of any Party, (iii) taking or committing to take actions that limit any Party’s freedom of action with respect to, or its ability to retain, one or more of the businesses, product lines or assets of any Party, (iv) creating any relationships, ventures, contractual rights, obligations or other arrangements of any Party, (v) commencing litigation relating to this Agreement, or (vi) agreeing to any other structural or behavioral remedy. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such consents from third parties, no Party shall be required to make payments, commence litigation or agree to modifications of the terms and conditions of any agreements with third parties and no such modifications shall be made to any Contract of the Company Group without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, in connection with obtaining such consents from third parties, no Party need waive any substantial rights, agree to any material restriction on the conduct of its and its Affiliates’ business or agree to any substantial limitation on its operations or to dispose of any assets, including assets of the Company Group.

(b) In furtherance and not in limitation of the terms of Section 5.3(a), to the extent required by applicable Law, in each case regarding the transactions contemplated by this Agreement (i) each of the Company and Buyer shall file, or cause to be filed, a Notification and Report Form pursuant to the HSR Act as soon as practicable following the date of this Agreement (and no later than twenty (20) Business Days of the date hereof) (including a request for early termination of the applicable waiting period under the HSR Act), and promptly after such filing, provide a copy of such HSR Act filing to any other United States Governmental Authority as required by applicable Law, (ii) each Party shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any Governmental Authority (including the Antitrust Division of the United States Department of Justice (the “U.S. DOJ”) and the United States Federal Trade Commission (the “U.S. FTC”)), (iii) each Party shall cooperate in connection with making any filing under any other applicable antitrust or competition Laws and in connection with resolving any investigation or other inquiry commenced by any Governmental Authority, including the U.S. FTC, the Antitrust Division of the U.S. DOJ, or the office of any state attorney general or any proceeding initiated by a private party, (iv) each Party shall promptly inform the other Parties of any material communication received by such Party from, or given by such Party to, the Antitrust Division of the U.S. DOJ or the U.S. FTC, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, (v) each Party shall permit the other Parties to review any material communication given by it to, and consult with each other in advance of, any meeting or conference with the Antitrust Division of the U.S. DOJ or the U.S. FTC, or any other Governmental Authority or, in connection with any proceeding by a private party with any other Person, and to the extent not prohibited by the Antitrust Division of the U.S. DOJ or the U.S. FTC, or any other Governmental Authority or other Person, give the other Parties the opportunity to attend and participate in such meetings and conferences. Any filing fees in connection with the filings to be made under the HSR Act shall be borne by Buyer. For the avoidance of doubt, each Party shall each be responsible for its own legal fees for preparing its portion of the HSR Act filings.

(c) Each Party shall promptly inform the other Parties of any material communication made to, or received by, such Party from any antitrust Governmental Authority or any other Governmental Authority regarding any of the transactions contemplated by this Agreement. Each Party shall permit the other Parties to review in advance any proposed material communication by it to any Governmental Authority (but, for the avoidance of doubt, not including (i) any interactions not relating to the transactions contemplated by this Agreement, (ii) any disclosure which is not permitted under applicable Law; provided, that with respect to this clause (ii), each Party shall use commercially reasonable efforts to provide access to such information in a manner that does not violate such Law); provided, however, that materials may be redacted (A) to remove references concerning valuation, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege concerns. No Party shall agree to participate in any meeting or conference with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Each Party shall provide the other Parties with copies of all material correspondence, filings or communications between it or any of its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement (but, for the avoidance of doubt, not including any disclosure which is not permitted by applicable Law; provided, that each Party shall use commercially reasonable efforts to provide access to such information in a manner that does not violate such Law); provided, however, that materials may be redacted (A) to remove references concerning valuation, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege concerns. Buyer, the Company and the Seller Representative may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.3 as “outside counsel only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such legal counsel to non-legal employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. In addition, subject to applicable Law, Buyer and the Seller Representative shall consult and cooperate with each other in advance in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any Party. Buyer shall be entitled to control and lead, in consultation with the other Parties, all communications and strategy with any Governmental Authority regarding antitrust matters and to direct, in consultation with the other Parties, the antitrust defense of the transactions contemplated by this Agreement (and the Company and the Sellers shall not make any agreement with any Governmental Authority without Buyer’s written consent).

(d) In furtherance and not in limitation of the terms of, and subject to the limitations set forth in, Section 5.3(a), Buyer, the Company and the Seller Representative shall use commercially reasonable efforts to support the Company and/or Kashiv Biosciences Private Limited to promptly file an application seeking to obtain all such authorizations, consents, orders and approvals from the Department of Pharmaceuticals, Government of India, in relation to the indirect transfer of shares of the Indian Subsidiaries under FEMA.

(e) Notwithstanding anything to the contrary herein, the foregoing notice, review, consultation and participation rights and obligations of the Parties set forth in this Section 5.3 shall be rights and obligations of the Seller Representative on behalf of the Sellers (as opposed to rights and obligations of each Seller).

(f) Other Third Party Consents. Subject to the terms and conditions contained herein, each of Buyer and the Company Group shall cooperate and use their respective commercially reasonable efforts to obtain, prior to the Closing, all consents, waivers, approvals, authorizations, declarations, Orders or registrations, including without limitation, any local Law requirements (any of the foregoing, a “Consent”) of any other third party set forth on Section 5.3(f) of the Disclosure Schedule; provided, however, that (x) no Party shall be required to make payments, commence litigation or agree to modifications of the terms and conditions of any agreements with third parties and (y) the consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) shall be required prior to agreeing to (i) any amendment or modification to any Contract or (ii) any condition or limitation under any Permit or applicable Law, in each case of this clause (y), in connection with obtaining any such Consent that is adverse in any material respect to Buyer or the Company Group.

(g) Nothing in this Section 5.3 shall apply to Buyer’s obligations with respect to the Proxy Statement (which shall be governed exclusively by Sections 5.19 and 5.20), the Buyer Meeting (which shall be governed exclusively by Section 5.20) or the S-3 Shelf (which shall be governed exclusively by Section 5.21).

5.4 Non-Competition; Non-Solicitation; Non-Disclosure Covenants.

(a) Non-Competition. During the period from the Closing until the date that is the fifth anniversary of the Closing Date (the “Restricted Period”), each Seller set forth in Section 5.4(a) of the Disclosure Schedule (each such Seller, an “RCA Person”) shall not, and shall cause its controlled Affiliates, not to, without the prior written consent of Buyer, directly or indirectly, invest in, acquire, own, manage, control, undertake, participate in, carry on or be engaged in the operation of the Business or any business or activities that compete with the Business as conducted as of the date hereof and as of the Closing Date. Notwithstanding the foregoing, the prohibitions in this Section 5.4(a) shall not apply to (i) the passive ownership by an RCA Person, directly or indirectly, of less than two percent (2%) of any class of the securities of any Person traded on a national or international securities exchange or traded on the over-the counter market, (ii) the passive investment by an RCA Person, directly or indirectly, as a limited partner and not as a co-investor, in private equity funds of less than two percent (2%) of the equity interests in such fund so long as such RCA Person does not have any active role in, or ability to direct, the activities of such fund or the portfolio companies thereof or (iii) actions performed by an RCA Person in their capacity as an employee, consultant, officer, independent contractor or director of Buyer or any of Buyer’s controlled Affiliates.

(b) No Recruitment or Hiring of Employees. Each RCA Person agrees that such RCA Person shall not, and shall cause its controlled Affiliates not to, during the Restricted Period, except for the benefit of, and on behalf of, the Company Affiliated Group, directly or indirectly, on such RCA Person’s own behalf or on behalf of any other person or entity, solicit, recruit or hire, or attempt to recruit or hire, any Restricted Person or induce or attempt to induce any Restricted Person to leave the employ of or cease doing business with the Company or any other member of the Company Affiliated Group, as the case may be; provided, however, that nothing in this Section 5.4(b) shall prevent such RCA Person (i) from making any general solicitations, directly or indirectly, including through newspapers, trade journals, the internet or any similar media that are not directed specifically at any employee or independent contractor of the Company Affiliated Group, or hiring the Persons who respond to such general solicitations or (ii) from soliciting and hiring any former employee or independent contractor of the Company Affiliated Group who was terminated without cause.

(c) No Disclosure of Confidential Information. Except to the extent (i) authorized by Buyer, (ii) required by Law or any legal process, or (iii) necessary in performing such Seller’s obligations under this Agreement, each Seller will not, and will cause its controlled Affiliates not to, directly or indirectly, at any time after the Closing, use or exploit, or disseminate, disclose, or divulge to any person, firm, corporation, association or other business entity, Confidential Information of the Company Group. As used herein, the term “Confidential Information” shall mean any and all information about the Company Group and/or the Business or relating to the Trade Secrets of the Company Group and the Business, in each case, whether or not disclosed to such Seller or whether or not known by such Seller as a consequence of or through its relationship with the Company Group, if in each case such information is not publicly available (other than through a breach by such Seller of this Section 5.4(c)). Each Seller acknowledges and agrees that the term “Confidential Information” includes all information regarding the following: Trade Secrets and other Intellectual Property, Personal Information, products, services, drug formulations and manufacturing methods, human trial data, pre-clinical trial data, clinical trial data, client and partner lists (including names, addresses and telephone numbers), purchasing criteria of the Company Group, business plans, methods and procedures, accounting data, compensation and human resources information, marketing strategies, new product and services developments, price lists and pricing strategies, contract forms, business and financial models, electronic and other files, and financial data regarding the Business and the Company Group. Buyer acknowledges and agrees that prior to the Closing, the Sellers and their respective officers, managers and employees may have worked in the Business and/or for the Company Group and had access to Confidential Information; however, no such Person shall be deemed (A) to have been furnished or provided access to any Confidential Information in violation of this Section 5.4(c), or (B) to act at a Seller’s direction or on a Seller’s behalf, and a Seller shall not be deemed to be acting indirectly through such Person, solely due to the prior role of any such Person with respect to the Business and/or the Company Group so long as such Person does not actually disclose or use the Confidential Information in violation of this Section 5.4(c) after the Closing.

(d) Each Seller acknowledges that such Seller carefully read and considered the provisions of this Section 5.4. Each Seller acknowledges that such Seller has received and will receive sufficient consideration and other benefits to justify the restrictions in this Section 5.4. Each Seller also acknowledges and understands that these restrictions are reasonably necessary to protect the legitimate and substantial business interests of Buyer and its Affiliates, including protection of the goodwill acquired. Each Seller also acknowledges that the transactions contemplated by this Agreement (including the receipt of the Purchase Price by such Seller) constitute full and adequate consideration for the execution and enforceability of the restrictions set forth in this Section 5.4.

(e) The Parties acknowledge and agree that the individual covenants in this Section 5.4 are separate and distinct commitments of the Sellers, independent of each other covenant hereunder. Each Seller further agrees that each of the covenants in this Section 5.4 is reasonable with respect to its duration, geographic area and scope of activity, to protect, among other things, Buyer’s acquisition of the goodwill of the Business. Accordingly, if, at the time of enforcement of any one or more of the covenants in this Section 5.4, a court or arbitrator holds that the restrictions stated herein with respect to any specific covenant herein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum duration, geographic area and/or scope of activity legally permissible under such circumstances will be substituted for the duration, geographic area and/or scope of activity stated herein.

5.5 Further Actions. Subject to the terms and conditions provided in this Agreement, each of Buyer, the Company and the Seller Representative shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

5.6 Public Announcements. Unless otherwise required by applicable Law (and in that event only if time does not permit), at all times prior to or following the Closing Date, Buyer and the Seller Representative shall consult with each other before issuing any press release or public announcements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or public announcement without the written approval of the other such Party, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange (including NASDAQ) or interdealer quotation service or by the request of any Governmental Authority (or by the fiduciary duties of the Buyer Board or the Buyer Conflicts Committee); provided, that the Party proposing to issue any press release or similar public announcement or communication in compliance with any such Law or obligation shall, before doing so (to the extent permissible under applicable Law or rules of any national securities exchange or interdealer quotation service, as applicable), consult in good faith with the other Parties in advance and consider in good faith any proposed comments, (b) in connection with the enforcement by a Party against another Party of any rights or remedy relating to this Agreement, the other Ancillary Documents or the transactions contemplated hereby and thereby, or (c) any statements included in a press release or public communication with respect to the transactions contemplated by this Agreement that are substantially consistent with those in previous press releases or public communications made by such Party in accordance with this Section 5.6.

5.7 D&O Indemnification.

(a) From and after the Closing, Buyer shall or shall cause the Company to (i) indemnify and hold harmless each present and former manager, director and officer of the Company or any of its Subsidiaries (collectively, the “Company Indemnified Parties”), against any and all Losses incurred or suffered by any of the Company Indemnified Parties in connection with any Liabilities or any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company or its applicable Subsidiary would have been permitted under applicable Law and under the Organizational Documents of the Company Group as in effect on the date of this Agreement (but in each case, subject to the limitations on each member of the Company Group’s ability to indemnify managers, directors and officers under applicable Law), to indemnify such Company Indemnified Parties and (ii) advance expenses as incurred by any Company Indemnified Party in connection with any matters for which such Company Indemnified Party is entitled to indemnification from the Company or any of its Subsidiaries pursuant to this Section 5.7 to the fullest extent permitted under applicable Law or, if greater, under the Organizational Documents of the Company Group; provided, however, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately and finally determined by a court of competent jurisdiction and all rights of appeal have lapsed that such Company Indemnified Party is not entitled to indemnification under applicable Law, the Organizational Documents of the Company or any of its Subsidiaries, and pursuant to this Section 5.7. The terms and provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the Company Indemnified Parties by applicable Law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, the Company Indemnified Parties and their respective heirs and representatives, each of whom is an intended third party beneficiary of this Section 5.7. In the event Buyer or the Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, honor the indemnification obligations set forth in this Section 5.7.

(b) Prior to or simultaneously with the Closing, Buyer shall, or shall cause the Company to, obtain, at Buyer’s cost, a non-cancelable run-off insurance policy of not less than the existing coverage amount, for a period of six (6) years after the Closing Date to provide directors’, managers’ or officers’ liability, employment practices liability, and fiduciary liability insurance coverages for events, acts or omissions occurring on or prior to the Closing Date for all Persons who were directors, managers or officers of the Company or any of its Subsidiaries or the Business on or prior to the Closing Date, which policy shall contain terms and conditions no less favorable to the insured Persons than the directors’, managers’ or officers’ liability, employment practices liability, and fiduciary liability coverages presently maintained by the Company or any of its Subsidiaries or by a Seller on the Company’s or any of its Subsidiaries’ behalf; provided, that, if the cost of such run-off insurance policy would exceed 250% of the current annual premium paid for such insurance presently maintained (the “Maximum Premium”), then Buyer shall, or shall cause the Company to, obtain, at Buyer’s cost, the greatest amount of run-off coverage reasonably available at the Maximum Premium.

5.8 Access to Information.

(a) During the Pre-Closing Period, upon reasonable notice and during normal business hours, the Company Group shall, and shall cause the Company Group’s officers and employees and representatives to, (i) afford the officers, employees and authorized agents and representatives of Buyer reasonable access to the offices, properties, books and records of the Company Group and (ii) furnish to the officers, employees and authorized agents and representatives of Buyer such additional financial and operating data and other information regarding the assets, properties and business of the Company Group as Buyer may from time to time reasonably request in order to assist Buyer in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated by this Agreement;

provided, however, that Buyer shall not interfere with any of the operations or business activities of the Company Group. Notwithstanding anything to the contrary in this Agreement, no member of the Company Group shall be required to disclose any information to Buyer if such disclosure would, in the reasonable discretion of the Company, (A) cause significant competitive harm to the Company Group if the transactions contemplated hereby are not consummated, (B) jeopardize any attorney-client or other legal privilege or (C) contravene any applicable Laws, Data Security Requirements, fiduciary duty or binding agreement entered into prior to the date hereof (the limitations in subclauses (B) and (C), the “Access Limitations”).

(b) Buyer acknowledges and agrees that, from and after the date hereof, the Company Group may (i) remove from the servers and computers of the Company Group any emails and text messages involving the Persons and individuals set forth on Section 5.8(b) of the Disclosure Schedule that are unrelated to the Business, in the reasonable determination of Sellers’ counsel and subject, in each case, to consultation with Buyer’s counsel (the “Non-Business Records”) and (ii) transfer Non-Business Records to external drives of the Seller Representative or a designee thereof for the benefit of the Sellers. From and after the Closing, Buyer shall, and shall cause its Affiliates (including the Company Group) to, cooperate with the Seller Representative and its Representatives in efforts to remove any remaining Non-Business Records from the properties of the Company Group.

(c) Buyer shall, and shall cause its Affiliates (including the Company Group) to, use commercially reasonable efforts to preserve and keep information and books and records held by any member of the Company Group relating to any Seller for a period of six (6) years after the Closing Date, during which time Buyer shall make such information and books and records available to the Seller Representative as any the Seller Representative may reasonably request in writing in connection with any audit, investigation, Tax or regulatory reporting requirement, dispute or litigation involving any Seller; provided, that (i) the Seller Representative shall reimburse Buyer for all reasonable and documented out-of-pocket costs and expenses incurred in connection with any such request; (ii) any such access rights shall be exercised in such manner as not to interfere unreasonably with the conduct of the business of Buyer and its Affiliates; and (iii) Buyer shall not be required to disclose any information subject to the Access Limitations to the Seller Representative.

(d) The terms of the Confidential Disclosure Agreement, dated June 9, 2025, by and between Amneal Pharmaceuticals, LLC and Kashiv BioSciences Holdco, LLC (the “Confidentiality Agreement”) are hereby incorporated by reference, mutatis mutandis. Buyer shall and shall cause its Affiliates and their respective Representatives to hold all information received from the Sellers and the Company Group pursuant to this Agreement in confidence in accordance with the terms of the Confidentiality Agreement. Notwithstanding anything contained in the Confidentiality Agreement to the contrary, the Confidentiality Agreement shall continue in full force and effect until the Closing. If for any reason this Agreement is terminated prior to the Closing, Buyer shall and shall cause its Affiliates and their respective Representatives to promptly (upon receipt of written request from the Sellers) destroy all Confidential Information (as defined in the Confidentiality Agreement) of any Seller or any member of the Company Group. In the event of a conflict between the covenants and restrictions (with respect to confidentiality) contained in this Agreement and those contained in a Confidentiality Agreement, the more restrictive covenants and restrictions shall apply.

5.9 Notification of Certain Matters. The Seller Representative shall give notice to Buyer, and Buyer shall give notice to the Seller Representative, promptly upon becoming aware of (i) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or could reasonably be expected to cause any representation or warranty in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement and prior to the Closing and that would reasonably be expected to result in any condition set forth in Article VI not to be satisfied, or (ii) the failure of the Sellers, the Company or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition set forth in Article VI not to be satisfied. Each of Buyer and the Seller Representative shall further promptly notify the other such Party of each of the following events if such event occurs prior to the Closing: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (ii) any actions, suits, claims, investigations, demands or proceedings commenced or threatened in writing (or, to its Knowledge, orally), against, relating to or involving or otherwise affecting Buyer, the Sellers or the Company Group that relate to the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the failure to provide any notice required by this Section 5.9 shall not limit or otherwise affect the obligations or remedies of any Party hereunder and shall not be deemed to the failure of any condition set forth in Article VI to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VI to be satisfied.

5.10 Development of the Products; Access to Information.

(a) Following the Closing, Buyer shall not, and shall cause its Affiliates (including the Company Group) not to, by act or omission, take or fail to take any actions in bad faith, the purpose of which is to (i) avoid payment of any Milestone Payment through delaying Receipt of Regulatory Approval, or (ii) avoid payment of royalties on Gross Profits.

(b) Following the Closing, subject to Section 5.10(a), Buyer shall have the absolute right and sole and absolute discretion to operate and otherwise make decisions with respect to the conduct of the business of Buyer and its Affiliates, including the Business (including with respect to Products) and to take or refrain from taking any action with respect thereto. Notwithstanding anything in this Agreement to the contrary, the Sellers acknowledge and agree that (A) Buyer or an Affiliate of Buyer may currently or in the future offer products or services that compete, either directly or indirectly, with Products and may make decisions with respect to such products and services (including ceasing development of Products) that may cause one or more of the Contingent Payments to be reduced in amount or to not become due and payable at all; and (B) absent a breach by Buyer of Section 5.10(a), neither Buyer nor any of its Affiliates shall have any Liability whatsoever to any Seller or any other Person for any claim, loss or damage of any nature that arises out of or relates in any way to any decisions or actions affecting whether or not or the extent to which the Contingent Payments becomes payable in accordance with Section 1.4. Nothing in this Agreement shall restrict or otherwise affect Buyer’s ability to develop, manufacture or supply a Product for commercialization.

(c) Buyer shall promptly (but no later than fourteen (14) days following the achievement of a Milestone) notify the Seller Representative in writing of the achievement of any Milestone.

(d) After the date of the first sale of a Product, at the Seller Representative’s request and upon fifteen (15) days’ prior written notice, Buyer shall, and shall cause the Company Group, to permit an impartial nationally recognized firm of independent certified public accountants other than the Seller Representative’s, the Company Group’s or Buyer’s accountants and reasonably acceptable to the Seller Representative and Buyer (during regular business hours and without undue disruption to the business of Buyer or the Company Group) to audit the books and records maintained by Buyer or the Company Group with respect to Royalty Payments, to ensure the accuracy and completeness of all reports and payments made hereunder, including to confirm that all sales related to Products and Buyer’s determinations of Net Sales, Cost of Goods Sold, and Gross Profits have been properly identified, calculated, and included in the Buyer’s reporting hereunder. Such examinations may not be conducted more than once in any twelve (12)

month period. The cost of each audit shall be borne by the Sellers. The audit report will include detail sufficient for both Buyer and the Seller Representative to understand the nature of any discrepancies identified, and the royalty audit report shall be provided to both Buyer and the Seller Representative to effectuate resolution of any disputes. Unless reasonably disputed by Buyer or its agents acting in good faith, if an audit concludes that additional amounts were owed by Buyer, Buyer shall pay the additional amounts, with interest from the date originally due, at the Specified Interest Rate, promptly after the audit results are delivered by the Seller Representative to Buyer. Unless reasonably disputed by the Seller Representative or its agents acting in good faith, if an audit concludes that excess payments were made by Buyer, Buyer may credit the amount of such excess payment, with interest from the date originally due, at the Specified Interest Rate, against future payments due to the Sellers under this Agreement; provided, however, that if such overpayment is identified after the end of the Royalty Term, then Seller Representative will within one hundred-twenty (120) days pay Buyer the identified overpayment amount (provided, that to the extent the Seller Representative does not pay or cause to be paid to Buyer such amount within five (5) Business Days following the date on which the Seller Representative is required to make such payment pursuant to this sentence, then Buyer may (while maintaining its right to enforce the Seller Representative’s obligations pursuant to this sentence) require that the Sellers individually, on a several and not joint and several basis in accordance with the Allocation Schedule, pay or cause to be paid to Buyer such amount). For the avoidance of doubt, a dispute of an audit made by Buyer or Seller Representative or their respective agents does not preclude the other Party from seeking relief pursuant to Section 9.6. In furtherance of the foregoing, any agreement granting a Third Party sublicense or equivalent rights with respect to a Product shall require such Third Party to maintain books and records as required of Buyer in this Section 5.10(d), and shall either (i) give the Seller Representative the right to audit the Third Party on the same terms as provided with respect to audits of Buyer, or (ii) provide audit rights in favor of Buyer that are no less favorable to Buyer than the Seller Representative’s audit rights provided in this Section 5.10(d) and permit Buyer to disclose the results of audits to the Seller Representative. In the case of the foregoing clause (ii) of the immediately preceding sentence, Buyer shall, at the Seller Representative’s reasonable request and upon fifteen (15) days’ prior written notice and at the Seller Representative’s sole expense, exercise its right to conduct such audit and provide its results to the Seller Representative. This Section 5.10(d) shall survive for a period of three (3) years after the expiration of the Royalty Term.

(e) Buyer shall maintain all books and records subject to audit under Section 5.10(d) for a minimum of three (3) of its fiscal years after the fiscal year as to which such books and records pertain.

(f) From the Closing and for so long as any Product is within its Royalty Term, if a Buyer Liquidation Event is to be consummated, then (i) unless such anticipated Buyer Liquidation Event is publicly disclosed by the Company in a Form 8-K filed with the SEC, Buyer shall notify the Seller Representative of the anticipated Buyer Liquidation Event as soon as reasonably practicable following the execution of binding definitive documentation providing for the consummation of such Buyer Liquidation Event and the public announcement thereof (and, in any event, no later than thirty (30) days before the closing date thereof) and (ii) not later than the closing date of such Buyer Liquidation Event, Buyer shall cause the Third Party succeeding to the rights of Buyer to expressly assume the obligations and Liabilities of Buyer expressly provided in Section 1.4 and this Section 5.10, to the extent such obligations and Liabilities are not transferred or assumed by operation of law (including by merger) in connection with such Buyer Liquidation Event.

5.11 Exclusivity. During the period from the date of this Agreement until the earlier of (a) the date this Agreement is terminated in accordance with its terms, and (b) the Closing, the Sellers shall not, and shall cause each member of the Company Group and its and their respective Representatives not to, directly or indirectly, take any of the following actions with any Person, other than Buyer (and their Affiliates and their respective Representatives): (i) encourage, initiate, solicit, assist, facilitate, engage or entertain the submission of any proposal, offer, letter of intent, indication of interest or other similar agreement from any Person relating to (A) any acquisition of any equity securities of the Company Group, whether by issuance by the Company Group or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from the applicable equity holders or otherwise, (B) the license, sale, divestiture or transfer of all or a material portion of the assets of the Company Group, or (C) any merger, share exchange, business combination, reorganization, consolidation recapitalization or similar transaction involving the Company Group (any of the transactions described in clauses (A) through (C), an “Acquisition Proposal”), or (ii) participate in, enter into or otherwise encourage any discussions or negotiations with any Person, or provide any information to any Person, with respect to an Acquisition Proposal.

5.12 Employee Matters. Buyer covenants and agrees that:

(a) All employees who are employed by the Company Group immediately prior to the Closing (the “Retained Employees”) shall continue employment with the Company Group immediately following the Closing; provided, however, that this will not restrict Buyer or its Affiliates from terminating any Retained Employee for any reason at any time following the Closing.

(b) As of the Closing Date and for a period of at least one (1) year thereafter, the Company and its Subsidiaries shall provide, and Buyer shall cause the Company and its Subsidiaries to provide, each Retained Employee who remains with the Company Group with employee benefits (other than any equity or equity-based compensation, deferred compensation, change-in-control, retention or transaction-related benefits, and defined benefit pension and post-retirement welfare benefits) that are, subject to Buyer’s sole discretion, either substantially comparable in the aggregate to the employee benefits provided to (A) such Retained Employee immediately prior to the Closing under the Employee Benefit Plans, or (B) Buyer’s similarly situated employees. The Company and its Subsidiaries (i) shall provide, or Buyer shall cause the Company and its Subsidiaries to provide, each Retained Employee credit for the Retained Employee’s service with the Company Group prior to the Closing under any employee benefit plan or personnel policies that cover the Retained Employee after the Closing, including any vacation, sick leave and severance policies (but excluding any equity or other long-term incentive awards), for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits, except where such credit would result in a duplication of benefits; (ii) shall, or Buyer shall cause the Company and its Subsidiaries to, allow such Retained Employees to participate in each plan providing welfare benefits (including medical, life insurance, long term disability insurance and long term care insurance to the extent provided by Buyer) to the extent coverage under such plan replaces coverage under a corresponding Employee Benefit Plan in which such Retained Employee participated immediately before the effective date of such replacement; and (iii) shall, or Buyer shall cause the Company and its Subsidiaries to, to the extent a Retained Employee is eligible to participate in a plan providing welfare benefits in accordance with clause (ii) of this Section 5.12(b), (x) cause each such Retained Employee to be eligible to participate immediately, without any waiting time, to the extent permitted under applicable Law, (y) take commercially reasonable efforts to waive preexisting condition limitations, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee (or any eligible dependent thereof) by the corresponding Employee Benefit Plan immediately prior to such replacement, to the extent permitted under applicable Law, and (z) take commercially reasonable efforts to cause any eligible expenses incurred by the Retained Employee (or any eligible dependent thereof) during the portion of the plan year of the corresponding Employee Benefit Plan ending on the date of such Retained Employee’s commencement of participation in Buyer’s similar replacement plan to be taken into account for purposes of determining deductibles, co-pays and maximum out-of-pocket requirements under any similar replacement plan for the applicable plan year.

(c) From and after the Closing, the Company and its Subsidiaries shall honor, or Buyer shall cause the Company and its Subsidiaries to honor, each Retained Employee’s accrued but unused paid time off as of the Closing Date (including any earned vacation or personal holiday pay), in accordance with the terms of the applicable Employee Benefit Plan as in effect immediately prior to the Closing and in accordance with applicable Law.

(d) Unless otherwise requested in writing by Buyer no later than ten (10) Business Days prior to the Closing Date, the Company and its Subsidiaries shall terminate, effective as of no later than the date immediately preceding the Closing Date, the Kashiv Biosciences, LLC 401(k) Plan (the “Company 401(k) Plan”) or, if the Company determines that employee deferrals to the Company 401(k) Plan cannot be distributed in connection with a plan termination of the Company 401(k) Plan due to the Company’s determination that there is reasonably expected to be an alternative defined contribution plan during the specified period of time under Treas. Reg. Section 1.401(k)-1(d)(4), the Company shall (or shall cause its applicable Affiliates to) transfer the sponsorship of the Company 401(k) Plan to a Seller or any Affiliate thereof (other than any member of the Company Group), effective as of no later than the day immediately preceding the Closing Date. If the Company 401(k) Plan is terminated or transferred in accordance with the preceding sentence, Buyer shall receive from the Company, prior to the Closing, evidence that the Company 401(k) Plan will be so terminated or transferred pursuant to resolutions of the board of directors of any such applicable member of the Company Group (the form and substance of which shall be subject to reasonable review of Buyer, which shall not be unreasonably withheld, conditioned or delayed), effective as of no later than the day immediately preceding the Closing Date.

(e) Unless otherwise requested in writing by Buyer no later than thirty (30) days prior to the Closing Date, effective as of the Closing Date, the Company and its Subsidiaries shall take all actions necessary to cause the withdrawal of the Company and its Subsidiaries as a participating employer from, and the cessation of Retained Employee participation under, the Avtar Enterprise, LLC Employee Benefits Plan and any other Employee Benefit Plan that is sponsored or maintained by Avtar Enterprise, LLC or any entity other than the Company or its Subsidiaries (other than then existing equity awards issued by any Seller). In the event of such withdrawal, Buyer shall ensure that Retained Employees (and their eligible dependents) are offered replacement benefit plan coverage effective immediately following the Closing for benefits previously provided to such Retained Employees (and their eligible dependents) under the Avtar Enterprise, LLC Employee Benefit Plan, with such replacement benefit coverage to be provided under the health and welfare benefit plans maintained by Buyer and its Affiliates as required under Section 5.12(b).

(f) Between the date of this Agreement and the Closing Date, the Company Group will use reasonable best efforts to coordinate in good faith with Buyer to facilitate Buyer’s ability to identify and retain key employees of the Company Group through and following the Closing Date. In furtherance of the preceding sentence, during the Pre-Closing Period, the Company Group will provide Buyer with reasonable access to such key employees in connection with Buyer’s potential efforts to enter into new contractual, retention and/or incentive arrangements with such key employees. For the avoidance of doubt, no member of the Company Group is under any obligation to enter into, or to cause any key employee to enter into, any agreement.

(g) Buyer agrees that Buyer shall not, and Buyer agrees that Buyer shall cause each of Buyer’s Affiliates, each of the members of the Company Group and each of the Affiliates of any of the members of the Company Group not to, amend any of the Retention Bonus Agreements on or after the Closing. In the event that any Service Provider who is party to a Retention Bonus Agreement incurs a termination of employment or other service for any reason after the Closing but before September 1, 2028 (regardless of whether such termination is initiated by such Service Provider, by any member of the Company Group or otherwise), then Buyer shall provide written notice of such termination to the Seller Representative as soon as practicable and, in any event, not later than sixty (60) days thereafter. On September 1, 2028, Buyer and the Seller Representative shall deliver joint written instructions to the Escrow Agent to disburse (x) the portion of the Retention Bonus Escrow Funds (including the employer portion of any payroll Taxes or employment Taxes and other employer contributions incurred or payable in relation to the payment of such amounts) relating to each Service Provider who has earned his or her Retention Bonus in accordance with the terms of his or her Retention Bonus Agreement (with the applicable Retention Bonus amount for each Service Provider as set forth on Section 5.12(g) of the Disclosure Schedules) to the account of the applicable member of the Company Group designated in writing by the Buyer and (y) all amounts then in the Retention Bonus Escrow Account after the disbursement described in the immediately preceding clause (x) to the accounts of the Sellers (allocated by the Seller Representative among the Sellers in accordance with the Allocation Schedule) designated in writing by the Seller Representative.

(h) The provisions of this Section 5.12 are solely for the benefit of the Parties, and no current or former Company Group employee or other Service Provider, or individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 5.12. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Employee Benefit Plan or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Company Group, Buyer or any of their respective Affiliates; (ii) alter or limit the ability of Buyer, the Company or any of their respective Subsidiaries to amend, modify or terminate any Employee Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former Company Group employee any right to employment or continued employment or continued service with Buyer, the Company or any of their respective Subsidiaries, or constitute or create an employment or similar agreement.

5.13 RW Policy. At Buyer’s sole cost, prior to and effective as of the Closing Date, Buyer shall obtain a representation and warranty policy (a “RW Policy”) in connection with the transactions contemplated by this Agreement. Buyer agrees that such policy shall be on customary terms and conditions (and Buyer shall cause such customary terms and conditions to include (i) the insurer thereunder expressly waiving, and agreeing not to pursue, directly or indirectly, any subrogation rights against the Sellers with respect to any claim made by any insured thereunder other than in the case of Fraud, with the insurer expressly agreeing that each Seller is an express beneficiary of the provisions of the RW Policy referred to in this clause (i) and shall be entitled to enforce such provisions, and (ii) the insurer thereunder expressly agreeing that Buyer and its Affiliates shall have no obligation to pursue any claim against the Sellers or the Seller Representative in connection with any Losses). The Seller Representative shall have a right to review and comment on such RW Policy, and Buyer shall consider in good faith any reasonable comments made by the Seller Representative. The Sellers shall use commercially reasonable efforts to cooperate with Buyer with respect to any claim submitted by Buyer against any such RW Policy. Following the date on which such RW Policy is bound, Buyer shall not, and shall cause its Affiliates not to, amend, modify or otherwise change, terminate or waive any provisions in such RW Policy without the Seller Representative’s prior written consent in any manner that would be reasonably likely to increase or expand the ability or rights of the insurer thereunder to bring a claim against, or otherwise seek recourse from, any Seller.

5.14 Financial Statements.

(a) As promptly as practicable following the date hereof (and in any event by no later than May 31, 2026), the Company shall deliver to Buyer the audited consolidated balance sheet as of December 31, 2025 and December 31, 2024 and the related audited consolidated statements of operations and comprehensive loss, changes in members’ deficit, and cash flows for the fiscal years ended December 31, 2025 and December 31, 2024 of the Company Group, including accompanying footnotes, meeting the requirements of the rules and regulations of the SEC (collectively, the “2025 Audited Financial Statements”) and the associated audit report of the Company’s independent certified public accountant to the Board of Directors of the Company satisfying the requirements of Regulation S-X (the “2025 Audit Report”). If the Closing Date is 90 days or more after the end of the fiscal year ending December 31, 2026, the Company shall deliver to Buyer as promptly as practicable (but in no event later than 90 days after the end of such fiscal year) the audited consolidated balance sheet as of December 31, 2026 and December 31, 2025 and the related audited consolidated statements of operations and comprehensive loss, changes in members’ deficit, and cash flows for the fiscal years ended December 31, 2026 and December 31, 2025 of the Company Group meeting the requirements of the rules and regulations of the SEC (collectively, the “2026 Audited Financial Statements”) and the associated audit report of the Company’s independent certified public accountant to the Board of Directors of the Company satisfying the requirements of the rules and regulations of the SEC, including Regulation S-X (the “2026 Audit Report”); provided, that Seller Representative shall reasonably cooperate, as may be reasonably requested by Buyer, with Buyer in connection with Buyer’s completion of the 2026 Audited Financial Statements if the Closing Date occurs prior to the 90th day after the end of the fiscal year ending December 31, 2026.

(b) As promptly as practicable following the date hereof (and in any event by no later than thirty (30) days prior to the Closing Date), the Company shall deliver to Buyer the unaudited financial statements of the Company Group for each of the quarterly periods ending March 31, June 30, September 30 and December 31, 2025 (each, a “2025 Quarterly Financial Period”), in each case comprised of consolidated balance sheets, consolidated statements of operations and comprehensive loss, and consolidated statements of changes in members’ deficit, and meeting the requirements of the rules and regulations of the SEC, including Regulation S-X, as of the end of, and for, each applicable 2025 Quarterly Financial Period (collectively, the “2025 Quarterly Financial Statements”), together with such supporting schedules, detail, and supplementary information as reasonably requested by Buyer, in order to enable Buyer to prepare quarterly and annual pro forma financial information required by the rules and regulations of the SEC, including Regulation S-X, including, but not limited to, consolidation schedules that support the financial statements, topside adjustments, and trial balances by legal entity, and schedules supporting balance sheet accounts, revenues, cost of goods sold, operating expenses, interest expense, depreciation and amortization, identification of transactions with the Buyer, and other information reasonably necessary to identify purchase accounting adjustments and pro forma impacts. As of and for the quarterly period ending March 31, 2026 and each subsequent quarterly period ending prior to the Closing Date, other than any calendar quarter ending December 31 (each, an “Interim Financial Period”), the Company shall deliver to Buyer the unaudited financial statements of the Company Group, comprised of consolidated balance sheets, consolidated statements of operations and comprehensive loss, and consolidated statements of changes in members’ deficit, including accompanying footnotes, meeting the requirements of the rules and regulations of the SEC, including Regulation S-X, as of the end of, and for, such Interim Financial Period (the “Go-Forward Unaudited Financial Statements” and, collectively with the 2025 Audited Financial Statements and the 2026 Audited Financial Statements, the “Go-Forward Financial Statements”) for such Interim Financial Period (and the portion of the fiscal year then ended) and the corresponding period of the prior fiscal year, which will, if such financial statements are required by the rules and regulations of the SEC to be included in the Buyer’s SEC filings, including the Proxy Statement, have been reviewed by the Company’s independent registered public accounting firm. The Go-Forward Unaudited Financial Statements will be delivered as promptly as practicable following the end of the corresponding Interim Financial Period but no later than 45 days after the end of such Interim Financial Period.

(c) In advance of the deliveries pursuant to this Section 5.14, the Company shall provide Buyer with (i) a reasonable opportunity to review preliminary drafts of the financial statements, the form and substance of which shall be reasonably acceptable to Buyer, and (ii) reasonable access in accordance with and subject to the provisions of Section 5.8 to the documents, schedules and work papers of the Company Group that are reasonably necessary for purposes of such review.

5.15 [Reserved.].

5.16 Books and Records. The Company shall use reasonable best efforts to cause all physical books and records of the Company Group (including personnel records, books of account, files, invoices, correspondence, physical or tangible embodiments of any intangible assets and other documents) to be held at the principal office of the Company or any of its Subsidiaries as of the Closing.

5.17 [Reserved.].

5.18 Maximum Cash Amount. The Company shall use reasonable best efforts to distribute any Cash in excess of the Maximum Cash Amount to the Sellers prior to the Closing.

5.19 Proxy Statement. Buyer shall, as promptly as reasonably practicable, prepare and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) in preliminary form in connection with the meeting of Buyer’s stockholders (including any and all adjournments or postponements thereof, the “Buyer Meeting”) for the purpose of obtaining the Stockholder Approval and any other matters reasonably deemed by Buyer to be necessary or appropriate in connection with or in order to consummate the transactions contemplated by this Agreement, as well as any other matters of the type customarily brought before a meeting of stockholders to approve the matters contemplated by the Stockholder Approval. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and other applicable Law. In connection with the filing of the Proxy Statement and other SEC filings contemplated hereby, the Sellers, the Seller Representative and the Company shall use their commercially reasonable efforts to (i) cooperate with Buyer to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for any such SEC filings, including the requirements of Regulation S-X; and (ii) provide access to, upon reasonable notice, the senior management employees of the Company Group to discuss the materials prepared and delivered pursuant to this Section 5.19. In furtherance of the foregoing, the Sellers, the Seller Representative and the Company shall, and shall cause their respective Representatives to, use their commercially reasonable efforts to furnish promptly to Buyer such additional financial and operating data and other information, as Buyer may reasonably require in connection with the preparation of the Proxy Statement and shall otherwise use commercially reasonable efforts to reasonably cooperate with Buyer as Buyer may reasonably request in connection with the preparation and filing of the Proxy Statement. Buyer will use its commercially reasonable efforts to have the preliminary Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. Prior to filing the Proxy Statement or responding to any comments of the SEC or its staff with respect thereto, Buyer shall, if permitted by applicable Law and to the extent reasonably practicable, provide the Seller Representative with an opportunity to review and comment on such document or response and shall consider any reasonable comments made by the Seller Representative and its counsel. Subject to applicable Law and to the extent reasonably practicable, Buyer will notify the Seller Representative promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement, and the Seller Representative and the Company shall use commercially reasonable efforts to cooperate with Buyer as Buyer may reasonably request in connection with any such response, amendment or supplement. As soon as reasonably practicable following the approval of the Proxy Statement by the SEC, Buyer shall thereafter cause the Proxy Statement to promptly be mailed or delivered to holders of Amneal Common Stock. Buyer shall use reasonable best efforts to take any other action required to be taken by it under the Securities Act, the Exchange Act, Delaware law and the rules of NASDAQ in connection with the filing and distribution of the Proxy Statement and the solicitation of proxies from the stockholders of Buyer in connection therewith. The Proxy Statement shall include the Buyer Conflicts Committee Recommendation and the Buyer Board Recommendation.

5.20 Buyer Meeting.

(a) Buyer and the Buyer Board shall take, in accordance with applicable Law and Buyer’s Organizational Documents, all action necessary to set a record date for, call, give notice of, convene, and hold, as promptly as reasonably practicable following the mailing of the Proxy Statement, the Buyer Meeting. Buyer and the Buyer Board shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Stockholder Approval to be received at the Buyer Meeting or any adjournment or postponement thereof in accordance herewith, and shall comply with all legal requirements applicable to the Buyer Meeting. The Buyer Board and the Buyer Conflicts Committee shall not, as applicable, (A) (x) withdraw or (y) qualify, amend or modify in any manner adverse to the Sellers, the Buyer Conflicts Committee Recommendation or the Buyer Board Recommendation, as applicable or (B) fail to include in the Proxy Statement, the Buyer Conflicts Committee Recommendation or the Buyer Board Recommendation, as applicable (any action in clause (A) and (B), a “Buyer Adverse Recommendation Change”). Unless this Agreement has been validly terminated, Buyer shall cause the Buyer Meeting to be convened and shall submit the Stock Issuance and this Agreement to the stockholders of Buyer at the Buyer Meeting for the purpose of Buyer’s stockholders considering and voting on the Stock Issuance and this Agreement and any other matters required to be approved by Buyer’s stockholders in order to consummate the transactions contemplated by this Agreement.

(b) Notwithstanding anything in Section 5.20(a), but subject to this Section 5.20(b), at any time prior to obtaining the Stockholder Approval, but not after, the Buyer Board or the Buyer Conflicts Committee may, subject to compliance with the terms of this Section 5.20, make a Buyer Adverse Recommendation Change in response to a Buyer Intervening Event, if (i) the Buyer Board or the Buyer Conflicts Committee, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (ii) Buyer delivers to the Seller Representative at least four (4) Business Days prior to such Buyer Adverse Recommendation Change, a written notice (a “Buyer Notice”) (which notice itself shall not constitute a Buyer Adverse Recommendation Change) advising the Seller Representative that the Buyer Board or the Buyer Conflicts Committee intends to take such action and specifying the reasons therefor, including a description of such Buyer Intervening Event in reasonable detail, (iii) to the extent the Seller Representative wishes to negotiate, Buyer has negotiated with, and has caused its Representatives (including its executive officers and members of the Buyer Conflicts Committee) to negotiate with, the Seller Representative in good faith during the four (4) Business Day period following receipt by the Seller Representative of the Buyer Notice (which period shall expire at 11:59 p.m., Eastern Time, on the fourth (4th) Business Day, the “Buyer Notice Period”) in order to enable the Seller Representative to propose revisions to the terms of this Agreement or the transactions contemplated hereby and (iv) following the Buyer Notice Period, and after considering the results of any such negotiations and giving effect to any proposals, amendments or modifications made in writing or agreed to in writing by the Seller Representative, the Buyer Board or Buyer Conflicts Committee, as applicable, again determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to make a Buyer Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, that in the event of any change to the financial or any other material facts of such Buyer Intervening Event during the Buyer Notice Period, this Section 5.20(b) shall again apply with respect to each such revision (but the four (4) Business Day period shall instead be two (2) Business Days measured from the later of the end of the original four Business Day period or delivery to the Seller Representative of written notice of such revised terms).

(c) For purposes of this Agreement, “Buyer Intervening Event” means any event, change, occurrence, development, condition, proposal, effect or state of facts or circumstances that (i) is material to Buyer and its controlled Affiliates, taken as a whole, (ii) was unknown to, and not reasonably foreseeable by, the Buyer Conflicts Committee as of the date of this Agreement, or if known by, or reasonably foreseeable to, the Buyer Conflicts Committee as of the date of this Agreement, the material consequences of which were not known or reasonably foreseeable to the Buyer Conflicts Committee as of the date of this Agreement, and (iii) does not involve or relate to the fact that Buyer meets or exceeds or fails to meet or exceed any published analyst estimates or expectations of Buyer’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or meets or exceeds or fails to meet or exceed any internal or published projections, budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations, in and of itself, or any change in the price or trading volume of the shares of Amneal Common Stock or the credit rating of Buyer, in and of itself (provided, that, for purposes of this clause (iii), the matters giving rise to or contributing to such events may be deemed to constitute, or be taken into account in determining whether there has been, a Buyer Intervening Event if not excluded by any other clause of this definition).

(d) Buyer shall not, without the prior written consent of the Seller Representative, adjourn, recess or postpone the Buyer Meeting; provided, that Buyer may adjourn, recess or postpone the Buyer Meeting if (i) Buyer reasonably believes that at the Buyer Meeting there will not be a sufficient number of shares of Amneal Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of the Buyer Meeting, (ii) Buyer reasonably believes that as of the date of the Buyer Meeting there will not be a sufficient number of shares of Amneal Common Stock represented (either in person or by proxy) necessary for the receipt of the Stockholder Approval in accordance with Buyer’s Organizational Documents and applicable Law, (iii) required by applicable Law, or (iv) in order to ensure that any supplement or amendment to the Proxy Statement which Buyer has determined in good faith after consultation with outside counsel is required by applicable Law is provided to Buyer’s stockholders a reasonable amount of time prior to the Buyer Meeting; provided, that in the case of clauses (i) and (ii), Buyer shall adjourn the Buyer Meeting at the request of the Seller Representative; provided, that Buyer shall not be required to adjourn or postpone the Buyer Meeting pursuant thereto more than two (2) times or for more than twenty (20) Business Days in the aggregate.

(e) Buyer shall consult in good faith with the Seller Representative regarding the record date and the meeting date for the Buyer Meeting.

5.21 Form S-3 Registration; Supplemental Listing.

(a) No later than the later of (i) thirty (30) days following the Closing Date and (ii) ten (10) Business Days following the receipt by Buyer of information reasonably required from the Sellers to be included or incorporated by reference in such registration statement, Buyer shall file with the SEC a registration statement on Form S-3 (together with any prospectus, prospectus supplement or amendment thereto, the “S-3 Shelf”) (which, if Buyer is at such time eligible, shall be in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act)), which S-3 Shelf shall provide for the public resale of the shares of Amneal Class A Common Stock issued at the Closing pursuant hereto. If the S-3 Shelf is not an automatic shelf registration statement, Buyer shall use reasonable best efforts to cause the S-3 Shelf to become effective as promptly as reasonably practicable following the date of its filing.

(b) Buyer shall keep the S-3 Shelf continuously effective, and not subject to any stop order, injunction or other similar order or requirement of the SEC, until the earlier of (i) the two (2) year anniversary of the effectiveness of the S-3 Shelf and (ii) the date that all Amneal Class A Common Stock covered by the S-3 Shelf shall (x) be disposed of pursuant to the S-3 Shelf, (y) be eligible for sale pursuant to Rule 144 or Rule 145 under the Securities Act or (z) cease to be outstanding. Prior to filing the S-3 Shelf or any amendments or supplements thereto, subject to applicable Law, Buyer shall furnish to the Seller Representative copies of all documents proposed to be filed with respect to the S-3 Shelf, and the Seller Representative a reasonable opportunity to comment on such documents and keep the Seller Representative reasonably informed as to the registration process. Buyer shall not be responsible for any underwriters’, brokers’ or dealers’ discounts or commissions and transfer taxes, if any, relating to the sale of the Sellers’ shares of Amneal Class A Common Stock, any underwriters’, brokers’ or dealers’ expenses, including road show and travel expenses, or any legal fees or expenses for the Sellers.

(c) Buyer shall take all actions necessary to cause the Amneal Class A Common Stock issued pursuant to the Stock Issuance to be listed on NASDAQ effective as of the Closing.

(d) The Parties acknowledge and agree that Section 5.2 (Blackout Periods) of the Buyer Stockholders’ Agreement shall apply to this Section 5.21, mutatis mutandis.

(e) For the avoidance of doubt, the rights and obligations set forth in this Section 5.21 are in addition to, and not in lieu of, the registration rights provided in the Buyer Stockholders’ Agreement.

5.22 Treatment of Company Group Debt. At Buyer’s written request, the Company shall use commercially reasonable efforts to cooperate with, and provide reasonable assistance to, Buyer in connection with any steps Buyer may determine are necessary or desirable to take to retire, repay, defease, repurchase, redeem, satisfy and discharge, cancel or otherwise terminate effective at or substantially concurrently with the Closing, some or all amounts outstanding under the Funded Debt, which cooperation and assistance shall include (A) using reasonable best efforts to arrange for the repayment or prepayment of any Funded Debt on or substantially concurrently with the Closing Date, including by preparing and submitting, prior to the Closing Date as reasonably instructed by Buyer, customary notices of prepayment (subject to reasonable prior review and comment by Buyer) in respect of any such prepayment, redemption, satisfaction and discharge, defeasance, exchange, other repurchase, tender offer or repayment; provided, that the consummation of any such prepayment, redemption, satisfaction and discharge, defeasance, exchange offer, other repurchase, tender offer or repayment shall be contingent upon (and only occur upon, or substantially concurrently with, but not prior to) the occurrence of the Closing unless otherwise agreed in writing by Buyer, and (B) using reasonable best efforts to obtain from the applicable lenders or agents the Payoff Letters (including drafts thereof prior to Closing), Encumbrance and guarantee releases or instruments of termination or discharge in respect of the existing Indebtedness and Encumbrances under the Funded Debt in accordance with Section 6.2(i). Notwithstanding the foregoing, nothing in this Section 5.22 shall require the Company or any other member of the Company Group to (1) pay or incur any fees, costs, or expenses (other than internally allocated fees, costs and expenses and the fees, costs and expenses of its own outside advisors, including its own legal counsel) prior to the Closing (unless and to the extent promptly reimbursed by Buyer), (2) take any action that would be binding or effective prior to the occurrence of the Closing, (3) take any action that would reasonably be expected to result in any material liability to, or conflict with or violate the organizational documents or applicable Law binding upon, any member of the Company Group, or (4) take any action that would unreasonably interfere with the ongoing business or operations of the Company Group.

5.23 Compliance with ISRA. Following the date hereof, the Sellers shall, at their sole cost and expense, promptly and diligently comply with all requirements of the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and its implementing regulations each as amended from time to time (“ISRA”) arising from or in connection with the execution of this Agreement and the consummation of the transactions contemplated by this Agreement with respect to the Leased Real Property located at 20 New England Avenue, Piscataway, New Jersey and 65 Clyde Road, Unit F, Somerset, New Jersey (each, an “ISRA Property”), including (i) preparing, certifying and submitting to the New Jersey Department of Environmental Protection (“NJDEP”) for each ISRA Property all submissions required to be filed prior to Closing pursuant to ISRA, including the submission within five (5) calendar days after the date hereof of a General Information Notice (“GIN”) or in lieu of a GIN a De Minimis Quantity Exemption (“DQE”) affidavit if appliable, for each ISRA Property, it being acknowledged that if a GIN is filed and the Sellers and Buyer subsequently determine that an ISRA Property is eligible for a DQE, the Sellers may file a DQE affidavit for that ISRA Property no later than forty-five (45) days prior to Closing, and (ii) obtaining all approvals required under ISRA to consummate the transaction by (A) providing Buyer with a copy of a Response Action Outcome (“RAO”) which, subject to any required consent of the landlord for the ISRA Property and provided that they do not unreasonably interfere with the Company’s continued operation of the ISRA Property, may utilize Engineering Controls and/or Institutional Controls (as those terms are defined in ISRA) consistent with the non-residential, commercial or industrial use of the applicable ISRA Property as of the Closing Date, or, if required by the Sellers’ LSRP (as defined in ISRA, the “LSRP”) based on site-specific conditions, an unrestricted use RAO, or a copy of the NJDEP approval granting the DQE for each ISRA Property or (B) if the RAO or NJDEP approval of the DQE is not obtained within seven (7) calendar days prior to Closing (a) delivering a Remediation Certification (as defined under ISRA, a “Remediation Certification”) to NJDEP designating the Sellers as the certifying party as well as the party agreeing to conduct remediation in order to allow the Closing to occur prior to issuance of the RAO, (b) establishing any required Remediation Funding Source (as defined under ISRA), (c) delivering a Remediation Cost Review and Remediation Funding Source/Financial Assurance Form (as defined under ISRA) to NJDEP and (d) paying any required one percent (1%) annual surcharge associated with the submission of the Remediation Certification (the item or items in clause (A) or (B), as applicable, the “ISRA Closing Deliverables”). To the extent Closing occurs pursuant to a Remediation Certification for an ISRA Property, Sellers shall, at their sole cost and expense, promptly and diligently take all actions, including investigatory and remedial actions, required under ISRA in order to obtain an RAO for the ISRA Property. The Sellers and Buyer shall cooperate in good faith regarding completion of ISRA for each ISRA Property, including sharing information regarding the status of the process and sharing any drafts of submissions to NJDEP at least five (5) Business Days prior to the date of submission, and Buyer shall have the right to review and comment on any such submissions and the Sellers shall request that the LSRP consider in good faith any such comments received from Buyer prior to submission to NJDEP; provided, however, that (i) the Sellers shall retain final authority and control over the content, timing, and form of all NJDEP submissions and all investigatory and remedial actions conducted at each ISRA Property, consistent with the LSRP’s independent professional duties and obligations under N.J.A.C. 7:26C, subject to any required consent of the landlord for the ISRA Property and provided that such actions do not unreasonably interfere with the Company’s continued operation of the ISRA Property, and (ii) the LSRP shall not be required to modify any NJDEP submission in response to Buyer’s comments where, in the LSRP’s professional judgment, such modification would be inconsistent with applicable professional standards or ISRA requirements. In addition, prior to the Closing Date, Buyer and Sellers shall negotiate in good faith and execute a mutually acceptable written access agreement (the “ISRA Access Agreement”), consistent with the operative Real Property Lease for the ISRA Property, which ISRA Access Agreement shall be executed as of the Closing Date in order to allow Sellers to complete their ISRA obligations after Closing where Closing occurs pursuant to a Remediation Certification for the ISRA Property. The ISRA Access Agreement shall provide for (i) reasonable advance notice to the Company for routine access and expedited access where required to meet NJDEP deadlines, (ii) the right to conduct all investigatory and remedial activities necessary to obtain an RAO, including installation of monitoring wells and implementation of Engineering Controls, subject to any required consent of the landlord for the ISRA Property and provided, that the Sellers shall use commercially reasonable efforts to conduct such activities in a manner that does not unreasonably interfere with the Company’s continued operations at the ISRA Property, (iii) the Sellers’ obligation to restore the property following any such activities, and (iv) a term extending until issuance of an RAO for the applicable ISRA Property.

5.24 Termination of Affiliate Agreements.

(a) The Sellers and the Company shall not, and shall cause their respective Subsidiaries not to, prior to the Closing, amend, restate, supplement or otherwise modify any of the Affiliate Agreements and Affiliate Arrangements without the prior written consent of Buyer. Prior to the Closing, the Company shall use reasonable best efforts to identify all Affiliate Agreements and Affiliate Arrangements not listed on Section 3.19(b) of the Disclosure Schedule, if any.

(b) Effective as of the Closing, the Company shall cause all Affiliate Agreements and Affiliate Arrangements other than the Excluded Arrangements to be terminated, discharged and settled in full without any further force or effect and without any further liability or obligation for Buyer or any of its controlled Affiliates (including the members of the Company Group) thereunder (including any post-closing payments thereunder), pursuant to one or more instruments in form and substance reasonably satisfactory to Buyer.

(c) At or prior to the Closing, the Company shall, and shall cause its Subsidiaries to pay, settle or discharge all account balances or amounts owed from, or to, the Company or any of its Subsidiaries to, or by, any Seller Affiliated Persons, without any further liability or obligation for Buyer or any of its controlled Affiliates (including the members of the Company Group) thereunder.

ARTICLE VI

CLOSING CONDITIONS

6.1 Conditions to Obligations of the Company and the Sellers. The obligations of the Company and the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by the Seller Representative:

(a) Representations and Warranties; Covenants. (i) (A) The Fundamental Representations of Buyer set forth in Article II, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as if made at and as of such date (except that those representations and warranties that are made as of a specific date need only be true and correct in all material respects as of such date) and (B) the other representations and warranties of Buyer set forth in Article II, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and the Closing Date as if made at and as of such date (except that those representations and warranties that are made as of a specific date shall be so true and correct as of such date), except, in each case of this subclause (B), for any inaccuracy or breach that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Buyer; (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Buyer at or prior to the Closing shall have been performed or complied with in all material respects; and (iii) the Seller Representative shall have received an officer’s certificate of Buyer, dated as of the Closing Date and duly executed by an authorized officer of Buyer, certifying as to the matters set forth in clauses (i) and (ii) of this Section 6.1(a).

(b) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered into any Order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining, prohibiting or enjoining the consummation of the transactions contemplated by this Agreement.

(c) HSR Act; Requisite Regulatory Approvals. The waiting period under the HSR Act, if applicable, shall have expired or been terminated and the required regulatory approvals set forth in Item 1 of Section 2.3(d) of the Buyer Disclosure Schedule shall have been made, obtained or taken and any applicable approvals or waiting periods thereunder shall have been received and remain in effect (in the case of approvals) or expired or been terminated (in case of waiting periods), including any extensions thereof.

(d) Amendment to Buyer Stockholders’ Agreement. The Seller Representative shall have received a duly executed counterpart of Buyer to the Amendment to the Buyer Stockholders’ Agreement, in the form attached hereto as Exhibit B, together with evidence of approval thereof by the Buyer Conflicts Committee.

(e) Stockholder Approval. The Stockholder Approval shall have been obtained in accordance with Delaware law, the rules and regulations promulgated by NASDAQ, and Buyer’s Organizational Documents.

(f) NASDAQ Listing. The shares of Amneal Class A Common Stock to be issued in connection with the transactions contemplated hereby shall have been approved for listing on NASDAQ, subject to official notice of issuance.

6.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Buyer:

(a) Representations and Warranties; Covenants.

(i) (A)(1) the representations and warranties of the Company contained in Section 3.4(a)(ii) shall be true and correct in all respects at as of the date of this Agreement, (2) the Fundamental Representations of the Company set forth in Article III, shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the date of this Agreement and as of the Closing Date (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects (except for de minimis inaccuracies) as of such date) and (3) the other representations and warranties of the Company set forth in Article III, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all respects at and as of the date of this Agreement and the Closing Date as if made at and as of such date (except that those representations and warranties that are made as of a specific date shall be so true and correct in all respects as of such date), except, in each case of this subclause (3), for any inaccuracy or breach that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company; (B) the covenants and agreements set forth in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with in all material respects; and (C) Buyer shall have received an officer’s certificate duly executed by an authorized officer or manager of the Company, dated as of the Closing Date and certifying as to the matters set forth in clauses (A) and (B) of this Section 6.2(a)(i) and Section 6.2(n).

(ii) (A)(1) The Fundamental Representations of the Sellers and the Seller Representative set forth in Article IV shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the date of this Agreement and as of the Closing Date (except that those representations and warranties that are made as of a specific date need only true and correct in all respects (except for de minimis inaccuracies) as of such date) and (2) the other representations and warranties of the Sellers and the Seller Representative set forth in Article IV, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all respects at and as of the date of this Agreement and the Closing Date as if made at and as of such date (except that those representations and warranties that are made as of a specific date shall be so true and correct in all respects as of such date), except, in each case of this subclause (2), for any inaccuracy or breach that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Sellers or the Seller Representative; (B) the covenants and agreements set forth in this Agreement to be performed or complied with by the

Sellers and the Seller Representative at or prior to the Closing shall have been performed or complied with in all material respects; and (C) Buyer shall have received a certificate duly executed by the Seller Representative, dated as of the Closing Date and certifying as to the matters set forth in clauses (B) and (C) of this Section 6.2(a)(ii).

(b) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining, prohibiting or enjoining the consummation of the transactions contemplated by this Agreement.

(c) HSR Act; Requisite Regulatory Approvals. The waiting period under the HSR Act, if applicable, shall have expired or been terminated and the required regulatory approvals set forth in Section 2.3(d) of the Buyer Disclosure Schedule shall have been made, obtained or taken and any applicable approvals or waiting periods thereunder shall have been received and remain in effect (in the case of approvals) or expired or been terminated (in case of waiting periods), including any extensions thereof.

(d) Company Organizational Documents. The Seller Representative shall have delivered to Buyer a certificate dated as of the Closing Date, duly executed by a manager of the Company, certifying as to the Company LLC Agreement, together with a copy of the Company Certificate of Formation, certified by the Secretary of State of Delaware, as of a date not earlier than five (5) days prior to the Closing Date.

(e) Forms W-9. The Seller Representative shall have delivered to Buyer a properly completed and executed copy of IRS Form W-9 from each Seller and the Company.

(f) Resignations. The Seller Representative shall have delivered to Buyer written resignations of the Company’s managers specified by Buyer on Schedule 6.2(f), effective as of the Closing, in a form reasonably acceptable to Buyer.

(g) Transfer Powers. The Seller Representative shall have delivered to Buyer a membership interest transfer power representing the Acquired Membership Interests, executed in blank, in proper form for transfer, with all required unit transfer tax stamps affixed thereto.

(h) Invoices. The Seller Representative shall have delivered to Buyer invoices or other evidence as applicable for the Transaction Expenses, in form and substance reasonably satisfactory to Buyer, delivered substantially contemporaneously with the delivery of the Estimated Closing Statement and Flow of Funds Memorandum.

(i) Payoff Letters. The Seller Representative shall have provided the duly executed Payoff Letters at or substantially concurrently with the Closing (and drafts of the same at least three (3) Business Days prior to the Closing), in form and substance reasonably satisfactory to Buyer, and, with respect to the Funded Debt (and security interests securing such Funded Debt) subject to the Payoff Letters, customary evidence of termination or release in full of any Encumbrances and other security agreements or interests on all property or assets of the Company Group securing such Indebtedness, which releases and terminations shall be effective at or substantially concurrently with the Closing and conditioned upon the receipt by the applicable lenders or agents of the applicable payoff amounts.

(j) Terminated Agreements. The Contracts set forth on Schedule 6.2(j) shall have been terminated or shall be terminated effective as of the Closing.

(k) Amendment to Buyer Stockholders’ Agreement. Buyer shall have received a duly executed counterpart of the Amneal Group Representative to the Amendment to the Buyer Stockholders’ Agreement, in the form attached hereto as Exhibit B.

(l) Restrictive Covenant Agreements. The Restrictive Covenant Agreements shall remain in full force and effect.

(m) Stockholder Approval. The Stockholder Approval shall have been obtained in accordance with Delaware law, the rules and regulations promulgated by NASDAQ, and Buyer’s Organizational Documents.

(n) Material Adverse Effect. Since the date of this Agreement, there shall not have been a Material Adverse Effect on the Company.

(o) ISRA Closing Deliverables. The Seller Representative shall have delivered to Buyer the ISRA Closing Deliverables.

(p) Financial Statements. The Company shall have delivered to Buyer (A) true, correct and complete copies of (i) the 2025 Audited Financial Statements, which 2025 Audited Financial Statements (as to the fiscal year 2025) shall not deviate in any material respect from the 2025 Unaudited Financial Statements, and (ii) the 2025 Audit Report, which 2025 Audit Report shall conclude that the 2025 Audited Financial Statements present fairly, in all material respects, the financial position of the Company Group as of December 31, 2025 and December 31, 2024, and the results of its operations and its cash flows for the years then ended in accordance with GAAP, and (B) if the Closing Date is 90 days or more after the end of the fiscal year ending December 31, 2026, true, correct and complete copies of (i) the 2026 Audited Financial Statements and (ii) the 2026 Audit Report, which 2026 Audit Report shall conclude that the 2026 Audited Financial Statements present fairly, in all material respects, the financial position of the Company Group as of December 31, 2026 and December 31, 2025, and the results of its operations and its cash flows for the years then ended in accordance with GAAP.

(q) Indian Law Matters. Each of the conditions set forth on Section 6.2(q) of the Buyer Disclosure Schedule shall have been satisfied.

6.3 Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by its failure (or, in the case the Company, the failure of any of the Sellers or the Seller Representative or, in the case any of the Sellers, the failure of the Company or the Seller Representative) to comply with any of its obligations under this Agreement.

ARTICLE VII

TAX MATTERS

7.1 Straddle Period. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date (including for purposes of determining Tax Liabilities reflected in the calculation of Working Capital with respect to any Straddle Period), shall (i) in the case of real and personal property Taxes and franchise Taxes not based on gross or net income, be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of other Taxes, be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of 12:01 a.m. (Eastern time) on the Closing Date using a “closing of the books methodology” based on the actual operations of the Company Group; provided, that any employer payroll Taxes arising with respect to a Pre-Closing Tax Period or Straddle Period that have been deferred pursuant to the CARES Act or any other corresponding or similar provision of other Law with respect to Taxes shall be allocated to the Pre-Closing Tax Period or the portion of such Straddle Period ending on the Closing Date, as applicable. Notwithstanding the foregoing, no Taxes attributable to any actions taken by Buyer or any actions taken outside the ordinary course of business by the Company Group on the Closing Date following the Closing shall be taken into account for purposes of determining Tax Liabilities reflected in the calculation of Working Capital.

7.2 Tax Contests. After the Closing Date, except as set forth in this Section 7.2, Buyer (on behalf of the Company Group) shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax Liability or refund with respect to the Company Group (each a “Tax Contest”). Notwithstanding the foregoing, in the case of a Tax Contest involving the Forms 1065 that relates to any Pre-Closing Tax Period or Straddle Period and to the extent such Tax Contest could result in the Sellers or the Seller Representative being liable pursuant to this Agreement, (i) the Seller Representative shall have the right to participate in such Tax Contest at its own expense and (ii) Buyer shall not allow the Company Group to settle or otherwise resolve such Tax Contest without the prior written permission of the Seller Representative, which consent shall not be unreasonably withheld, delayed, or conditioned. In the case of a Tax Contest involving the Forms 1065, the Seller Representative shall take, and cause its Affiliates to take, such actions as are needed to cause the Company Group to (x) cause Buyer to be designated as the “partnership representative” (as defined in Section 6223(a) of the Code) of the Company Group (including by executing IRS Form 8979 or such successor or similar form or authorization prescribed for such purpose (and any corresponding or similar form required to approve such similar designations under applicable state or local Law)) and (y) make a timely “push out” election under Section 6226(a) of the Code (and any corresponding or similar provision of state or local Tax Law) for such taxable year.

7.3 Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, all sales, use, value added, real property transfer, controlling interest transfer, transfer and other similar Taxes in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne 50% by Buyer and 50% by the Seller Representative (to be allocated by the Seller Representative among the Sellers in accordance with the Allocation Schedule). Buyer and the Seller Representative shall reasonably cooperate with one another in the preparation and filing of all necessary documentation and Tax Returns with respect to all Transfer Taxes (including any exemption certificates and forms as each may request to establish an exemption from (or otherwise reduce) such Transfer Taxes). For the avoidance of doubt, Transfer Taxes shall not include (a) any Taxes imposed on the transactions contemplated by the formation of any member of the Company Group or the Pre-Signing Reorganization, and all such Taxes shall be allocated to and borne by the applicable Sellers or (b) any Taxes under the (Indian) Income Tax Act, 1961 arising to the Sellers in relation to the transactions contemplated hereby which shall be borne by the respective Sellers.

7.4 Tax Returns.

(a) The Company shall prepare its U.S. federal and applicable state and local income Tax Returns for the tax year ending December 31, 2025, and the tax year on the Closing Date (collectively, the “Forms 1065”) consistent with the Closing Statement (as finally determined pursuant to Section 1.5(c)), the final Allocation Statement (as determined pursuant to Section 7.6), and in accordance with applicable Law. Notwithstanding anything in the Company LLC Agreement to the contrary, not later than thirty (30) days prior to the due date (taking into account any applicable extensions) for filing the Forms 1065 and prior to filing such Tax Return, the Company shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to the Seller Representative for its review and reasonable comment. Notwithstanding anything in this Agreement or the Company LLC Agreement to the contrary, the Company shall not file the Forms 1065 without the prior written consent of Buyer and the Seller Representative, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed.

(b) The Company shall prepare all other Tax Returns (except the Forms 1065) required to be filed by the Company Group after the Closing Date with respect to any Pre-Closing Tax Period or Straddle Period in accordance with applicable Law, and, to the extent more likely than not to be permissible under applicable Law, in accordance with past procedures and practices of the Company Group, and promptly pay when due all Taxes with respect to any Pre-Closing Tax Period to the appropriate Governmental Authority in accordance with such Tax Returns. Reasonably in advance of the due date for filing any such Tax Return, the Company shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to the Seller Representative for its review and comment. No later than five Business Days prior to the due date (after giving effect to valid extensions) for the payment of any Taxes imposed on the Company Group, the Seller Representative shall pay the Company an amount equal to 100% of the portion of any Excluded Taxes shown as due on any such Tax Return of the Company in respect of Tax Returns for a Pre-Closing Tax Period and in respect of the portion of such Straddle Period ending on the Closing Date in accordance with Section 7.1.

(c) Without the written consent of the Seller Representative or its representatives (such consent not to be unreasonably withheld, conditioned or delayed), Buyer shall not (and shall cause its Affiliates not to): (i) file any Tax Return for any member of the Company Group for a Pre-Closing Tax Period, (ii) amend or modify any income or other material Tax Return filed by any member of the Company Group prior to the Closing Date, (iii) make, change or rescind any Tax election (other than the elections required to be made pursuant to Section 7.4(a) that would have retroactive effect to a Pre-Closing Tax Period of any member of the Company Group (or any notification, disclosure or election relating thereto)), (iv) enter into (or pursue) any voluntary disclosure agreements or initiate voluntary discussions with any Tax authority with respect to Taxes of any member of the Company Group for a Pre-Closing Tax Period, (v) enter into (or pursue) any closing agreement with respect to a Pre-Closing Tax Period, (vi) file any ruling request with any Tax authority or obtain any ruling (including, but not limited to, a private letter ruling) with respect to a Pre-Closing Tax Period, or (vii) waive any right to claim a refund of Taxes with respect to a Pre-Closing Tax Period; provided, Buyer may cause any member of the Company Group to take any action described in clauses (i)-(vii) of this Section 7.4(c) to the extent such action (A) is required by applicable law, or (B) would not increase the obligations of any Seller under this Agreement, increase the Tax liability of any Seller or decrease any entitlements of the Sellers to proceeds under this Agreement. Buyer shall not permit the Company Group to take any action on the Closing Date after the Closing that is outside of the ordinary course of business consistent with past practice unless otherwise contemplated by this Agreement.

7.5 Cooperation. Buyer and the Seller Representative shall reasonably cooperate (and cause their Affiliates to cooperate) with each other and with each other’s agents in connection with Tax matters. Such cooperation shall include each Party, upon reasonable request by the other Party, making available to the other Party Tax-related information and documents in its possession relating to the Company Group. To the extent the Sellers will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company to the extent such records and information pertain to events occurring prior to the Closing Date, Buyer shall, and shall cause its Affiliates to, (i) use commercially reasonable efforts to properly retain and maintain such records for a period of six (6) years following the Closing Date, and (ii) allow the Seller Representative and its agents and representatives, at the times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as the Seller Representative reasonably deems necessary or appropriate from time to time, such activities to be conducted during normal business hours.

7.6 Allocation Statement. Buyer and the Sellers hereby agree to allocate prior to the Closing the Purchase Price (plus any other relevant items for federal income tax purposes) among the assets of the Company Group in accordance with Section 1060 of the Code (and any similar provisions of state, local, or foreign applicable law), and the valuation principles set forth on Section 7.6 of the Company Disclosure Schedule (the “Allocation Methodology”). Reasonably promptly after the Closing (but in no event later than ninety (90) days after the Determination Date), Buyer shall deliver to the Seller Representative a statement, prepared in accordance with the Allocation Methodology, containing the allocation of the Purchase Price among the assets of the Company Group for purposes of (i) determining the portion of the gain or loss recognized upon the sale of the Acquired Membership Interests that is attributable to the Company Group’s “unrealized receivables” and “inventory items” (as such terms are defined in Section 751 of the Code) and (ii) allocating the tax basis adjustments under Sections 743, 751, 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation Statement”). The Seller Representative will be entitled to review, comment upon and approve such Allocation Statement. To the extent there is any disagreement with respect to the Allocation Statement, the Seller Representative and Buyer shall negotiate in good faith to resolve such disagreement. If Buyer and the Seller Representative are unable to agree on the Allocation Statement within thirty (30) days after the delivery of the Allocation Statement to the Seller Representative, any remaining disputed items shall be resolved by the Independent Accounting Firm, in the manner described in Section 1.5(c) mutatis mutandis (including with respect to the sharing of fees, costs and expenses of the Independent Accounting Firm). If the Purchase Price is adjusted in any manner as provided in this Agreement, the allocation of the Purchase Price shall be adjusted in the manner provided in this Section 7.6. Neither Buyer nor the Sellers shall take any position in any audits, Tax Returns or otherwise that is inconsistent with the Allocation Statement, as finalized in accordance with this Section 7.6, unless otherwise required as a result of a final determination within the meaning of Section 1313 of the Code.

7.7 Tax Treatment. The Parties agree that, for U.S. federal and applicable state and local income tax purposes, (a) the purchase of the Membership Interests will be treated as a taxable sale of partnership interests of the Company, consistent with the analysis and holding applicable to Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432, (b) each Contingent Payment, if any, paid to the Sellers pursuant to this Agreement shall be treated as additional deferred or contingent consideration paid by Buyer for the Acquired Membership Interests, except to the extent required to be treated as interest imputed under Section 483, 1275 or other provision of the Code and any similar provision of state and local Law with respect to Taxes, and (c) Buyer shall determine the extent of any such imputed interest in good faith (in accordance with applicable law) and provide Buyer’s calculation thereof to the Seller Representative (together with any supporting workpapers) reasonably promptly following the end of each calendar year following the year in which the Closing occurs. The Parties agree not to take any position inconsistent with the foregoing treatment, unless otherwise required as a result of a “determination” within the meaning of Section 1313 of the Code.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival.

(a) The Parties, intending to modify any applicable statute of limitations, agree that the representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no Liability on the part of, nor shall any claim be made by, any Party in respect thereof; provided, that the representations and warranties in Section 3.1 shall survive until the later of (a) sixty (60) days after the expiration of the applicable statute of limitations related to the subject matter thereof, (b) sixty (60) days after the expiration of the statute of limitations applicable to breach of contract and (c) the sixth anniversary of the Closing Date. Nothing in this Article VIII nor anything else in this Agreement shall limit the rights of Buyer to pursue recoveries under any RW Policy.

(b) The Parties, intending to modify any applicable statute of limitations, agree that all covenants and agreements shall survive the Closing in accordance with their terms until the date that is three (3) years after the date that performance is due for the covenant or the period of performance for the applicable covenant has ended, as applicable. If, prior to the expiration of the applicable survival period, a Claim Notice is delivered alleging Losses and a claim for recovery in accordance with Section 8.3(a) in reasonable detail based on facts or circumstances existing at the time of delivery of any such Claim Notice, then the claim asserted in such Claim Notice shall survive until such claim is fully and finally resolved.

8.2 Indemnification Obligations.

(a) From and after the Closing, subject to the limitations set forth in Section 8.4, the Sellers, in accordance with their pro rata entitlement to the Purchase Price as allocated by the Seller Representative among the Sellers in accordance with the Allocation Schedule, shall, severally and not jointly, indemnify, defend and hold harmless Buyer and its Subsidiaries and Affiliates (including, following the Closing, the Company) and its and their respective officers, directors, direct and indirect equityholders, members, managers, employees and agents (collectively, the “Buyer Indemnified Parties”), from and against all Taxes, Encumbrances, losses, dues, amounts paid in settlement, Liabilities, fees, costs (including costs of investigation, defense and enforcement of this Agreement), claims, damages, diminution in value, liabilities, expenses, fines and penalties (in each case, including reasonable attorneys’ and accountant’s fees, costs of suit and costs of appeal) (collectively, “Losses”) actually incurred by any Buyer Indemnified Party, directly or indirectly, arising out of or relating to any of the following:

(i) the breach or violation of any representation or warranty contained in Section 3.1 (provided that if any such representation or warranty is qualified in any respect by materiality or Material Adverse Effect, such materiality or Material Adverse Effect qualification will in all respects be ignored for purposes of this Article VIII, both for purposes of determining whether a representation or warranty is breached or violated and for purposes of determining the amount of a Loss); or

(ii) the breach or violation of the Company’s covenants or agreements contained in this Agreement that contemplate performance prior to the Closing or the Seller Representative’s covenants or agreements contained in this Agreement.

(b) From and after the Closing, subject to the limitations set forth in Section 8.4, each Seller shall individually indemnify, defend and hold harmless the Buyer Indemnified Parties, from and against all Losses actually incurred by any Buyer Indemnified Party, directly or indirectly, arising out of or relating to the breach or violation of such Seller’s covenants or agreements contained in this Agreement.

(c) From and after the Closing, subject to the limitations set forth in Section 8.4, Buyer shall indemnify, defend and hold harmless the Sellers and their respective Affiliates, and their respective officers, directors, managers, members, direct and indirect equityholders, employees and agents (collectively, the “Seller Indemnified Parties” and, together with the “Buyer Indemnified Parties”, the “Indemnified Parties”), from and against all Losses actually incurred by any Seller Indemnified Party, directly or indirectly, arising out of or relating to the breach or violation by Buyer of any of its covenants or agreements contained in this Agreement including any covenants or agreements contained in this Agreement that contemplate performance by the Company after the Closing.

8.3 Procedures.

(a) The Seller Representative shall have the sole right to act on behalf of any Indemnitee that is a Seller with respect to any indemnification claims made pursuant to this Article VIII, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of such Indemnitees. The Seller Representative shall have the sole right to act on behalf of any Indemnitor that is a Seller with respect to any indemnification claims made pursuant to this Article VIII, including defending and settling any indemnification claims hereunder and receiving any notices on behalf of such Indemnitors.

(b) In the event that any claim or demand for which an indemnifying party (“Indemnitor”) would be liable to an Indemnified Party (“Indemnitee”) hereunder is asserted against or sought to be collected from an Indemnitee (whether directly by such Indemnitee or by a third party), the Indemnitee shall promptly notify Indemnitor of such claim or demand, specifying in reasonable detail the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”); provided, that no defect in the prompt delivery of or the information contained in such Claim Notice will relieve such Indemnitor from any obligation under this Article VIII, except to the extent such failure actually and materially prejudices such Indemnitor. The Indemnitor shall then have fifteen (15) Business Days from the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnitee (x) whether or not it disputes its liability to the Indemnitee hereunder with respect to such claim or demand and (y) whether or not it desires, at its sole cost and expense, to defend the Indemnitee against such claim or demand.

(i) If the Indemnitor disputes its liability with respect to such claim or demand or the amount thereof, such claim or demand shall not be settled without the prior written consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed).

(ii) In the event that the Indemnitor notifies the Indemnitee within the Notice Period that it desires to defend the Indemnitee against such claim or demand, then, except as hereinafter provided, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings; provided, however, the Indemnitor shall not, without the prior written consent of the Indemnitee (which consent will not be unreasonably withheld, delayed or conditioned), consent to the entry of any judgment against the Indemnitee or enter into any settlement or compromise unless (A) as an unconditional term thereof, the claimant or plaintiff to the Indemnitee grants a full release of Indemnitee and its Affiliates, in form and substance satisfactory to the Indemnitee, from all liability in respect of such claim or demand; (B) there is no finding or admission of any violation of applicable Law; and (C) the sole relief provided is monetary damages that have been in full deposited by Indemnitor into a special account notified to the Indemnitee. If any Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

(iii) The Indemnitor shall not be entitled to assume control of the defense of a Claim if: (A) in the reasonable opinion of the Indemnitee, any such claim or demand or the litigation or resolution of any such claim or demand involves equitable or injunctive relief, or would impose criminal liability or criminal damages, (B) based upon the advice of counsel to the Indemnitee, a non-waivable conflict of interest exists between the Indemnitor and the Indemnitee, (C) such Claim is brought by a Governmental Authority; or (D) the Indemnitor has failed or is failing to prosecute and defend vigorously such Claim; provided, however, that the Indemnitee shall not settle any such claim or demand without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. If the Indemnitee should elect to exercise such right to assume control of the defense or settlement of a Claim, the Indemnitor shall have the right to participate in, but not control, the defense or settlement of such claim or demand, at its sole cost and expense.

(iv) If the Indemnitor elects not to defend the Indemnitee against such claim or demand, whether by not giving the Indemnitee timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by the Indemnitor or by the Indemnitee (but no Indemnitee shall have any obligation to defend any such claim or demand) then that portion thereof as to which such defense is unsuccessful, in each case shall be conclusively deemed to be a liability of the Indemnitor hereunder, unless the Indemnitor shall have disputed its liability to the Indemnitee hereunder, as provided in clause (i) above.

(v) For all purposes of this Article VIII, the Indemnitor and Indemnitee shall reasonably cooperate with, and make available to, the other party and its representatives, upon reasonable prior notice, information, records and data, and shall permit reasonable access during normal business hours to its facilities and personnel, in each case, as may be reasonably required in connection with the resolution of such disputes; provided that such access does not interfere with the conduct of the business of such party and its Affiliates and materials may be redacted as necessary to address reasonable attorney client or other privilege or bona fide confidentiality concerns. In connection therewith, each Party agrees that (A) it will use its reasonable efforts, in respect of any Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Law and applicable rules of procedure), and (B) all communications between a Party hereto and counsel responsible for or participating in the defense of any Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(c) Any payment made to or on behalf of a party pursuant to Article VIII shall be treated by Buyer, Sellers and the Seller Representative for U.S. federal and applicable state and local income Tax purposes as an adjustment to the Purchase Price, and the Parties agree not to take any position inconsistent therewith, unless otherwise required by applicable Law.

(d) Subject to the limitations set forth in Section 8.4, but without limiting the right of any Buyer Indemnified Party to recover any indemnifiable Losses directly from the Sellers, to the extent any indemnifiable Losses of any Buyer Indemnified Party are required to be paid by any of the Sellers, the Buyer Indemnified Parties shall be entitled to, at Buyer’s sole election, set off, deduct and withhold all or any portion of such Loss from any of the Contingent Payments or any other payments due to such Sellers under this Agreement.

8.4 Limitations on Indemnification.

(a) Deductible & Per Claim Threshold. Notwithstanding any other provision in this Agreement to the contrary, but subject to this Section 8.4, the Sellers shall not be required to indemnify the Buyer Indemnified Parties under Section 8.2(a)(i) until the aggregate of all Losses for which indemnity is required to be made under Section 8.2(a)(i) by the Sellers exceeds $1,875,000 (the “Deductible”), at which point the Sellers shall indemnify the Buyer Indemnified Parties for all Losses in excess of the amount of the Deductible. Notwithstanding any other provision in this Agreement to the contrary, but subject to this Section 8.4, no Losses shall be indemnifiable under Section 8.2(a)(ii), Section 8.2(b) or Section 8.2(c) other than Losses in excess of $250,000 resulting from any individual claim or group of related claims (but, for the avoidance of doubt, with respect to any such Losses that exceed $250,000, the full amount (subject to the maximum thresholds set forth in Section 8.4(b)) of any such Losses shall be indemnifiable thereunder).

(b) Cap. Notwithstanding any other provision in this Agreement to the contrary, but subject to this Section 8.4:

(i) the maximum aggregate liability that Buyer shall have to the Seller Indemnified Parties pursuant to Section 8.2(c) shall not exceed $750,000,000 (the “Cap”);

(ii) the maximum aggregate liability that each Seller shall have to the Buyer Indemnified Parties pursuant to Section 8.2(a)(i) shall not exceed his, her, or its pro rata portion of the Cap, as determined by the Seller Representative based on the Allocation Schedule; and

(iii) the maximum aggregate liability that each Seller shall have to the Buyer Indemnified Parties pursuant to Sections 8.2(a)(ii) and 8.2(b), taken together, shall not exceed his, her, or its pro rata portion of the Cap, as determined by the Seller Representative based on the Allocation Schedule.

(c) Insurance. The amount of the Losses which any Party seeking indemnification under this Article VIII shall have suffered or incurred shall be determined net of the amount of any insurance proceeds actually received by such Indemnitee (net of any co-pays, deductibles, retro-premium adjustments, increase in premiums or costs relating to such insurance proceeds). If any (i) amounts are recovered under insurance policies or (ii) amounts are actually recovered from third parties (collectively, the “Third Party Recovery Amount”) with respect to any claim for which an Indemnified Party has recovered under this Article VIII, then the Indemnitee shall promptly pay to the Indemnitor by wire transfer of immediately available funds, an amount equal to the Third Party Recovery Amount, but only up to the amount previously paid by or on behalf of the Indemnitor under this Article VIII with respect thereto.

(d) Exclusive Remedy. From and after the Closing, except in the case of claims arising from Fraud, the remedies expressly provided in this Article VIII shall constitute the sole and exclusive remedy of the Indemnitees contained in this Agreement, except as provided in Sections 1.4 (Contingent Consideration), 1.5 (Purchase Price Adjustment), 5.10 (Development of the Products; Access to Information), and 9.7 (Specific Performance); provided that, notwithstanding anything to the contrary in the foregoing, any RW Policy obtained by Buyer (whether or not such RW Policy is sufficient to cover the applicable losses) shall, except in the case of Fraud, be the sole and exclusive remedy of Buyer and its Affiliates (including, from and after the Closing, the Company Group) and the Buyer Related Parties, in Law, equity or otherwise, arising out of, or related to any inaccuracy or breach of any representation or warranty of the Sellers or the Company contained in this Agreement or in any certificates delivered hereto, except as provided in Sections 1.4 (Contingent Consideration), 1.5 (Purchase Price Adjustment), 5.10 (Development of the Products; Access to Information), and 9.7 (Specific Performance). Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall affect the ability of Buyer to make any claim under any RW Policy.

(e) Limitation on Damages. Except as otherwise specifically set forth as a remedy in this Agreement, in no event shall any Party be liable to any other Party for any special, indirect, consequential, exemplary and punitive damages, and any damages associated with any lost profits or lost opportunities, including loss of future revenue, income or profits or loss of business reputation (except such categories of damages as are actually awarded to a third party in an action brought against the Indemnitee); provided, that the foregoing shall not limit any Party’s liability for diminution of value.

(f) Mitigation. Each Party shall use commercially reasonable efforts to mitigate any Losses for which it seeks indemnification pursuant to this Article VIII, if, in such Party’s reasonable business judgment, such Losses can be mitigated; provided that in the event such Party is required to mitigate such Losses under applicable Law, applicable Law shall govern and control.

(g) No Duplicative Recovery. Notwithstanding anything in this Agreement to the contrary, no Party shall be entitled to recover under this Article VIII and neither Buyer nor the Sellers shall have no obligation to indemnify any Seller Indemnified Party, on the one hand or Buyer Indemnified Party, on the other hand, for any indemnifiable Losses (under this Article VIII or otherwise) if, and to the extent, that such amount was reflected in the Closing Financials or the Closing Statement and taken into account for purposes of the adjustments contemplated by Section 1.5.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. All notices and other communications hereunder shall be in writing. Notices will be deemed given three (3) Business Days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first (1st) Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery. Notices delivered via electronic mail or facsimile will be deemed given upon transmission. Notices delivered by personal service will be deemed given when actually received by the recipient. Any Party may change the address to which notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving notice. Notices shall be made to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Buyer or, following the Closing, the Company:

Amneal Pharmaceuticals, Inc.

400 Crossing Boulevard

Bridgewater, NJ 08807

Attention: General Counsel

Telephone: (908) 947-3120

Email: legaldept@amneal.com

Copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Richard Fenyes; Jakob Rendtorff; Benjamin Bodurian

Email: rfenyes@stblaw.com; jrendtorff@stblaw.com;

benjamin.bodurian@stblaw.com

and

Richards, Layton & Finger, P.A.

920 N. King Street

Wilmington, Delaware 19801

Attention: Michael D. Allen; Robert B. Greco

Email: allen@rlf.com; greco@rlf.com

(b) if to the Seller Representative:

KB Seller Representative, LLC

520 Newport Center Drive, 21st Floor

Newport Beach, California 92660

Attention: Edward G. Coss, Authorized Agent

Telephone: 949-610-8022

Email: edc@tarsadia.com

Copy (which shall not constitute notice) to:

Tarsadia Enterprises, LLC

520 Newport Center Drive, 21st Floor

Newport Beach, California 92660

Attention: Edward G. Coss, Executive Vice President and Chief Legal Officer

Telephone: (949) 610-8022

Email: edc@tarsadia.com

and

Holland & Knight LLP

787 Seventh Avenue, 31st Floor

New York, New York 10019

Attention: Amy S. Leder, Charles A. Weiss and Emily J. Hantverk

Telephone: (212) 513-3542, (212) 513-3551, (215) 252-9609

E-Mail: amy.leder@hklaw.com, charles.weiss@hklaw.com,

emily.hantverk@hklaw.com

(c) if to the Company prior to the Closing:

Kashiv BioSciences, LLC

20 New England Ave.

Piscataway, New Jersey 08854

Attention: Ross Oehler, SVP & General Counsel

Telephone: (610) 389-1196

Email: ross.oehler@kashivbio.com

Copy (which shall not constitute notice) to:

Tarsadia Enterprises, LLC

520 Newport Center Drive, 21st Floor

Newport Beach, California 92660

Attention: Edward G. Coss, Executive Vice President and Chief Legal Officer

Telephone: (949) 610-8022

Email: edc@tarsadia.com

and

Holland & Knight LLP

787 Seventh Avenue, 31st Floor

New York, New York 10019

Attention: Amy S. Leder, Charles A. Weiss and Emily J. Hantverk

Telephone: (212) 513-3542, (212) 513-3551, (215) 252-9609

Email: amy.leder@hklaw.com, charles.weiss@hklaw.com,

emily.hantverk@hklaw.com

9.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.3 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The Parties may execute more than one copy of the Agreement, each of which shall constitute an original and each of which alone and all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures or other electronic signatures (including the delivery of signed documents in PDF format or by means of DocuSign or other electronic signature platforms).

9.4 Entire Agreement. This Agreement and the Ancillary Documents, when executed and delivered, and any other certificate, instrument or document delivered in connection herewith or therewith, constitute the sole and entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any and all prior and contemporaneous understandings, agreements and representations by or among the Parties, both written and oral.

9.5 Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to create any third-party beneficiaries except as expressly set forth herein.

9.6 Governing Law; Resolution of Disputes. The Parties agree that this Agreement shall be governed by and construed in accordance with the applicable Laws of the State of Delaware without giving effect to any choice or conflicts of law provision or rule thereof that would result in the application of the applicable Laws of any other jurisdiction other than the applicable Laws of the United States of America, where applicable. The Parties hereto do hereby consent and submit to the venue and jurisdiction of the State or Federal Courts residing in Delaware as the sole and exclusive forum for such matters of disputes, and further agree that, in the event of any action or suit as to any matters of dispute among the Parties, service of process may be made upon the other Party by mailing a copy of the summons and/or complaint to the other Party at the address set forth herein. Notwithstanding anything to the contrary contained herein, the Parties may seek equitable relief, or enforce any final judgment of any such federal or state court residing in Delaware, in any other jurisdiction in any manner provided by applicable Law. The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE THAT MAY ARISE UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH (OTHER THAN EMPLOYMENT AGREEMENTS) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

9.7 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the Parties hereby agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each Party hereby agrees to waive the defense in any such suit that the other Party has an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 9.7 shall be in addition to, and not in lieu of, any other remedies that the Parties may be permitted to pursue under the terms of this Agreement.

9.8 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement (whether by operation of law or otherwise) nor any of its rights, interests or obligations hereunder without the prior written consent of the other Parties; provided, however, that (a) any Seller may assign its rights to any economic consideration (including, without limitation, any portion of the Purchase Price) without the consent of Buyer (but subject to written notice thereof to Buyer), (b) any Party may assign its rights and obligations under this Agreement in connection with a sale of all or substantially all of its assets or in connection with a merger or similar transaction in which such Party is not the surviving entity (but subject to written notice thereof to the other Parties), and (c) Buyer may (i) assign its rights to acquire the Acquired Membership Interests to one or more Subsidiaries of Buyer, in each case, without the consent of the other Parties (but subject to prior written notice thereof to the other Parties) and (ii) collaterally assign any or all of its rights and interests hereunder to any of its lender(s) or noteholder(s) (or any agent or trustee on behalf of any such lender(s) or noteholder(s)). Other than in connection with any transaction contemplated by and subject to Buyer’s compliance with Section 5.10(f), no assignment shall relieve the assigning Party of any of its obligations hereunder.

9.9 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the respective Party incurring such costs and expenses, whether or not the Closing shall have occurred.

9.10 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the remainder of the provisions of this Agreement, which shall be given full effect, without regard to the invalid or unenforceable portions. Furthermore, if the scope of any provision contained in this Agreement is found to be too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by Law, and the Parties hereby consent and agree that such scope shall be judicially modified accordingly in any proceeding brought to enforce such provision.

9.11 Counsel and Advisors. Each Party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement or the other agreements contemplated hereby to which it is a party. Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement and each of the other agreements contemplated hereby to which it is a party.

9.12 Amendment; Waiver. This Agreement may not be amended, except by an instrument in writing signed on behalf of Buyer and the Seller Representative. Unless otherwise specifically agreed in writing to the contrary: (a) the failure or delay of any Party at any time to require performance by the other of any provision of this Agreement will not affect such Party’s right thereafter to enforce the same; (b) no waiver by any Party of any default by any other Party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting Party, and no such waiver will be taken or held to be a waiver by such Party of any other preceding or subsequent default; and (c) no extension of time granted by any Party for the performance of any obligation or act by any other Party will be deemed to be an extension of time for the performance of any other obligation or act hereunder. Notwithstanding the foregoing, after receipt of the Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NASDAQ require further approval of the stockholders of Buyer, the effectiveness of such amendment shall be subject to the approval of the stockholders of Buyer.

9.13 Construction. For purposes of this Agreement, except as specified otherwise, the words “hereof”, “herein”, “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement will include all subsections thereof. References to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and an express reference to a Person in a particular capacity excludes such Person in any other capacity. Any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP. The words “including”, “include” or other derivations thereof mean “including without limitation” and/or “including but not limited to”. Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender. All references in this Agreement to any Section, Exhibit or Schedule will, unless otherwise specified, be deemed to be a reference to a Section, Exhibit or Schedule of or to this Agreement, in each case as such may be amended in accordance herewith, all of which are made a part of this Agreement. References to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. References to any Law (including any statutory provision thereof) means such Law as amended modified, codified, replaced or reenacted, in whole or in part, and in effect as of the time of such reference, including rules and regulations promulgated thereunder. The words “made available” or words of similar import with respect to any item made available by the Company, the Seller Representative or the Sellers shall mean delivered by such Person or posted prior to the execution of this Agreement in the online data room no later than two (2) Business Days prior to the date hereof and remaining available on such data site through the date hereof. All references to “Dollars” or “$” mean U.S. dollars unless otherwise specified. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding” and the word “through” means “to and including.” Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”. The words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other things extends and such phrase shall not mean simply “if”. Whenever this Agreement (or any ancillary agreement, certificate or other similar instrument referred to herein or contemplated hereby) refers to any allocation of cash, stock or other assets among the Sellers in accordance with the Allocation Schedule, it shall be presumed, absent explicit evidence to the contrary, that such allocation shall be done by and at the direction of the Seller Representative, and not, for the avoidance of doubt, by or at the direction of Buyer or any of its Affiliates.

9.14 Legal Representation. In any proceeding by or against Buyer wherein Buyer asserts or prosecutes any claim under, or otherwise seeks to enforce, this Agreement (the “Acquisition Engagement”), Buyer agrees in connection with such proceeding (a) that neither Buyer nor counsel therefor will move to seek disqualification of any legal counsel (“Current Legal Counsel”) currently representing the Sellers or any of their respective Affiliates in connection with this Agreement, the Ancillary Documents or any other agreements or transactions contemplated hereby or thereby, including Holland & Knight LLP, (b) to waive any right Buyer may have to assert the attorney-client privilege against Current Legal Counsel or the Sellers or any of their respective Affiliates with respect to any communication or information contained in Current Legal Counsel’s possession or files relating to the Acquisition Engagement and (c) to consent to the representation of the Sellers and their respective Affiliates by Current Legal Counsel, notwithstanding that Current Legal Counsel has or may have represented the Sellers or any of their respective Affiliates (including the Company Group) as counsel in connection with any matter, including any transaction (including the transactions contemplated herein), negotiation, investigation, proceeding or action, prior to the Closing. This consent and waiver extends to Current Legal Counsel representing the Sellers against Buyer or the Company Group in litigation, arbitration or mediation in connection with the Acquisition Engagement. In addition, all communications between the Sellers, their respective Affiliates and the Company Group, on the one hand, and Current Legal Counsel, on the other hand, related to this or any other proposed sale of the Acquired Membership Interests, the Agreement or the transactions contemplated herein shall be deemed to be attorney-client confidences that belong solely to the Sellers and their respective Affiliates (and not the Company Group) (the “Seller Pre-Closing Communications”). Accordingly, no member of the Company Group nor Buyer shall have access to any such Seller Pre-Closing Communications or to the files of Current Legal Counsel relating to such engagement from and after the Closing, and all books, records and other materials of the Company Group in any medium (including electronic copies) containing or reflecting any of the Seller Pre-Closing Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby retained by, assigned and transferred to the Seller Representative effective as of the Closing. Such material and information shall be excluded from the transfer contemplated by this Agreement. To the extent that any such materials or information are not delivered to the Seller Representative prior to the Closing, they will be held for the benefit of the Seller Representative, and Buyer, the Company Group and their respective Affiliates will deliver all such materials and information to the Seller Representative promptly upon discovery thereof, without using or retaining copies thereof. Without limiting the generality of the foregoing, from and after the Closing, (i) the Sellers and their respective Affiliates (and not the Company Group) shall be the sole holders of the attorney-client privilege with respect to the Acquisition Engagement and the Seller Pre-Closing Communications, and the Company Group shall not be a holder thereof, (ii) to the extent that files of Current Legal Counsel in respect of the Acquisition Engagement and with respect to the Seller Pre-Closing Communications constitute property of the client, only the Sellers and their respective Affiliates (and not the Company Group) shall hold such property rights and (iii) Current Legal Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files in respect of the Acquisition Engagement or the Seller Pre-Closing Communications to the Company Group by reason of any attorney-client relationship between Current Legal Counsel and the Company Group or otherwise. As to Seller Pre-Closing Communications, Buyer and its Affiliates (including, after the Closing, the Company Group) and the Sellers, together with any of their respective Affiliates, successors or assigns, agree that no such Person may use or rely on any of the Seller Pre-Closing Communications in any action or claim against or involving any of the Parties after the Closing. Buyer further agrees that, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Company Group), Current Legal Counsel’s retention by the Company Group shall be deemed completed and terminated without any further action by any Person effective as of the Closing. Buyer hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 9.14, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 9.14 is for the benefit of the Sellers and Current Legal Counsel, and Current Legal Counsel is an intended third party beneficiary of this Section 9.14. This Section 9.14 is irrevocable and no term of this Section 9.14 may be amended, waived or modified without the prior written consent of the Seller Representative and Current Legal Counsel.

9.15 Seller Representative.

(a) Each of the Sellers, by executing this Agreement, irrevocably constitutes and appoints the Seller Representative and its successors as such appointing Person’s attorney-in-fact to act on behalf of such Person in connection with the authority granted to the Seller Representative pursuant to this Section 9.15 with respect to the matters expressly delegated to the Seller Representative in this Agreement. Each of the Sellers further acknowledges and agrees that such appointment is coupled with an interest and shall survive the bankruptcy, dissolution or liquidation of such Seller. Should the Seller Representative resign or be unable to serve, the Sellers may appoint a replacement by designating the same in a written notice delivered to Buyer.

(b) Each of the Sellers, by the appointment described in Section 9.15(a), authorizes the Seller Representative:

(i) to give and receive written consents, reports, notices and communications to or from Buyer relating to this Agreement and the Ancillary Documents;

(ii) to act on such appointing Person’s behalf with respect to the matters delegated to the Seller Representative in this Agreement affecting such appointing Person in this Agreement, including giving and receiving all notices and communications to be given or received with respect to any such matters;

(iii) to execute and deliver on behalf of such Seller any amendment or waiver in connection with this Agreement and the Ancillary Documents as the Seller Representative may deem necessary or desirable;

(iv) to prepare, revise, supplement, update or amend any schedule, exhibit or other document required to be delivered by or under this Agreement;

(v) to do each and every act and exercise any and all rights which the Seller Representative is permitted or required to do or exercise under this Agreement;

(vi) to negotiate, compromise and resolve any dispute that may arise under this Agreement;

(vii) to allocate the Purchase Price among the Sellers as the Sellers shall have agreed; and

(viii) to retain counsel, accountants and other experts in connection with any of the foregoing.

(c) The Sellers (x) shall bear any fees and expenses in connection with the acts of the Seller Representative set forth in Section 9.15(b) and (y) agree to be bound by all agreements, determinations, and documents executed and delivered by the Seller Representative pursuant to the authority granted to the Seller Representative under this Agreement. Each Seller severally, for itself only and not jointly, agrees to indemnify and hold harmless the Seller Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Seller Representative in connection with any action, suit or proceeding to which the Seller Representative is made a party by reason of the fact it is or was acting as the Seller Representative pursuant to the terms of this Agreement (including any expenses incurred by the Seller Representative in connection with the performance of its duties under this Agreement).

(d) By the execution of this Agreement, each of the Sellers expressly acknowledges and agrees that: (i) the Seller Representative is authorized to act on its behalf with respect to the matters expressly delegated to the Seller Representative in this Agreement, notwithstanding any dispute or disagreement between such appointing Person and the Seller Representative; and (ii) Buyer will be entitled to solely interact with, and rely on any and all actions taken by, the Seller Representative with respect to the matters expressly delegated to the Seller Representative under this Agreement (including the allocation of the Purchase Price among the Sellers) or any Ancillary Document without any Liability to, or obligation to inquire of, such appointing Person. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Seller Representative that is within the scope of the Seller Representative’s authority under this Section 9.15 will constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Sellers and will be final, binding and conclusive upon such appointing Person. Buyer and Escrow Agent will be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or interaction of, such appointing Person and the Sellers.

(e) By reason of this Agreement or otherwise, the Seller Representative shall not have a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. The Seller Representative shall not be liable to any Seller for any action taken or omitted by the Seller Representative or any agent employed by it with respect to any matter expressly delegated to the Seller Representative under this Agreement or under any Ancillary Document. Notwithstanding the foregoing, the Seller Representative shall not be relieved of any Liability imposed by Law for actual fraud. If any apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from the other Sellers any payment in excess of the amount to which they are determined to have been entitled.

9.16 Disclosure Letters. A matter set forth in one section of the Buyer Disclosure Schedule or the Disclosure Schedule (the “Disclosure Letters”) need not be set forth in any other section so long as its relevance to such other section of such Disclosure Letter or section of this Agreement is reasonably apparent on the face of the information disclosed therein. The Parties acknowledge and agree that (i) a Disclosure Letter may include certain items and information solely for informational purposes for the convenience of the Parties, (ii) the disclosure by any Party in a Disclosure Letter shall not be deemed to constitute an acknowledgment by such Party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material and (iii) each Disclosure Letter and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations, warranties or covenants of a Party, except as and to the extent provided in this Agreement.

9.17 Allocation Schedule. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that Buyer, the Company, and their respective Affiliates and the Escrow Agent shall be entitled to conclusively rely, without independent investigation, on the Allocation Schedule (as delivered by the Seller Representative) as setting forth a true, complete and accurate listing of all items set forth therein and a true, complete and accurate calculation of the amounts to which each Seller is entitled (including pursuant to the governing documents of the Company as in effect as of immediately prior to the Closing) in connection with the transactions contemplated by this Agreement, including in making payments under Article I, and in no event shall Buyer, the Company, the Escrow Agent or their respective Affiliates (including, following the Closing, the Company Group, but excluding the Sellers and the Sellers Representative) have any liability to any Seller or any other Person for the calculations or allocations set forth in such Allocation Schedule. Notwithstanding anything herein to the contrary, at any time following the Closing, the Allocation Schedule may be amended by the Seller Representative (with any such amendment to be promptly delivered to Buyer) to reflect the assignment by any Seller of its rights to any economic consideration in accordance with Section 9.8.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a) at any time prior to the Closing Date, by mutual written consent of the Seller Representative and Buyer;

(b) by either Buyer or the Seller Representative by written notice to the other Party, if the Closing has not taken place on or before November 17, 2026 (the “Outside Date”), or such later date as the Seller Representative and Buyer may agree to in writing if the Closing shall not have been consummated by the Outside Date; provided, that the Outside Date shall automatically extend to January 12, 2027 if any of the conditions set forth in Section 6.1(c), Section 6.2(c), Section 6.2(o) and/or Section 6.2(q) have not been satisfied or waived on or prior to such date, but all other conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the Closing and that would have been satisfied or waived if the Closing were to have occurred on the Outside Date); provided, further, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose breach of any representation, warranty or covenant contained in this Agreement caused the failure of the Closing to be consummated by such time;

(c) by the Seller Representative if Buyer breaches in any material respect any of its respective representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its respective covenants or obligations contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company’s and the Sellers’ obligations to consummate the transactions contemplated herein set forth in Section 6.1 not capable of being satisfied prior to the Outside Date (as may be extended under Section 10.1(b)), and (ii) after the giving of written notice of such breach or failure to perform to Buyer by the Seller Representative, cannot be cured or has not been cured by the earlier of the Outside Date (as may be extended under Section 10.1(b)) and five (5) Business Days (as may be extended by the Seller Representative) after the delivery of such notice; provided, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to the Seller Representative if any of the Sellers or the Company is then in material breach of any representation, warranty or covenant contained in this Agreement;

(d) by Buyer if any Seller or the Company or the Seller Representative breaches in any material respect any of their respective representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of their respective covenants or obligations contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Buyer’s obligations to consummate the transactions contemplated herein set forth in Section 6.2 not capable of being satisfied prior to the Outside Date (as may be extended under Section 10.1(b)), and (ii) after the giving of written notice of such breach or failure to perform to the Seller Representative by Buyer, cannot be cured or has not been cured by the earlier of the Outside Date (as may be extended under Section 10.1(b)) and five (5) Business Days after the delivery of such notice (as may be extended by Buyer); provided, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to Buyer if Buyer is then in material breach of any representation, warranty or covenant contained in this Agreement;

(e) by Buyer or the Seller Representative, if any Governmental Authority shall have (i) issued an Order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated herein and such Order, decree, ruling or other action shall have become final and non-appealable or (ii) enacted, entered or enforced any Law that permanently prohibits, makes illegal or enjoins the transactions contemplated by this Agreement;

(f) by either the Seller Representative or Buyer if the Buyer Meeting (including any adjournments or postponements thereof) shall have concluded and the Stockholder Approval shall not have been obtained; or

(g) by the Seller Representative prior to the receipt of the Stockholder Approval in the event that the Buyer Conflicts Committee makes a Buyer Adverse Recommendation Change.

Any Party seeking to terminate this Agreement pursuant to Section 10.1 (other than Section 10.1(a)) shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other Parties in accordance with Section 9.1, specifying the provision or provisions hereof pursuant to which such termination is effected.

10.2 Effect of Termination. If this Agreement is validly terminated in accordance with Section 10.1, this Agreement shall become null and void and of no further force and effect, without any further Liability on the part of Buyer, the Company or the Sellers, or any of their respective directors, officers, employees, partners, managers, members, stockholders and Affiliates, and all rights and obligations of any Party hereto shall cease, except for the obligations of the Parties under this Section 10.2, and Article IX (Miscellaneous). Notwithstanding the foregoing, nothing in this Section 10.2 shall be deemed to (i) limit or prevent any Party hereto from exercising any rights or remedies it may have under Section 9.7 (Specific Performance) or (ii) release any Party from Liability for any intentional breach by such Party of the terms and provisions of this Agreement, in each case, prior to termination of this Agreement pursuant to Section 10.1.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have signed this Agreement as of the date first written above.

BUYER:

AMNEAL PHARMACEUTICALS, INC.

By:	/s/ Jason B. Daly

Name:	Jason B. Daly
Title:	Executive Vice President, Chief Legal Officer & Corporate Secretary

[Signature Page to Membership Interest Purchase Agreement]

COMPANY:

KASHIV BIOSCIENCES, LLC

By:	/s/ Gautam Patel
Name: Gautam Patel
Title: Manager

[Signature Page to Membership Interest Purchase Agreement]

SELLERS:

CKR INVESTMENTS, LLC, a Delaware limited liability company

By:	/s/ Chirag Patel
Name: Chirag Patel
Title: General Manager

CKR DYNASTY, LLC, a Delaware limited liability company

By:	/s/ Chintu Patel
Name: Chintu Patel
Title: General Manager

SHIVKAN HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Chintu Patel
Name: Chintu Patel
Title: General Manager

SHIVKAN DYNASTY, LLC, a Delaware limited liability company

By:	/s/ Chirag Patel
Name: Chirag Patel
Title: General Manager

ROCK NOLA, LLC, a Delaware limited liability company

BY: TUP ONE, LLC, a California limited liability company

By:	/s/ Tushar Patel
Name: Tushar Patel
Title: Manager

NP INVESTOR GROUP, LLC, a Delaware limited liability company

By:	/s/ Rishi Reddy
Name: Rishi Reddy
Title: Manager

ARJUN TARSADIA TRUST dated January 27, 2005

By:	/s/ Nilesh Madhav
Name: Nilesh Madhav
Title: Trustee

GREG AND NOLA CASSERLY TRUST u/d/t dated May 3, 1995

By:	/s/ Greg Casserly
Name: Greg Casserly
Title: Trustee

PADMESH M. PATEL FAMILY TRUST dated May 20, 2002

By:	/s/ Padmesh M. Patel
Name: Padmesh M. Patel
Title: Trustee

GLI THREE, LLC, a Delaware limited liability company

By:	/s/ Edward G. Coss
Name: Edward G. Coss
Title: Manager

PATEL FAMILY TRUST dated December 6, 2006

By:	/s/ Sanjay Patel
Name: Sanjay Patel
Title: Trustee

TEJASH AND SUNITA PATEL FAMILY TRUST dated September 16, 2015

By:	/s/ Tejash Patel
Name: Tejash Patel
Title: Trustee

DIPAN PATEL LIVING TRUST dated February 24, 2017

By:	/s/ Dipan Patel
Name: Dipan Patel
Title: Trustee

CEPHEID CAPITAL, LLC, a Delaware limited liability company

By:	/s/ Gautam Patel
Name: Gautam Patel
Title: Manager

ANANTYA CAPITAL, LLC, a California limited liability company

By:	/s/ Vikram Patel
Name: Vikram Patel
Title: Manager

AP-1 TRUST

BY: PATEL PTC, LLC, Trustee

By:	/s/ Dipan Patel
Name: Dipan Patel
Title: President

AP-2 TRUST

BY: PATEL PTC, LLC, Trustee

By:	/s/ Dipan Patel
Name: Dipan Patel
Title: President

AP-3 TRUST

BY: PATEL PTC, LLC, Trustee

By:	/s/ Dipan Patel
Name: Dipan Patel
Title: President

AP-5 TRUST

BY: PATEL PTC, LLC, Trustee

By:	/s/ Dipan Patel
Name: Dipan Patel
Title: President

AP-7 TRUST

BY: PATEL PTC, LLC, Trustee

By:	/s/ Dipan Patel
Name: Dipan Patel
Title: President

AP-9 TRUST

BY: PATEL PTC, LLC, Trustee

By:	/s/ Dipan Patel
Name: Dipan Patel
Title: President

SUNIL PATEL FAMILY TRUST dated February 6, 1990

By:	/s/ Maya Patel
Name: Maya Patel
Title: Trustee

SELLER REPRESENTATIVE:

KB SELLER REPRESENTATIVE, LLC

By:	/s/ Vikram Patel
Name: Vikram Patel
Title: Manager

[Signature Page to Membership Interest Purchase Agreement]

SCHEDULE A

DEFINITIONS

“Abatacept Product” or “bOrencia” means each and every product that is Biosimilar to the Reference Product known as of the date hereof as Orencia.

“aBLA” means an abbreviated Biologics License Application.

“Accounting Principles” means the accounting principles, practices, procedures, categorizations, definitions, methods, judgments, policies and techniques set forth in Schedule G (the “Accounting Principles Exhibit”).

“Action” means any Claim, action, investigation, examination, suit, litigation, arbitration, proceeding or hearing conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Adverse Experience” means any untoward medical occurrence in a patient or clinical investigation subject administered any product (as in existence prior to the Closing Date), and which does not necessarily have a causal relationship with the treatment for which such product is intended to be used, including any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of such product, or the worsening in severity of a pre-existing condition after administration of such product, whether or not related to such product.

“Adjustment Escrow Amount” means an amount equal to $40,000,000.

“Affiliate” means (i) a Person who, with respect to another Person, Controls, is Controlled by or is under common Control with such other Person or (ii) any director, general partner, manager, executive officer or managing member of such Person; provided, however, that Buyer and its Subsidiaries shall not be considered Affiliates of the Company or any of its Subsidiaries (prior to the Closing) or the Sellers (or any of their respective Affiliates other than Buyer and its Subsidiaries) or the Amneal Group (or any of their respective Affiliates other than Buyer and its Subsidiaries) for purposes of this Agreement.

“AI Activities” means the design, development, training, improvement, tuning, provision, deployment, operation or other use of any AI Technologies, including the collection and use of data for or obtained through such activities, and the generation of content using any AI Technologies.

“AI Inputs” means any and all data, content, or materials of any nature (including text, numbers, images, photos, graphics, video, audio, databases or computer code) used by or on behalf of any member of the Company Group to train, validate, test, improve, or deploy any AI Technology.

“AI Technologies” means any and all (x) artificial intelligence, neural network, deep learning or machine learning technologies or systems or other technologies or systems that, in each case, infers, from the input it receives, how to generate, modify or adapt outputs such as predictions, content, recommendations or decisions, and any software, algorithms, models, hardware or other equipment used to train, test and/or deploy, or as a component in, any of the foregoing and/or (y) systems or technologies that constitute “artificial intelligence,” “generative artificial intelligence,” “artificial general intelligence,” “large language model,” “foundation model,” “machine learning,” or any similar term under applicable Law.

Schedule A-1

“Amneal Class A Common Stock” means the shares of common stock, $0.01 par value per share, of Amneal Pharmaceuticals, Inc. designated as Class A common stock.

“Amneal Class B Common Stock” means the shares of common stock, $0.01 par value per share, of Amneal Pharmaceuticals, Inc. designated as Class B common stock.

“Amneal Common Stock” means the shares of common stock, $0.01 par value per share, of Amneal Pharmaceuticals, Inc.

“Amneal Group” has the meaning assigned to such term in the Buyer Stockholders’ Agreement.

“Amneal Group Representative” has the meaning assigned to such term in the Buyer Stockholders’ Agreement.

“Ancillary Documents” means this Agreement and each agreement, instrument or document attached hereto as a Schedule or Exhibit and the other agreements, certificates and instruments to be delivered by the Parties hereto pursuant to Article VI.

“Biological Product” has the meaning set forth in 42 U.S.C. § 262(i)(1) as supplemented by 21 C.F.R. § 600.3(h), in each case as they exist as of the date hereof.

“Biosimilar” has the meaning set forth in 42 U.S.C. § 262(i)(2), as it exists as of the date of this Agreement.

“BLA” shall mean Biologics License Application, as described in 21 C.F.R. § 601.2.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in the State of New Jersey are closed, either under applicable Law or action of any Governmental Authority.

“Business Systems” means all AI Technologies, computers, software (including Source Code and Object Code), electronic data Processing, applications, databases, websites, networks, interfaces, platforms, peripherals, systems, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, including any outsourced systems and processes, and all documentation associated with any of the foregoing, in each case that are owned, used, licensed, sublicensed or otherwise relied upon by any member of the Company Group.

“Buyer Disclosure Schedule” means the Disclosure Schedule delivered by Buyer to the Seller Representative in connection with this Agreement.

“Buyer Liquidation Event” means and shall be deemed to be occasioned by, or to include, (i) the merger or consolidation (or similar transaction) of Buyer by means of any transaction or series of related transactions with or into another entity; provided, that the applicable transaction shall not be deemed a Buyer Liquidation Event unless Buyer’s stockholders constituted immediately prior to such transaction do not hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity immediately following such transaction; (ii) any transaction or series of related transactions to which Buyer is a party in which in excess of fifty percent (50%) of Buyer’s voting power is transferred to a non-Affiliate; provided, that a Buyer Liquidation Event shall not include any transaction or series of related transactions principally for bona fide equity financing purposes in which cash is received by Buyer or indebtedness of

Schedule A-2

Buyer is cancelled or converted or a combination thereof occurs; (iii) any transaction or series of related transactions pursuant to which Buyer or the Company, as the case may be, undergoes a reorganization or consolidation, whereby Buyer or the Company, as the case may be, does not survive; (iv) any transaction or series of transactions pursuant to which any Third Party (other than the Amneal Group, any member thereof, any Seller, or any Affiliates of any of the foregoing) acquires, directly or indirectly, (A) fifty percent (50%) or more of the outstanding equity or voting securities of the Company, or (B) fifty percent (50%) or more of the Company Group’s assets determined on a consolidated basis; or (v) any sale, conveyance, assignment, license, transfer or other disposition of any Product or any group of Products to a Third Party (other than the Amneal Group, any member thereof, any Seller, or any Affiliates of any of the foregoing).

“Buyer Related Parties” means any former, current or future direct or indirect stockholders, equity holders, controlling Persons, portfolio companies, directors, officers, employees, general or limited partners, members, managers, trustees, attorneys, agents, representatives or Affiliates of Buyer, or any former, current or future direct or indirect stockholder, equity holder, controlling Person, portfolio company, director, officer, employee, general or limited partner, member, manager, trustee, attorney, agent, representative or Affiliate of any of the foregoing.

“Buyer Stockholders’ Agreement” means the Third Amended and Restated Stockholders Agreement, dated as of November 7, 2023, by and among Buyer, Amneal Intermediate Inc., Amneal Pharmaceuticals LLC, and each other Person set forth on the signature pages thereto.

“Buyer’s Knowledge” or “Knowledge of Buyer” means the knowledge of any of the Persons set forth on Schedule D after reasonable inquiry.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means, with respect to the Company, all cash and cash equivalents of the Company and its Subsidiaries minus any overdrafts and the aggregate amount of any checks, drafts and wire transfers by the Company and its Subsidiaries that have not cleared and remain outstanding; provided, that “Cash” shall not include (a) any outstanding checks, drafts or wire transfers for deposit to the Company or any of its Subsidiaries, except to the extent such checks, drafts or wire transfers actually clear and are received by the Company or any of its Subsidiaries, (b) any cash or cash equivalents (including short-term investments) of the Company Group that are (i) used by any member of the Company Group after the Effective Time but prior to the Closing to satisfy and pay any Indebtedness of the Company Group or Transaction Expenses (only to the extent not included in Indebtedness or Transaction Expenses) or (ii) paid or distributed by the Company Group to the Sellers or their respective Affiliates (other than the Company Group) after the Effective Time but prior to Closing, and (c) Restricted Cash; provided, that for the avoidance of doubt, any Restricted Cash as of the date hereof, including cash held as security deposits, that is released substantially concurrently with the Closing shall be included in Cash. To the extent that any cash or cash equivalent (including short-term investments) is held in a currency other than U.S. Dollars, such cash or cash equivalent shall, for purposes of calculating Cash and Closing Cash, be converted into U.S. Dollars by applying the U.S. Dollar exchange rate applicable to such currency as published in the Wall Street Journal on the Business Day immediately preceding the Closing Date.

“Certolizumab pegol Product” or “bCimzia” means each and every product that is Biosimilar to the Reference Product known as of the date hereof as Cimzia.

“Cimzia” means the brand-name Biological Product with active ingredient certolizumab pegol on FDA BLA 125160 as approved by FDA as of the Closing Date and within five years thereafter.

Schedule A-3

“Claim” means any claim, cause of action, stipulation, charge, writing, complaint, audit or demand (in each case, whether civil, criminal or administrative).

“Close Family Member” means (w) the individual’s spouse; (x) the individual’s and the spouse’s grandparents, parents, siblings, and children; (y) the spouse of any persons listed in subcategories (w) and (x); and (z) any other person who shares the same household with the individual.

“Closing Cash” means the Cash of the Company Group as of the Effective Time.

“Closing Indebtedness” means Indebtedness of the Company Group as of immediately prior to the Closing.

“Closing Payment” means an amount in cash equal to: the Initial Cash Consideration minus (a) the Closing Indebtedness, minus (b) the Transaction Expenses, plus (c) Closing Cash, plus (d) the Working Capital Surplus (if any), minus (e) the Working Capital Deficit (if any), plus (f) the Prepayment Adjustment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaborative Partner” means any Person that manufactures or develops (which includes research) a Product pursuant to a development, manufacturing, supply or other collaboration arrangement with the Company.

“Commercially Launched” means, with respect to a Biosimilar, that such a product has been sold or is being actively sold under Regulatory Approval.

“Company Affiliated Group” means the Company, Buyer and any of their respective Affiliates or Subsidiaries and each of their successors or assigns; provided, that the Sellers shall not be considered part of the Company Affiliated Group for purposes of this Agreement.

“Company Capital Expenditures” has the meaning set forth in the Accounting Principles Exhibit.

“Company COGS” has the meaning set forth in the Accounting Principles Exhibit.

“Company Intellectual Property” means all Intellectual Property (i) owned or purported to be owned by any member of the Company Group (“Company Owned IP”), (ii) licensed or sublicensed to any member of the Company Group by any Person or (iii) that any member of the Company Group is otherwise permitted by any Person to use.

“Company Interest Expense” has the meaning set forth in the Accounting Principles Exhibit.

“Company LLC Agreement” means the Eleventh Amended and Restated Limited Liability Company Agreement of the Company, effective as of April 18, 2026.

“Company Net Sales” has the meaning set forth in the Accounting Principles Exhibit.

“Company R&D Expenditures” has the meaning set forth in the Accounting Principles Exhibit.

Schedule A-4

“Company Selling, General and Administrative Expenditures” has the meaning set forth in the Accounting Principles Exhibit.

“Company’s Knowledge” or “Knowledge of the Company” means the knowledge of any of the Persons set forth on Schedule E after reasonable inquiry.

“Contingent Payments” means the Milestone Payments and Royalty Payments.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses, franchises, leases, commitment, plan, promise, undertaking and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), express or implied.

“Control” (including, with correlative meanings, the terms “controlling,” “controlled” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of fifty percent (50%) or more of the voting interests, by contract or otherwise.

“Cost of Goods Sold” means, with respect to all Products (taken together as a whole), the calculated cost of goods sold used by Buyer in preparation of its audited financial statements, prepared in accordance with GAAP consistently applied in accordance with Buyer’s accounting practices in effect as of the date hereof (including total facility costs and any other cost of goods sold not specifically attributable to any Product), but excluding any amounts or allocations for any of the following, whether included in the calculation of cost of goods sold under GAAP or otherwise, without duplication: (i) purchase price adjustment; (ii) depreciation or amortization (including, without limitation, amortization of goodwill); and (iii) impairment of intangible assets. For the avoidance of doubt, the books and records used by Buyer to determine Cost of Goods Sold shall be among the books and records subject to audit by the Seller Representative as provided in Section 5.10(d).

“Creon” means the brand-name Biological Product with active ingredient pancrelipase on FDA BLA 020725 as approved by FDA as of the Closing Date and within five years thereafter.

“Current Assets” has the meaning set forth in the Accounting Principles Exhibit.

“Current Liabilities” has the meaning set forth in the Accounting Principles Exhibit.

“Customs and Trade Laws” means any (i) Law concerning the importation of merchandise, the export or re-export of products (including technology and services), the terms and conduct of international transactions, and making or receiving international payments, including, but not limited to, the Tariff Act of 1930 as amended and other laws and programs administered or enforced by the U.S. Customs and Border Protection, the U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act as amended, the Arms Export Control Act, the International Traffic in Arms Regulations, any other export controls administered by an agency of the United States government, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended by the USA Freedom Act, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities (including countries, terrorists, organizations and individuals), the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the Money Laundering Control Act of 1986 as amended, requirements for the marking of imported merchandise, prohibitions or restrictions on the importation of

Schedule A-5

merchandise made with the use of slave or child labor, the Foreign Corrupt Practices Act as amended, the anti-boycott regulations administered by the United States Department of Commerce, the anti-boycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement and other free trade agreements to which the United States is a party, antidumping and countervailing duty laws and regulations, and (ii) laws and regulations adopted by the governments or agencies of other countries in which any member of the Company Group operates concerning the ability of U.S. or foreign Persons to own businesses or conduct business in those countries, restrictions by such countries on holding foreign currency or repatriating funds, or otherwise relating to the same subject matter as the United States statutes and regulations described in clause (i), including the UK Bribery Act and the Indian Prevention of Bribery Act (1988).

“Data Security Requirements” means, collectively, all of the following to the extent applicable and relating to privacy, data protection, cybersecurity, breach notification, the Processing of information (including Personal Information or other sensitive or confidential information), AI Activities and/or AI Technologies: all applicable (i) requirements of Law, including (A) the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended and codified in 42 U.S.C. Sections 1320d through d-8, and the applicable portions of the Health Information Technology for Economic and Clinical Health Act, Pub. L. 111-5 , together with the regulations in 45 C.F.R. Parts 160, 162, and 164), and any implementing regulations, in each case, for business associates and subcontractors (collectively, “HIPAA”), and (B) the Information Technology Act 2000 of India along with the Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules 2011, and Information Technology (the Indian Computer Emergency Response Team and Manner Performing Functions and Duties) Rules 2013 framed under it, and directions issued by the Indian Computer Emergency Response Team on 28 April 2022, (ii) rules, policies, notices, procedures, processes and standards of any member of the Company Group, (iii) binding industry or self-regulatory standards, including the Payment Card Industry Data Security Standard (PCI-DSS) to the extent any member of the Company Group Processes payment card data, and (iv) obligations contained in Contracts into which any member of the Company Group has entered or by which it is bound.

“Designated Product” means each of the Abatacept Product, Certolizumab pegol Product, Dulaglutide Product, Omalizumab Product, Pancrelipase Product, and Romiplostim Product.

“Disclosure Schedule” means the Disclosure Schedule delivered by the Seller Representative to Buyer in connection with this Agreement.

“Documentation” means, in whatever form, materials, reports, white papers, specifications, designs, flow charts, code listings, instructions, user manuals, laboratory notebooks and other materials, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other documentation or information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.

“DOL” means the U.S. Department of Labor.

“Dulaglutide Product” or “bTrulicity” means each and every product that is Biosimilar to the Reference Product known as of the date hereof as Trulicity.

Schedule A-6

“Encumbrance” means, with respect to any equity interest or asset, all claims, adverse ownership interests, charges, licenses, mortgages, deeds of trust, memorandum of entry, collateral assignments, security interests, Uniform Commercial Code financing statements, conditional or other sales agreements, liens, pledges, hypothecations, claims, interference, options, rights of first refusal, preemptive rights, community property interests, encroachments, encumbrances or restrictions of any nature, and other encumbrances on or ownership interests in the equity interest or asset (including (i) any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer or any other attribute of ownership of any asset and (ii) any assignment by way of security or trust arrangement for the purpose of providing security, encroachment, deed of trust or deed to secure debt, recorded or unrecorded easement, right of way, covenant, condition, license, reservation, subdivision and other defects of title of any kind or rights of others for rights of way, utilities and similar purposes that materially and adversely affect owned or leased real property).

“Environmental Law” means any Law governing or relating to (a) the generation, handling, use, treatment, storage, disposal, emission, discharge, Release or threatened Release of Hazardous Material, or (b) pollution or the protection or restoration of the environment (including plant and animal life, soil, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, stream sediments, ambient air (including indoor air), land, surface or subsurface strata, drinking water supply and similar environmental media), or (c) public or worker health or safety as it pertains to exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person, trade or business, which is or was, at the relevant time treated as a single employer (within the meaning of Code Section 414(b), (c), (m) and (o) and, if applicable, ERISA Section 4001(a)(14) and (b)) with the Company or any other member of the Company Group.

“Estimated Closing Payment” means an amount in cash equal to: the Initial Cash Consideration minus (a) the Estimated Closing Indebtedness, minus (b) the Estimated Transaction Expenses, plus (c) Estimated Closing Cash, plus (d) the Estimated Working Capital Surplus (if any), minus (e) the Estimated Working Capital Deficit (if any), plus (f) the Estimated Prepayment Adjustment.

“Excluded Product” means any product (i) that comprises denosumab or bevacizumab as its sole active ingredient, (ii) that was or is acquired (by in-license, asset purchase, assignment, merger or acquisition, or otherwise or for which Buyer has paid) by Buyer from a Third Party that, prior to such acquisition and without participation by Buyer or its Affiliates (other than the provision of regulatory support and guidance) had either (A) completed the manufacture of process performance qualification (“PPQ”) batches, meaning batches produced in compliance with current good manufacturing practices to demonstrate consistency and reproducibility of the manufacturing process for FDA regulatory approval, or (B) submitted an aBLA or other application for regulatory approval to the FDA, (iii) that was or is acquired (by in-license, asset purchase, assignment, merger or acquisition, or otherwise or for which Buyer has paid) by Buyer from a Third Party for which the Third Party completes development and manufacturing work without participation by Buyer or its Affiliates (other than the provision of regulatory support and guidance), including the PPQ batches (which the Third Party may have made at an external manufacturing site); or (iv) that is a new chemical entity drug that has been approved by FDA or for which an application for approval will be submitted to FDA.

“Excluded Taxes” means any and all Taxes (a) imposed on the Company Group for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 7.1); provided, that no such Tax will constitute an Excluded Tax to the extent such Tax was included in Indebtedness or as a current liability in the final determination of the Working Capital Adjustment.

Schedule A-7

“FDA” means the United States Food and Drug Administration.

“FDA Act” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., and those portions of the PHSA, 42 U.S.C. § 201 et seq. applicable to Biological Products and Biosimilars, in each case as amended from time to time, together with any rules, regulations (including, but not limited to, FDA regulations in Titles 21 and 42 of the Code of Federal Regulations) and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

“FEMA” means the (Indian) Foreign Exchange Management Act 1999, read together with the rules, regulations, circulars, guidelines, press notes and frequently answered questions framed thereunder from time to time, including any statutory modifications thereof and the Foreign Exchange Management (Non Debt Instrument) Rules 2019, Foreign Exchange Management (Mode of Payment and Reporting of Non-Debt Instruments) Regulations 2019, and the Consolidated Foreign Direct Investment Policy effective from 15 October 2020 issued by the Department for Promotion of Industry and Internal Trade (FDI Division), Ministry of Commerce & Industry, Government of India, as amended from time-to-time.

“Fraud” means actual, intentional common law fraud under the laws of the State of Delaware in the making of any representation or warranty in Article II, Article III or Article IV of this Agreement or any certificate delivered hereunder, as actionable under the laws of the State of Delaware. For the avoidance of doubt, the term “Fraud” as used in this Agreement shall not include any other form of fraud, including constructive fraud, equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“Fundamental Representations” means those representations and warranties set forth in Section 2.1 (Organization and Standing), Section 2.2 (Corporate Power and Authority), Section 2.3 (Conflicts, Consents and Approvals), Section 2.4 (Sufficiency of Funds; Amneal Class A Common Stock); Section 2.7 (Brokerage and Finder’s Fees), Section 2.9 (Capitalization), Section 3.1(a), (d) and (e) (Organization and Standing; Power and Authority), Section 3.2(a) (Capitalization), Section 3.3(a) (Conflicts; Consents and Approvals), Section 3.23 (Brokerage and Finder’s Fees), Section 4.1 (Ownership of Membership Interests), Section 4.2 (Organization and Standing; Power and Authority) and Section 4.5 (Brokerage and Finder’s Fees).

“Funded Debt” means, the Term Loan Credit Agreement, dated as of April 2, 2025, by and among the Company, Kashiv Biosciences Intermediate Holdco, LLC, Seaport Loan Products LLC, as administrative agent, Acquiom Agency Services LLC, as collateral agent, and the lenders from time to time party thereto (the “GoldenTree Credit Agreement”).

“Funded Debt Payoff Amount” means the total amount required to be paid to fully satisfy any and all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Funded Debt as of the anticipated Closing Date (and the daily accrual thereafter).

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Good Clinical Practices” means good clinical practices, which are the then-current standards, practices, requirements and procedures for clinical trials for drug and Biological Products, as set forth in the FDA Act, Indian Drugs Act or other applicable Law and applicable regulations and guidance.

Schedule A-8

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal); (d) multinational organization exercising judicial, legislative or regulatory power; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government.

“Government Official” means (a) any officer, employee, or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Governmental Authority, or anyone otherwise acting in an official capacity on behalf of a Governmental Authority; (b) any political party, political party official, or political party employee; (c) any candidate for public office; (d) any royal or ruling family member; (e) any public servant as defined under the (Indian) Prevention of Corruption Act 1988, or (f) any agent or representative of any of those Persons listed in subcategories (a) through (e).

“Gross Profits” means Net Sales less Cost of Goods Sold for each Product that consolidate into Buyer’s audited financial statements, prepared in accordance with GAAP consistently applied in accordance with Buyer’s accounting practices in effect as of the date hereof.

“Hazardous Material” means any waste or other substance or material that is listed, defined, designated or classified as hazardous, radioactive, or toxic, or a pollutant or a contaminant, under, or for which liability or standards of conduct may be imposed pursuant to, Environmental Law in effect or enacted prior to or as of the Closing Date, including any admixture or solution thereof, and petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition, toxic mold, per- and poly-fluoroalkyl substances, radon, radiation and polychlorinated biphenyls.

“Health Care Laws” means any Laws and guidance issued by a Governmental Authority related to clinical research, testing, and medical product (including pharmaceuticals, biologics, medical devices, medical diagnostics and related tools, as applicable) development activities; the manufacture, packaging, labeling, storage, distribution, shipment, use, import, export, promotion, marketing, advertising, commercializing, sale or offer for sale, handling, dispensing, administration, possession, destruction, and disposal of such medical products; the preparation, submission and maintenance of records, reports, applications and other materials to Governmental Authorities with authority over such medical products and their use; financial relationships, improper incentives, and interactions with health care providers and other persons operating in the health care industry; the provision of health care services and the performance of laboratory tests; and other health regulatory matters, including (i) FDA and U.S. Department of Health and Human Services Laws regarding human subjects research; (ii) the International Conference on Harmonisation Guidelines applicable to the Company’s services, including Good Clinical Practice E6; (iii) the Clinical Laboratory Improvement Amendments of 1988, Pub. L. 100-578 and 42 C.F.R. § 493 et seq.; (iv) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the exclusion laws (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); (v) the civil False Claims Act (31 U.S.C. §§ 3729-3733) and the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)); (vi) FDA’s Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991); (vii) the health care fraud criminal provisions under HIPAA; (viii) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended; (ix) U.S. drug price reporting and reimbursement laws including the certain provisions of the Inflation Reduction Act (42 U.S.C. §§ 1320f, 1395w–102(b), 1395w–3a(i), 1395w–114b, and 1395w-114c); (x) Indian Drugs Act; (xi) Indian Medical Council (Professional conduct, Etiquette and Ethics) Regulations 2002; or (xii) with respect to any of the Laws described above any implementing, related or similar foreign, state or local Laws.

Schedule A-9

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Indebtedness” means, without duplication, all obligations and liabilities (including in respect of outstanding principal and accrued or unpaid interest and all premiums, breakage costs, penalties, make-whole payments, commitments, early termination fees and other costs, fees and expenses, assuming repayment of such obligations in full immediately prior to Closing), without duplication and with respect to the Company and its Subsidiaries, in respect of all (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) obligations for the deferred purchase price of property, assets, equity or services (including earnouts, seller-notes, holdbacks, purchase price adjustments and similar obligations), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, collar arrangements, currency swap or other hedging agreement or arrangement; (e) capital lease or finance lease obligations (excluding any operating lease obligations); (f) obligations under any surety, performance or other bonds, letter of credit, banker’s acceptance, or similar instruments or credit transactions (to the extent called, drawn or otherwise due); (g) declared but unpaid distributions owed to the Sellers; (h) any management, consulting, advisory or any similar fees, costs and expenses owed or payable to the Sellers, the Seller Representative or any Seller Affiliated Persons; (i) obligations which are secured by any Encumbrance on any asset of the Company or on the Membership Interests; (j) any amounts owing by the Company Group in respect of Affiliate Agreements and Affiliate Arrangements required to be terminated in accordance with this Agreement to the extent not paid as of immediately prior to Closing; (k) deferred revenue or amounts due to customers; (l) to the extent not included in Working Capital or Transaction Expenses: (A) any earned but unpaid commissions, unpaid and unused but earned paid time off or vacation, earned but unpaid bonuses for any performance period completed prior to the Closing, a pro-rata portion of annual bonuses for the calendar year in which Closing occurs (with such amount to be determined in accordance with GAAP and to be pro-rated based on the portion of such calendar year that has elapsed as of the Closing), (B) the amount of underfunding for (i) non-qualified deferred compensation benefits, (ii) post-employment or post-retirement health or life insurance benefits and (iii) defined benefit pension benefits, (C) with respect to the Indian Subsidiaries only: the amount of unfunded defined benefit-like gratuity (as calculated under the (Indian) Code on Social Security, 2020); any unpaid, underpaid or overdue employer contributions with respect to any defined contribution like provident fund; and any amounts required to correct any error in calculation, accrual, funding, remittance, withholding, administration or reporting with respect to any defined benefit like gratuity or defined contribution provident fund (and any related interest, penalties, damages, or expenses with respect to the foregoing); (D) severance and any similar termination-related benefits owed to any employee whose employment has terminated (or who received or provided a notice of termination) prior to Closing, in each case of clauses (A)-(D), which remain unpaid as of Closing, inclusive of the employer portion of any payroll Taxes and other employer contributions incurred or payable in relation to the payment of such amounts; (m) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (l); and (n) all accrued interest, prepayment or redemption penalties or premiums, fees, and other similar obligations (including breakage costs and change of control or assignment penalties) arising in respect of the obligations of the kind referred to in the foregoing clauses (a) through (l). Notwithstanding the foregoing or anything contained in this Agreement to the contrary, none of the Retention Bonuses or any Taxes relating thereto shall be treated as Indebtedness.

“Indian Drugs Act” means the Drugs and Cosmetics Act 1940, as amended from time to time, together with any rules (including, but not limited to, New Drugs and Clinical Trials Rules 2019 and Drugs Rules 1945), regulations, guidelines (including, but not limited to Guidelines on Similar Biologics 2016), and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

Schedule A-10

“Indian Related Party” has the meaning defined in Section 2(77) of the Indian Companies Act, 2013.

“Indian Subsidiaries” mean together, Kashiv Biosciences Private Limited and Kashiv Research Private Limited.

“Intellectual Property” means all of the intellectual property and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including all: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent or invention disclosures, utility models, designs, industrial designs and statutory invention registrations, together with all reissuances, revisions, continuations, continuations-in-part, divisionals, extensions, and reexaminations thereof (“Patents”), (ii) trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, and Internet domain names, and other indicia of source or origin (whether registered, common law, statutory or otherwise) together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (“Trademarks”), (iii) copyrightable works, copyrights (including copyrights in Business Systems), moral rights, and all applications, registrations, and renewals in connection therewith (“Copyrights”), (iv) mask works and all applications, registrations, and renewals in connection therewith, (v) Know-How, trade secrets and other confidential or proprietary information (“Trade Secrets”), (vi) rights in data and Business Systems, and related documentation, (vii) rights to prosecute and perfect the foregoing through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation, and (viii) copies and tangible embodiments thereof (in whatever form or medium).

“IRCA” means the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Know-How” means inventions, processes, protocols, procedures, formulations, compounds, compositions, devices, methods, formulae, techniques, algorithms, layouts, designs, drawings, results, findings, ideas, concepts, creations, discoveries, developments, know-how, specifications, data, customer and supplier lists, pricing and cost information, business and marketing plans and proposals and tangible and intangible technical information.

“Law” means any foreign, federal, state, national, supranational, provincial, local or similar law (statutory, common or otherwise), rule, regulation, ordinance, code, directive, writ, injunction, settlement, Permit, license, decree, judgment, policy, guideline or other Order of any Governmental Authority. For the avoidance of doubt, “Law” includes the FDA Act and Health Care Laws.

“Liability” means any liability and payment obligation whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether due or to become due, and whether liquidated or unliquidated, including any liability for Taxes, that, in accordance with GAAP, would be required to be recorded in audited balance sheets or disclosed in the notes to audited financial statements.

“Loss” means, collectively, Taxes, Encumbrances, losses, dues, amounts paid in settlement, Liabilities, fees, costs (including costs of investigation, defense and enforcement of this Agreement), claims, damages, diminution in value, liabilities, expenses, fines and penalties (in each case, including reasonable attorneys’ and accountant’s fees, costs of suit and costs of appeal).

Schedule A-11

“Material Adverse Effect” means, with respect to any Party, as the case may be, any occurrence, circumstance, condition, change, development or effect that, individually or in the aggregate, (a) has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Party together with its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: any occurrence, circumstance, condition, change, development or effect that: (i) impacts generally the industry in which the Party operates, but only to the extent that such occurrence, circumstance, condition, change, development or effect does not have a disproportionate effect on the Party as compared to other industry participants; (ii) arises from or relates to general business or economic conditions, but only to the extent that such occurrence, circumstance, condition, change, development or effect does not have a disproportionate effect on the Party as compared to other industry participants; (iii) arises from any decline in the trading price of a Party’s common stock or a failure, in and of itself, by the Party to meet any internal or published projections, forecasts or revenue or earnings predictions for any period (provided, that any occurrence, circumstance, condition, change, development or effect that caused such decline or failure to meet projects, forecasts or revenue or earnings predictions shall not be excluded under this clause (iii)), (iv) arises from or relates to national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., but only to the extent that such occurrence, circumstance, condition, change, development or effect does not have a disproportionate effect on the Party as compared to other industry participants; (v) arises from or relates to financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), but only to the extent that such occurrence, circumstance, condition, change, development or effect does not have a disproportionate effect on the Party as compared to other industry participants; (vi) arises from or relates to changes in GAAP, but only to the extent that such occurrence, circumstance, condition, change or effect does not have a disproportionate effect on the Party as compared to other industry participants; (vii) arises from or relates to changes in applicable Laws, but only to the extent that such occurrence, circumstance, condition, change, development or effect does not have a disproportionate effect on the Party as compared to other industry participants; (viii) arises in connection with earthquake, flood, hurricanes, tornadoes, or other natural disasters, including pandemics (including COVID-19), but only to the extent that such occurrence, circumstance, condition, change, development or effect does not have a disproportionate effect on the Party as compared to other industry participants; or (ix) arises from or relates to the announcement of the transactions contemplated hereby or (b) has or would reasonably be expected to prevent or materially impair the ability of such Party to perform its obligations under this Agreement or to timely consummate the transactions contemplated by this Agreement.

“Maximum Cash Amount” means an amount equal to $15,000,000.

“Membership Interests” means the membership interests in the Company, whether common units or preferred units or interests.

“Net Sales” means for each Product:

(a) the calculated worldwide net sales used by Buyer in preparation of its audited financial statements, prepared in accordance with GAAP consistently applied in accordance with Buyer’s accounting practices in effect as of the date hereof, arising from (i) royalty income relating to such Product, service revenue such as research-and-development service revenue relating to such Product, and (ii) sales of such

Schedule A-12

Product by or on behalf of the Specified Parties, their successors or assigns to independent Third Parties; provided, that credits, returns, rebates (including government rebates), reimbursements, fees, allowances, charge-backs, and all other deductions from gross sales to net sales as recorded and used by Buyer in preparation of its audited financial statements in accordance with GAAP consistently applied in accordance with Buyer’s accounting practices in effect as the date hereof shall be recorded as deductions in the period in which the underlying sale occurred to the extent reasonably identifiable, and otherwise in the period finally settled, consistently applied and with disclosure in Buyer’s royalty reports of any material timing differences; plus

(b) the calculated gross profit or other category of income or revenue used by Buyer in preparation of its audited financial statements, prepared in accordance with GAAP consistently applied in accordance with Buyer’s accounting practices in effect as of the date hereof, comprising up-front payments; license fees; milestone payments based on development, regulatory, or commercial events; and other applicable portion of any consideration received by Buyer or its Affiliates from or on behalf of Third Parties in any transaction or series of related transactions (worldwide) in exchange for any grant of rights to a Third Party to develop, manufacture, or sell Product on such Third Party’s own behalf and not as Buyer’s or Buyer’s Affiliates’ agent or distributor, subject to the following:

(i) any up-front, milestone, or fixed payment shall be included in this calculation in the calendar quarter in which it was received, even if Buyer’s accounting practices would be to recognize revenue from such payment in a different calendar year or over a period of time;

(ii) to avoid double counting, no consideration included in paragraph (a) of this definition of “Net Sales” shall be included in this paragraph (b); and

(iii) paragraph (b) is not intended to include amounts paid to Buyer by a Third Party for work performed or to be performed by Buyer or its Affiliates as a contract development and manufacturing organization (CDMO) for such Third Party.

Buyer shall provide to the Seller Representative all documents concerning the allocation of consideration received from a Third Party between (x) consideration included in this paragraph (b), and (y) consideration excluded by Buyer from this paragraph (b) on the basis that it is not for grant of rights to develop, manufacture, or sell Product, and any other documents or information reasonably requested by Seller Representative to enable it to verify the accuracy of such allocation.

“Nplate” means the brand-name Biological Product with active ingredient romiplostim on FDA BLA 125268 as approved by FDA as of the Closing Date and within five years thereafter.

“Object Code” means computer software code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable Processing and linking, but without the intervening steps of compilation or assembly.

“OFAC” means the Office of Foreign Asset Control.

“Omalizumab Product” or “bXolair” means each and every product that is Biosimilar to the Reference Product known as of the date hereof as Xolair.

“Operating Profit” means an amount, which may be positive or negative, equal to: Company Net Sales minus (a) Company COGS, minus (b) Company R&D Expenditures, minus (c) Company Selling General and Administrative Expenses, minus (d) Company Capital Expenditures, minus (e) Company Interest Expense.

Schedule A-13

“Operating Profit Adjustment” means an amount, which may be positive or negative, equal to the greater of (i) Operating Profit for the period from the date hereof until the Effective Time (including, for the avoidance of doubt, Operating Profit for any partial months during the Pre-Closing Period) (the “Closing Operating Profit”) and (ii) an amount equal to (A) (-$20,000,000) (the “Operating Profit Adjustment Cap”) multiplied by (B) the number of months (including pro-rated months) from the date hereof through the Effective Time, provided, that the Seller Representative and Buyer may agree in their sole discretion in writing at any time prior to the Closing to change the Operating Profit Adjustment Cap.

“Order” means any judgment, order, writ, injunction, ruling, decree, determination or award of any Governmental Authority.

“Orencia” means the brand-name Biological Product with active ingredient abatacept on FDA BLA 125118 as approved by FDA as of the Closing Date and within five years thereafter.

“Organizational Documents” means the articles of amalgamation, articles of incorporation, articles of association, certificate of incorporation, memorandum of association, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, continuation or organization of a Person, including any amendments thereto.

“Pancrelipase Product” or “bCreon” means each and every product that is Biosimilar to the Reference Product known as of the date hereof as Creon.

“Pancrelipase Trigger Date” means the date that is the Fifth Anniversary to which is added the period of time, if any, during which the Specified Parties are impaired from engaging in a Commercial Launch of the Pancrelipase Product due to the terms of a binding settlement or license with the Person set forth on Section 1.4(a) of the Disclosure Schedule (the “Brand Party”); provided, that the added period of time shall not exceed two (2) years. By way of example, if Buyer enters into a binding settlement or license with the Brand Party that does not permit a Commercial Launch of the Pancrelipase Product until a date (the “Entry Date”) that is no later than the two (2) years after the Fifth Anniversary and the Specified Parties are impaired from engaging in a Commercial Launch of the Pancrelipase Product due to such binding settlement or license, the Pancrelipase Trigger Date will be the Entry Date. By way of further example, if Buyer enters into a binding settlement or license with the Brand Party that provides for an Entry Date that is three (3) years after the Fifth Anniversary, the Pancrelipase Trigger Date will remain the Fifth Anniversary because the delay is more than two (2) years.

“Payoff Letter” means the letter, in customary form, provided by any Person entitled to receive payment of any Funded Debt at the Closing setting forth terms for the payment, satisfaction, discharge, release, and termination in full of such Funded Debt, including the aggregate principal amount and all accrued but unpaid interest and other payment obligations (including any prepayment premiums, commitment and other fees, related expenses, penalties or termination fees (including any termination fees in respect of hedging or swap obligations) payable as a result of the consummation of the transactions contemplated herein) and any applicable per diem, the instructions for the payment of such Funded Debt, the name of each applicable Person(s) to which such Funded Debt is owed and which letters shall provide for, upon the receipt of the payoff amount identified therein, the automatic release of the Company and any other member of the Company Group from any payment obligations in respect of such Funded Debt, the termination of all loan and security documents related thereto, and the automatic release of all liens on, and security interests in, from assets of the Company and any other member of the Company Group held by the secured parties thereunder securing such Funded Debt, and shall state either (x) that the payee thereunder is obligated to promptly file all UCC-3 terminations necessary to terminate all UCC-1 financing statements

Schedule A-14

filed to perfect the security interests securing such Funded Debt and other lien terminations, in each case, immediately following receipt of the payoff amount (by payee) set forth in the applicable Payoff Letter, or (y) that Buyer, or its designees, is authorized to file such documents on such payee’s behalf, immediately following receipt of the payoff amount (by payee) set forth in the applicable Payoff Letter.

“Permits” means, with respect to any Person, any licenses, permits, registrations, accreditations, certifications, and approvals pending with or issued by any Governmental Authority or any other Person to or by which such Person is subject or bound or to or by which any property, asset, business, operation or right of such Person is subject or bound, including any required pursuant to Environmental Law.

“Permitted Liens” means (i) liens for Taxes not yet due and payable, and liens for Taxes that are being contested in good faith by appropriate proceedings and for which an appropriate reserve has been established on the Financial Statements; (ii) statutory liens of landlords with respect to Leased Real Property for which no amounts are due and payable; (iii) liens of carriers, warehousemen, mechanics, materialmen, and repairmen incurred in the ordinary course of business and securing amounts that are not yet delinquent, in each case of this clause (iii), that individually or in the aggregate do not materially impair the value of the property subject to such Encumbrances or other such title defects or the use of such property in the conduct of the Business; and (iv) in the case of Owned Real Property and Leased Real Property, in addition to clauses (i) and (ii), zoning, building, or other restrictions, variances, covenants, rights of way, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected Owned Real Property or Leased Real Property by the Company Group.

“Person” means any individual, or any U.S. or non-U.S. corporation, partnership, joint venture, estate, trust, company (including limited liability company and joint stock company), association, organization, firm, enterprise or other entity or any Governmental Authority.

“Personal Information” means any (i) data or information that, whether alone or in combination with other data or information, can be used to identify a natural Person, including name, street address, telephone number, e-mail address, user names and passwords, photograph, driver’s license number, passport number, profile information, precise geolocation information, device identification numbers, “individually identifiable health information” as defined in 45 C.F.R. 160.103, consumer health data or protected health information as defined by applicable Law, demographic information, biometric information, Social Security numbers, credit/debit cardholder information, bank/financial account information, and/or (ii) other information that constitutes “personal information”, “personally identifiable information”, “sensitive personal data and information”, “protected health information” or any similar or equivalent terms under applicable Law.

“PHSA” means the Public Health Service Act, including as amended by the Biologics Price Competition and Innovation Act.

“Prepayment Adjustment” means an amount equal to the lesser of (i) an amount equal to one hundred percent (100)% of the actual amount of the Prepayment Premium set forth in the Payoff Letter for the GoldenTree Credit Agreement that is executed and delivered in connection with the Closing as contemplated by Section 6.2(i) (including any breakage costs and other documented out-of-pocket costs, fees and expenses expressly set forth in the Payoff Letter and excluding, for the avoidance of doubt, any expenses of the Company Group, the Seller Representative and/or the Sellers arising out of, or in connection with the negotiation, preparation, execution and performance of such Payoff Letter), (ii) an amount equal to three percent (3%) of the principal amount of the Closing Date Term Loans (as defined in GoldenTree Credit Agreement) being prepaid as of the Closing and (iii) $4,750,000.

Schedule A-15

“Prepayment Premium” has the meaning specified in the GoldenTree Credit Agreement.

“Pre-Closing Tax Period” means any taxable period ending (or deemed to end) on or before the Closing Date.

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on data, or on sets of data, whether or not by automated means.

“Product” means each Designated Product and Schedule Product.

“Reference Product” has the meaning set forth in 42 U.S.C. § 262(i)(4) as it exists as of the date hereof.

“Regulation S-X” means Regulation S-X of the Securities Exchange Act of 1934, as amended.

“Regulatory Approval” means the final approval by the FDA of a BLA submitted via the Public Health Service Act § 351(k) pathway (42 U.S.C. § 262(k)) required for the commercial sale of a Biosimilar for human use and, if required by FDA, FDA approval of a separate application for a combination product if the proposed Biosimilar is in a delivery device that FDA considers a combination product that requires such separate application. For the avoidance of doubt, “Regulatory Approval” does not mean a tentative approval from the FDA, for clarity including, but not limited to, any tentative approval that may be issued during the paragraph IV certification process set forth in FDCA § 505(c)(3)(C) (currently 21 U.S.C. § 355(c)(3)(C)), which was added by the Drug Price Competition and Patent Term Restoration Act of 1984.

“Regulatory Documentation” means all applications, registrations, licenses, authorizations, approvals and correspondence submitted to or received from any Governmental Authority (including minutes and official contact reports relating to any communications with any Governmental Authority) and all Documentation and all preclinical studies and other data, relating to any Product in the Company Group’s possession or control.

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Material into or through the environment.

“Restricted Cash” means without duplication, the aggregate amount of (a) restricted cash and cash equivalents (including marketable securities (including publicly traded corporate bonds) and short-term investments) held by the Company Group for the benefit, or pursuant to the requirement of any other Person, (b) cash and cash equivalents (including marketable securities (including publicly traded corporate bonds) and short-term investments) held or deposited as security deposits or escrow deposits, (c) cash and cash equivalents (including marketable securities (including publicly traded corporate bonds) and short-term investments) not freely usable by and available to the Company Group due to legal, contractual or regulatory restrictions or limitations on use or distribution, including restrictions on dividends and distributions or any other form of restriction, (d) any insurance proceeds or indemnification payments received by the Company Group with respect to any casualty loss or otherwise in respect of liabilities that have not been discharged as of Closing and (e) Taxes, fees, expenses and any other costs associated with repatriating cash and cash equivalents held by the Company Group outside of the United States into the United States.

Schedule A-16

“Restricted Person” means (i) any employee, agent, or contractor of the Company Group as of immediately prior to the Closing, and/or (ii) any employee, agent, or contractor of Buyer or any Affiliate of Buyer with whom the Sellers worked, collaborated or shared information, or about whom the Sellers had access to or received confidential information during the Sellers’ affiliation with the Company Affiliated Group.

“Restrictive Covenants” means the covenants of the Sellers set forth in Section 5.4.

“Restrictive Covenant Agreements” means each Restrictive Covenant Agreement entered into as of the date hereof by the Persons set forth in Section 6.2(l) of the Disclosure Schedule with Buyer.

“Retention Bonus Escrow Amount” means $2,000,000.

“Retention Bonuses” means the retention bonuses payable to certain Service Providers pursuant to the agreements set forth on Section 5.12(g) of the Disclosure Schedules (each such agreement, a “Retention Bonus Agreement,” and collectively, the “Retention Bonus Agreements”).

“Romiplostim Product” means each and every product that is Biosimilar to the Reference Product known as of the date hereof as Nplate.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by: (a) the United States (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State and any other agency of the U.S. Government); (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other jurisdiction with a sanctions or trade embargo regime; and/or the respective Governmental Authorities of any of the foregoing.

“Schedule Product” means (i) any Biosimilar that comprises an active pharmaceutical ingredient listed on Schedule B for which a BLA will be submitted and that Receives Regulatory Approval via the PHSA § 351(k) pathway (42 U.S.C. § 262(k)) and any Biological Product that comprises an active pharmaceutical ingredient listed on Schedule B for which a BLA will be submitted and that receives a final FDA regulatory approval via the PHSA § 351(a) pathway (42 U.S.C. § 262(a)) required for the commercial sale of the product that enables such product to be marketed and sold; (ii) the “Non-Biological Product that is included in royalty base” listed on Schedule B for which an abbreviated new drug application was filed, that receives final approval from the FDA required for the commercial sale of the product that enables such product to be marketed and sold, and that comprises lanreotide as an active pharmaceutical ingredient; (iii) the “Non-Biological Product that is included in the royalty base” listed on Schedule B for which a FDCA § 505(b)(2) application was filed, that receives final approval from FDA required for the commercial sale of the product that enables such product to be marketed and sold, and that comprises carfilzomib as an active pharmaceutical ingredient; (iv) solely with respect to the Royalty Period commencing on January 1, 2030 and subsequent Royalty Periods: any (1) Biosimilar for which a BLA will be submitted and that Receives Regulatory Approval via the PHSA § 351(k) pathway (42 U.S.C. § 262(k)); (2) Biological Product for which a BLA will be submitted and that receives a final FDA regulatory approval via the PHSA § 351(a) pathway (42 U.S.C. § 262(a)) required for the commercial sale of the product that enables such product to be marketed and sold; and (3) Biological Product that receives the equivalent of Receiving Regulatory Approval through a new FDA regulatory approval pathway that does not exist as of Closing and that is created by statute or through FDA regulation, that does not comprise an active pharmaceutical ingredient listed on Schedule B, and, in each case of clauses (i), (ii), (iii), and (iv), is not an Excluded Product.

“SEC” means the U.S. Securities and Exchange Commission.

Schedule A-17

“Serious Adverse Event” means, with respect to any product (as in existence prior to the Closing Date), any Adverse Experience that results in any of the following outcomes: death, a life-threatening Adverse Experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability or incapacity, a congenital anomaly or birth defect or any other effect that may otherwise jeopardize the patient or clinical study subject or may require intervention to prevent one of the aforementioned outcomes.

“Source Code” means human-readable computer software and code, in a form other than Object Code form or machine-readable form, including related programmer comments and annotations, help text, data and data structures, object-oriented and other code, which may be printed out or displayed in human-readable form.

“Stockholder Approval” means, collectively, the Buyer Stockholder Approval and the Buyer Disinterested Stockholder Approval.

“Stock Issuance” means the issuance of shares of Amneal Class A Common Stock to the Sellers pursuant to Section 1.3(d).

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least fifty percent (50%) of the outstanding equity interests entitled to vote generally in the election of the board of directors or managers or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Tax” means any federal, state, local or non-U.S. income, gross receipts, property, sales, use, license, excise, franchise, employment, registration, net worth, capital gains, payroll, withholding, tax collection at source, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, minimum alternate tax, equalization levy, windfall profit, severance, production, social security, stamp or environmental tax, custom, duty, or other Taxes of any kind whatsoever (including any fee, surcharge, cess, assessment, levy or other charges in the nature of or in lieu of a tax), whether disputed or not, together with any interest, fine, penalty, addition to tax or additional amount imposed by any taxing authority of any Governmental Authority with respect thereto, including any tax assessed or levied in the capacity of a successor or an agent or a representative assessee under applicable laws.

“Tax Return” means any report, return, declaration, filing, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to Taxes.

“Third Party” means a Person other than Buyer, the Company, and their respective Affiliates.

“Transaction Expenses” means, without duplication, any unpaid fees, stamp duty, costs and expenses of the Company Group, the Seller Representative and/or the Sellers (that are incurred and not paid prior to the Closing) arising out of, or in connection with, (i) the negotiation, preparation, execution and performance of this Agreement or any other transaction document contemplated hereby or (ii) the transactions contemplated hereunder, in each case, including (A) any fees in respect of any legal, financial

Schedule A-18

advisory, consulting or other advisers, (B) any brokerage fees, finder’s fees or agent’s commission or similar charges, (C) any data room fees or expenses, (D) any payments, compensation or fees (whether bonus, transaction, retention, change-in-control or otherwise, and including any severance payments with a “single trigger” provision), in each case of this clause (D), owed by any member of the Company Group to any current or former Service Provider which arise as a result of or in connection with the consummation of the transactions contemplated by this Agreement (excluding any of the foregoing that are owed pursuant to any arrangement entered into with Buyer or any of its Affiliates or after the Closing) plus the employer portion of any payroll Taxes or employment Taxes in respect thereof, and (E) any Taxes (including the employer portion of any payroll or employment Taxes payable by any member of the Company Group) incurred by any member of the Company Group in connection with the payment of any of the amounts described in clauses (A) through (D). Notwithstanding the foregoing or anything contained in this Agreement to the contrary, none of the Retention Bonuses or any Taxes relating thereto shall be treated as a Transaction Expense.

“Trulicity” means the brand-name Biological Product with active ingredient dulaglutide on FDA BLA 12546 as approved by FDA as of the Closing Date and within five years thereafter.

“USCIS” means the U.S. Citizenship and Immigration Services and the rules and guidance promulgated thereunder.

“Value” means, with respect to determining if a First Tranche Milestone for a given Designated Product has been achieved, the fraction A/B expressed as a percentage, where A is the cumulative U.S. sales (over a twelve (12)-month period) of all Delivery Types for the Reference Product for such Designated Product that have Received Regulatory Approval, and B is the cumulative U.S. sales (over the same twelve (12)-month period) of all Delivery Types for the Reference Product for such Designated Product. Each of A and B shall be determined from data currently identified as “Sales $” as provided in the National Sales Perspective report by IQVIA in the commercially available SMART Syndicated Data Analytics—US Edition. If such data or report become no longer available, Buyer and the Seller Representative will confer and reasonably agree on a substitute that most closely corresponds thereto. The twelve (12)-month period shall be, for each Designated Product, the period ending on the last day of the month preceding the month in which the most recent Delivery Type has Received Regulatory Approval. By way of example with respect to the Abatacept Product, purely for illustrative purposes:

•

Assume that, on September 15, 2027, Delivery Types 1(a) and 1(b) Receive Regulatory Approval, and there have been no changes to the Delivery Types for such Reference Product specifically listed under the column “Delivery Types” in Schedule C.

•

Buyer will perform a calculation of “Value”, with the numerator (i.e., A) being cumulative U.S. sales of Delivery Types 1(a) and 1(b) over the twelve (12)-month period from September 1, 2026 through August 31, 2027 and the denominator (i.e., B) being cumulative U.S. sales of Delivery Types 1(a) through 1(e) over the same period.

•	If such calculation of “Value” results in a percentage that does not exceed 80%, the Milestone Event with respect to the Abatacept Product has not been achieved.

•

Next, assume that, on September 15, 2028, Delivery Types 1(c) and 1(d) Receive Regulatory Approval and there have been no changes to the Delivery Types for such for such Reference Product specifically listed under the column “Delivery Types” in Schedule C.

•

Buyer will promptly perform a calculation of “Value”, with the numerator (i.e., A) being cumulative U.S. sales of Delivery Types 1(a), 1(b), 1(c) and 1(d) over the twelve (12)-month period from September 1, 2027 through August 31, 2028 and the denominator (i.e., B) being cumulative U.S. sales of Delivery Types 1(a) through 1(e) over the same period.

•	If such calculation of “Value” results in a percentage exceeding 80%, the Milestone Event with respect to the Abatacept Product has been achieved.

Schedule A-19

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local, or non-U.S. law, regulation, or ordinance.

“Working Capital” means the result, whether positive or negative, of (a) the Current Assets of the Company Group minus (b) the Current Liabilities of the Company Group, in each case, as determined in accordance with the Accounting Principles. Working Capital shall be calculated without duplication of any amounts to the extent used in the calculation of the Closing Cash, the Closing Indebtedness, the Transaction Expenses or the Prepayment Adjustment.

“Working Capital Adjustment” means the result, whether positive or negative, of (i) the Working Capital as of the Effective Time (which may be a positive or negative number) (the “WC Effective Amount”) minus (ii) the Working Capital Target (which may be a positive or negative number); provided, however, that (x) if the Working Capital as of the Effective Time is between (and including) $0 and $4,000,000, the WC Effective Amount shall be deemed to be $2,000,000, (y) if the Working Capital as of the Effective Time is greater than $4,000,000, the WC Effective Amount shall be deemed to be equal to $2,000,000 plus the amount by which Working Capital as of the Effective Time exceeds $4,000,000, and (z) if the Working Capital as of the Effective Time is a negative number, the WC Effective Amount shall be deemed to be $2,000,000 plus such negative number. If the Working Capital Adjustment is negative, the absolute value of such amount shall be referred to herein as the “Working Capital Deficit.” If the Working Capital Adjustment is positive, then the value of such amount shall be referred to herein as the “Working Capital Surplus”. If the Estimated Working Capital Adjustment is a positive number, such number shall be referred to herein as the “Estimated Working Capital Surplus” and if the Estimated Working Capital Adjustment is a negative number, the absolute value of such amount shall be referred to herein as the “Estimated Working Capital Deficit”.

“Working Capital Target” means an amount, whether positive or negative, equal to (i) $2,000,000 plus (ii) the Operating Profit Adjustment Amount. For avoidance of doubt, positive Closing Operating Profit will result in a positive Operating Profit Adjustment Amount and will increase the Working Capital Target, negative Closing Operating Profit will result in a negative Operating Profit Adjustment Amount and will decrease the Working Capital Target.

“Xolair” means the brand-name Biological Product with active ingredient omalizumab on FDA BLA 103976 as approved by FDA as of the Closing Date and within five years thereafter.

For purposes of the Agreement and the Exhibits, Schedules and Disclosure Schedule thereto, the following capitalized terms shall have the meanings assigned below. Unless otherwise specified, section references in the table below are to Sections of the Agreement.

Defined Term	Section
2025 Audit Report	5.14(a)
2025 Audited Financial Statements	5.14(a)
2026 Audit Report	5.14(a)
2026 Audited Financial Statements	5.14(a)
2025 Quarterly Financial Period	5.14(a)
2025 Unaudited Financial Statements	3.5(a)
Access Limitations	5.8(a)
Acquired Membership Interests	Recitals
Acquisition Engagement	9.14
Acquisition Proposal	5.11
Adjustment Escrow Account	1.3(e)

Schedule A-20

Defined Term	Section
Adjustment Escrow Funds	1.3(e)
Affiliate Agreement	3.13(a)(vi)
Affiliate Arrangements	3.19(b)
Agreement	Preamble
Allocation Methodology	7.6
Allocation Schedule	1.5(a)(ii)
Allocation Statement	7.6
Annual Royalty Payment	1.4(b)(iv)(B)
Balance Sheet Date	3.4(a)
Business	Recitals
Business Data	3.9(b)
Buyer	Preamble
Buyer Adverse Recommendation Change	5.20(a)
Buyer Board	Recitals
Buyer Board Recommendation	2.2(c)
Buyer Conflicts Committee	Recitals
Buyer Conflicts Committee Recommendation	2.2(b)
Buyer Disinterested Stockholder Approval	2.2(a)
Buyer Disinterested Stockholders	2.2(a)
Buyer Intervening Event	5.20(c)
Buyer Meeting	5.19
Buyer Notice	5.20(b)
Buyer Notice Period	5.20(b)
Buyer Preferred Stock	2.9
Buyer SEC Documents	2.10
Buyer Stockholder Approval	2.2(a)
Closing	1.7
Closing Date	1.7
Closing Financials	1.5(b)(i)
Closing Statement	1.5(b)(i)
COBRA	3.12(k)
Collective Bargaining Agreement	3.12(g)
Company	Preamble
Company 401(k) Plan	5.12(d)
Company Certificate of Formation	Recitals
Company Group	Recitals
Company Legal Counsel	9.14
Company Indemnified Parties	5.7(a)
Company Released Parties	5.2
Confidential Information	5.4(c)
Confidentiality Agreement	5.8(d)
Consent	5.3(f)
Current Legal Counsel	9.14
Delivery Types	1.4(a)
Determination Date	1.5(c)
Disclosure Letters	9.16
Disputed Amounts	1.5(c)
DQE	5.23

Schedule A-21

Defined Term	Section
Effective Time	1.7
Employee Benefit Plan	3.12(i)
Employee List	3.12(a)
Employment Laws	3.12(c)
Equity Consideration	1.2
Escrow Agent	1.3(e)
Escrow Agreement	1.3(e)
Estimated Closing Cash	1.5(a)(i)
Estimated Closing Financials	1.5(a)(i)
Estimated Closing Indebtedness	1.5(a)(i)
Estimated Closing Operating Profit	1.5(a)(i)
Estimated Closing Statement	1.5(a)(i)
Estimated Free Cash Flow Adjustment	1.5(a)(i)
Estimated Operating Profit Adjustment	1.5(a)(i)
Estimated Prepayment Adjustment	1.5(a)(i)
Estimated Transaction Expenses	1.5(a)(i)
Estimated Working Capital	1.5(a)(i)
Excess Adjustment Amount	1.5(b)(ii)(B)
Exchange Act	2.4(c)
Excluded Arrangements	3.19(b)
Excluded Profits	1.4(b)(iv)
FDCA	1.4(a)
Fifth Anniversary	1.4(a)
Financial Statements	3.5(a)
First Tranche Milestones	1.4(a)
Flow of Funds Memorandum	1.5(a)(ii)
Forms 1065	7.4(a)
GIN	5.23
Go-Forward Financial Statements	5.14(b)
Go-Forward Unaudited Financial Statements	5.14(b)
Independent Accounting Firm	1.5(c)
Initial Cash Consideration	1.2
Insurance Policies	3.22
Interim Financial Period	5.14(b)
ISRA	5.23
ISRA Access Agreement	5.23
ISRA Property	5.23
ISRA Closing Deliverables	5.23
IP Agreement	3.8(b)
Leased Real Property	3.10(c)
LSRP	5.23
Material Contract	3.13(a)
Maximum Premium	5.7(b)
Milestone Event	1.4(a)
Milestone Payment	1.4(a)
NASDAQ	2.3(d)
NDA	1.4(a)
NJDEP	5.23

Schedule A-22

Defined Term	Section
Non-Business Records	5.8(b)
Non-Reimbursable Damages	8.4(e)
Notice of Disagreement	1.5(c)
Objection Deadline Date	1.5(c)
Outside Date	10.1(b)
Owned Real Property	3.10(b)
Owned Real Property Deed	3.10(b)
Pancrelipase Commercial Launch	1.4(a)
Party(ies)	Preamble
Pre-Closing Capex Budget	3.4(b)(xvii)
Pre-Closing Period	5.1(a)
Pre-Signing Reorganization	Recitals
Pre-Signing Reorganization Documents	Recitals
Property	3.10(a)
Proxy Statement	5.19
Purchase Price	1.2
Quarterly Royalty Payment	1.4(b)(iv)(A)
RAO	5.23
RCA Person	5.4(a)
Real Property Leases	3.10(c)
Receipt of Regulatory Approval	1.4(a)
Regulatory Permits	3.14(a)
Reorg Persons	Recitals
Remediation Certification	5.23
Representatives	3.6(d)
Restricted Period	5.4(a)
Retention Bonus Escrow Account	1.3(e)
Retention Bonus Escrow Funds	1.3(e)
Retained Employees	5.12(a)
Royalty Payment	1.4(b)
Royalty Period	1.4(b)(i)(B)
Royalty Period Report	1.4(b)(iii)
Royalty Quarter	1.4(b)(i)(C)
Royalty Quarter Report	1.4(b)(ii)
Royalty Term	1.4(b)(i)(A)
RW Policy	5.13
Sample Closing Statement	1.5(a)(i)
Sarbanes-Oxley Act	2.10
Second Tranche Milestone	1.4(a)
Securities Act	2.5
Security Breach	3.9(b)
Seller	Preamble
Seller Affiliated Persons	3.19(b)
Seller Indemnified Party	8.2(c)
Seller Representative	Preamble
Seller Pre-Closing Communications	9.14
Seller’s Releasing Parties	5.2
Service Provider	3.12(a)

Schedule A-23

Defined Term	Section
Shortfall Adjustment Amount	1.5(b)(ii)(A)
Specified Interest Rate	1.4(c)
Specified Parties	1.4(a)
S-3 Shelf	5.21(a)
Tax Contest	7.2
Transfer Taxes	7.3
U.S. DOJ	5.3(b)
U.S. FTC	5.3(b)

Schedule A-24

Exhibit B

(Form of Amendment to the Buyer Stockholders’ Agreement)

[Attached.]

Exhibit B-1

Execution Version

FIRST AMENDMENT TO THE THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

THIS FIRST AMENDMENT TO THE THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Amendment”), is entered into as of [•] [•], 2026 (the “Execution Date”), by and among Amneal Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Vikram Patel, in his capacity as the Amneal Group Representative (the “Amneal Group Representative”) and the other Persons set forth under the heading “New Amneal Group Members” on the signature pages hereto (the “New Amneal Group Members”).

WHEREAS, the Company and the Amneal Group Representative are party to that certain Third Amended and Restated Stockholders Agreement (the “Stockholders Agreement”), dated November 7, 2023, by and among the Company, Amneal Intermediate Inc., a Delaware corporation, Amneal Pharmaceuticals LLC, a Delaware limited liability company, and the other parties named therein;

WHEREAS, the Company and the Amneal Group Representative desire to amend the Stockholders Agreement in order to make certain changes to the definitions therein;

WHEREAS, pursuant to Section 7.9 of the Stockholders Agreement, the Stockholders Agreement may be amended by a written instrument signed by the Company and the Amneal Group Representative; provided, that any material amendment or modification of the Stockholders Agreement shall require the prior written consent of the Conflicts Committee;

WHEREAS, the Conflicts Committee has delivered prior written consent to this Amendment; and

WHEREAS, unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Stockholders Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby amend the Stockholders Agreement as follows:

1.

The definition of “Amneal Group” is hereby amended and restated in its entirety to mean, collectively, the Persons listed on Schedule A to this Amendment; provided, that the “Amneal Group” shall include any Person to whom shares of Company Common Stock are validly Transferred in accordance with Section 4.1(c) of the Stockholders Agreement after the Execution Date (provided, that such transferee shall, prior to any such Transfer, have agreed in a writing reasonably acceptable to the Company to be bound by the terms of the Stockholders Agreement as a party thereto in the position of an Amneal Group Member).

2.

The definition of “Amneal Group Member” is hereby amended and restated in its entirety to mean any of the Persons listed on Schedule A to this Amendment; provided, that any Person to whom shares of Company Common Stock are validly Transferred in accordance with Section 4.1(c) of the Stockholders Agreement after the Execution Date shall be deemed to be an “Amneal Group Member” (provided, that such transferee shall, prior to any such Transfer, have agreed in a writing reasonably acceptable to the Company to be bound by the terms of the Stockholders Agreement as a party thereto in the position of an Amneal Group Member).

3.

The Amneal Group Representative represents and warrants that (i) he is the current, duly authorized Amneal Group Representative, (ii) he, in his capacity as the Amneal Group Representative, has the authority to enter into this Amendment on behalf of each of the Amneal Group Members as of immediately prior to the Execution Time and, if executed by the Company, this Amendment will be binding on such Amneal Group Members, (iii) as of the Execution Time, each of the Persons listed on Schedule A to this Amendment beneficially owns outstanding shares of the Company Common Stock and (iv) as of the Execution Time, the Amneal Group (as such term is amended by this Amendment) collectively beneficially owns no less than ten percent (10%) of the outstanding shares of the Company Common Stock.

4.

The Company represents and warrants that (i) the Conflicts Committee has delivered prior written consent to this Amendment and (ii) the Company has all requisite corporate power and authority to execute and deliver this Agreement, and, if executed by the other parties hereto, this Amendment will be binding on the Company.

5.

The New Amneal Group Members hereby agree to comply with and be bound by all the terms of the Stockholders Agreement, as amended by this Amendment, as a party thereto in the position of an Amneal Group Member in the same capacity as if the New Amneal Group Members were original parties thereto in such capacity.

6.	All references in the Stockholders Agreement to “New York Stock Exchange” are hereby deleted and replaced with “Nasdaq Stock Market”.

7.	All references in the Stockholders Agreement to “NYSE” are hereby deleted and replaced with “Nasdaq”.

8.

For the avoidance of doubt, all shares of Company Common Stock that are issued to Amneal Group Members (as such term is amended by this Amendment) pursuant to the Membership Interest Purchase Agreement, dated as of [•] [•], 2026, by and among the Company, Kashiv BioSciences, LLC, and the other parties named therein (the “MIPA”) in connection with the Closing (as defined in the MIPA) shall be included in the number of shares of Company Common Stock beneficially owned by the Amneal Group for all purposes of the Stockholders Agreement (including, without limitation, for purposes of the application of the definition of Registrable Shares other than with respect to the first sentence of Section 5.1 of the Stockholders Agreement).

9.

All references in the Stockholders Agreement to the “Shelf Registration Statement” shall hereinafter include, in addition to the post-effective Amendment to the Registration Statement on Form S-3 (File No. 333-263225), the S-3 Shelf (as such term is defined in MIPA).

10.	The definition of the “Amneal Group Representative” is hereby amended by replacing “Padmesh Patel” with “Vikram Patel”.

11.	All references in the Stockholders Agreement to “Class A Common Stock” shall mean the Company Common Stock.

12.

Any shares of Company Common Stock that are registered and validly Transferred by Amneal Group Members pursuant to the S-3 Shelf (as defined in the MIPA), when effective under the Securities Act, shall be deemed to be Transferred pursuant to Section 4.1(b)(i)(A) of the Stockholders Agreement.

13.

On and after the Execution Date, each reference in the Stockholders Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Stockholders Agreement, shall mean and be a reference to the Stockholders Agreement as amended by this Amendment.

2

14.	Except as specifically amended by this Amendment, the Stockholders Agreement shall remain in full force and effect and is hereby ratified and confirmed.

15.

The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power, or remedy of any party under the Stockholders Agreement.

16.

The parties specifically understand and agree that the changes to the Stockholders Agreement by this Amendment are intended to alter certain provisions of the Stockholders Agreement, and that the matters set forth in this Amendment shall be controlling over those provisions of the Stockholders Agreement which they replace, which shall be treated as superseded.

17.

This Amendment may be executed by electronic signatures (such as Docusign) in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

18.	This Amendment shall become effective upon the Execution Date.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first written above.

AMNEAL PHARMACEUTICALS, INC.

By:
Name:
Title:

AMNEAL GROUP REPRESENTATIVE:

By:
Name: Vikram Patel

New Amneal Group Members

CKR INVESTMENTS, LLC

By:
Name:
Title:

CKR DYNASTY, LLC

By:
Name:
Title:

SHIVKAN HOLDINGS, LLC

By:
Name:
Title:

SHIVKAN DYNASTY, LLC

By:
Name:
Title:

[Signature Page to First Amendment to Third A&R Stockholders Agreement]

ROCK NOLA, LLC

By:
Name:
Title:

NP INVESTOR GROUP, LLC

By:
Name:
Title:

ARJUN TARSADIA TRUST

By:
Name:
Title:

GLI THREE, LLC

By:
Name:
Title:

CEPHEID CAPITAL, LLC

By:
Name:
Title:

ANANTYA CAPITAL, LLC

By:
Name:
Title:

5

Schedule A

(Amneal Group)1

Pre-Existing Amneal Group Members

1.	THE ANISH CHETAN PATEL GIFT TRUST

2.	THE MANSI CHETAN PATEL GIFT TRUST

3.	THE AMAN DIPAN PATEL GIFT TRUST

4.	THE BHAVIN NARENDRA PATEL GIFT TRUST

5.	THE CHINTU PATEL REVOCABLE TRUST

6.	THE CHIRAG PATEL REVOCABLE TRUST

7.	EDWARD G COSS FAMILY TRUST

8.	THE FALGUNI PATEL REVOCABLE TRUST

9.	THE GREENE FAMILY TRUST

10.	GREG & NOLA CASSERLY FAMILY TRUST

11.	THE LUCE FAMILY TRUST

12.	THE SUNIL PATEL FAMILY TRUST

13.	PADMESH M PATEL FAMILY TRUST

14.	AP-1 TRUST

15.	AP-2 TRUST

16.	AP-3 TRUST

17.	AP-5 TRUST

18.	AP-7 TRUST

19.	AP-9 TRUST

20.	DIPAN PATEL LIVING TRUST

21.	THE PRITI PATEL REVOCABLE TRUST

22.	PATEL FAMILY TRUST

23.	THE FALCON TRUST

24.	THE MAYUR PATEL LEGACY TRUST

25.	THE PUJA PATEL TRUST

26.	THE ISHANI PATEL TRUST

27.	THE NIAM PATEL TRUST

28.	TI SIE 2, LLC (successor in interest to Tushar Patel Family Trust)

1 Note to Draft: Schedule to be revised prior to Closing (as defined under the MIPA), as necessary, to reflect any assignments by any Seller (as defined under the MIPA) of such Seller’s right to receive the Company Common Stock as permitted under Section 9.8 of the MIPA.

29.	THE T-TWELVE LEGACY TRUST

30.	B.U. PATEL FAMILY TRUST

31.	GAUTAM PATEL

32.	VIKRAM PATEL

33.	KANU PATEL

34.	TEJASH AND SUNITA PATEL FAMILY TRUST

New Amneal Group Members

35.	CKR INVESTMENTS, LLC

36.	CKR DYNASTY, LLC

37.	SHIVKAN HOLDINGS, LLC

38.	SHIVKAN DYNASTY, LLC

39.	ROCK NOLA, LLC

40.	NP INVESTOR GROUP, LLC

41.	ARJUN TARSADIA TRUST

42.	GLI THREE, LLC

43.	CEPHEID CAPITAL, LLC

44.	ANANTYA CAPITAL, LLC

7